Exhibit 10.1

Execution Version

BROADWAY 340 MADISON OPERATOR LLC,

as Landlord

TO

NATIONAL FINANCIAL PARTNERS CORP.,

as Tenant

Lease

Dated as of September 4, 2007

- i -

5.06. Eligible Subtenant; Non-Disturbance	50

ARTICLE 6. Subordination; Default; Indemnity	52

6.01. Subordination and Mortgagee Consent	52
6.02. Estoppel Certificate	54
6.03. Default	54
6.04. Re-entry by Landlord	55
6.05. Damages	56
6.06. Other Remedies	57
6.07. Right to Injunction	57
6.08. Certain Waivers	57
6.09. No Waiver	57
6.10. Holding Over	58
6.11. Attorneys’ Fees	59
6.12. Nonliability and Indemnification	59

ARTICLE 7. Insurance; Casualty; Condemnation	60

7.01. Compliance with Insurance Standards	60
7.02. Tenant’s Insurance	60
7.03. Subrogation Waiver	61
7.04. Condemnation	62
7.05. Casualty	63
7.06. Landlord Insurance	66

ARTICLE 8. Initial Improvements	66

8.01. Landlord’s Work	66
8.02. Tenant Delay	66
8.03. Hazardous Materials	67

ARTICLE 9. Miscellaneous Provisions	68

9.01. Notice	68
9.02. Building Rules and Regulations	69
9.03. Severability	69
9.04. Certain Definitions	69
9.05. Quiet Enjoyment	69
9.06. Limitation of Landlord’s Personal Liability	69
9.07. Counterclaims	70
9.08. Survival	70
9.09. Certain Remedies	70
9.10. No Offer	71
9.11. Captions; Construction	71
9.12. Amendments	71
9.13. Broker	71
9.14. Merger	71

- ii -

9.15. Successors	71
9.16. Applicable Law	72
9.17. No Development Rights	72
9.18. Signage	72
9.19. Communications Equipment	72
9.20. Building Directory	74
9.21. Building Signage	74
9.22. Generator	75
9.23. Terrace	77

ARTICLE 10. Renewal Right	79

10.01. Renewal Right	79
10.02. Renewal Rent and Other Terms	80

ARTICLE 11. Right of First Offer; Additional Space	83

11.01. Right of First Offer	83
11.02. Additional Space	86

ARTICLE 12. Landlord Contribution	88

12.01. Landlord Contribution	88

EXHIBITS

A	Description of Land
B	Floor Plans of Premises
C	Landlord’s Work
D	HVAC Specifications
E	Building Service Charge Rates
F	Cleaning Specifications
G	Security Specifications
H	Alteration Rules and Regulations
I	Building Rules and Regulations
J	Approved Contractors
K	Exterior Signage
L	Generator Specifications
M	Floor Plan of the Additional Space

- iii -

INDEX OF DEFINED TERMS

Definition	Where Defined
19th Floor Premises	Section 1.01
20th Floor Premises	Section 1.01
21st Floor Premises	Section 1.01
AAA	Section 2.04(k)(ii)
Abatement Period	Section 2.02(b)
AC Units	Section 3.01(a)(i)
ACM	Section 8.03(b)
ADA	Section 4.05(c)
Additional Charges	Section 2.01(a)
Additional Space	Section 11.02(a)
Additional Space Anticipated Inclusion Date	Section 11.02(b)
Additional Space Factor	Section 11.02(a)(iv)
Additional Space Inclusion Date	Section 11.02(b)
Additional Space Inclusion Notice	Section 11.02(b)
Affiliate	Section 5.01(c)
air-conditioning	Section 3.01(a)(i)
Alterations	Section 4.01(a)
Annual Rent	Section 10.02(b)
Approved Contractors	Section 4.01(e)
Arbiter	Section 2.04(k)(ii)
Assignee	Section 5.01(a)
Assignment	Section 5.01(a)
Assignment Consideration	Section 5.05(b)
Attornment Event	Section 5.06(a)
Available	Section 11.01(a)
Base Operating Amount	Section 2.04(a)
Base Operating Year	Section 2.04(b)
Base Tax Amount	Section 2.03(a)
BID Taxes	Section 2.03(a)
Broker	Section 9.13
Building	Recitals
Building Department	Section 12.01(a)(ii)
Building Rules and Regulations	Section 9.02
Building Standard Cleaning Services	Section 3.01(a)(vi)
Business Days	Section 3.01(d)
Business Hours	Section 3.01(d)
Casualty	Section 7.05(a)
Commencement Date	Section 1.02
Communications Equipment	Section 9.19(a)
Comparison Terms	Section 11.01(i)
control	Section 5.01(c)
Curing Party	Section 4.07
Damage Termination Notice	Section 7.05(d)(i)

- iv -

Data Center	Section 3.01(a)(vi)
Decorative Work	Section 4.01(a)
Desk Space User	Section 5.01(d)
Direct Damages	Section 6.10
Dispute Period	Section 10.02(e)
Documentation	Section 12.01(a)(ii)
Dry Cooler	Section 9.22(f)(i)
Dry Cooler Installation Work	Section 9.22(f)(i)
Dry Cooler Maintenance Obligation	Section 9.22(f)(ii)
EBITDA	Section 4.01(d)
Electric Charge	Section 2.06(b)
Electric Rate	Section 2.06(b)
Electrical Closets	Section 3.01(a)(v)
Eligible Offer Space	Section 11.01(a)
Eligible Sublease	Section 5.06(b)(i)
Eligible Subtenant	Section 5.06(a)
Environmental Laws	Section 8.03(a)
Estimated Date	Section 7.05(d)(i)
Existing HVAC Equipment	Section 3.01(f)(i)
Expiration Date	Section 1.02
Exterior Signage	Section 9.21(a)
Fair Market Determinations	Section 10.02(e)(ii)
Fair Market Rent	Section 10.02(b)
First Class Office Buildings	Section 2.04(d)
First Termination Notice	Section 1.03(b)
Fitness Center	Section 1.06
Fixed Rent	Section 2.02(a)
Fixtures	Section 4.02(a)
Force Majeure	Section 7.05(d)
GAAP	Section 2.04(d)
Generator	Section 9.22(a)
Hazardous Materials	Section 8.03(a)
Heating Season	Section 3.01(a)(i)
Holdover Percentage	Section 6.10(a)
Holidays	Section 3.01(d)
Indemnified Party	Section 6.12(b)
Initial Appraiser Meeting	Section 10.02(e)(iii)
Initial Appraisers	Section 10.02(e)(i)
Interest Rate	Section 4.07
Internal Staircase	Section 4.10
Land	Recitals
Landlord	Section 9.04(a). Preamble
Landlord Contribution	Section 12.01(a)
Landlord Services	Section 3.01(a)
Landlord’s Additional Work	Section 8.01 and Exhibit C
Landlord’s Determination	Section 10.02(c)

- v -

Landlord’s Fair Market Determination	Section 10.02(e)(ii)
Landlord’s Initial Work	Section 8.01 and Exhibit C
Landlord’s Non-Disturbance Agreement	Section 5.06(a)
Landlord’s Offer Space Determination	Section 11.01(b)
Landlord’s Repair Notice	Section 7.05(d)(i)
Landlord’s Share	Section 5.05(a)
Landlord’s Statement	Section 2.04(c)
Landlord’s Work	Section 8.01 and Exhibit C
Laws	Section 4.05(a)
Lobby	Section 9.21(a)
Material Alteration	Section 4.01(a)
Maximum Tonnage	Section 3.01(f)(i)
Messenger Center Services	Exhibit G
Minimum Prior Notice	Section 11.02(b)
Mortgagee Consent	Section 6.01(d)
Mortgagee Consent Receipt Date	Section 6.01(d)
Net Effective Rent	Section 11.01(i)
New Tenant	Section 6.10(a)
Non-Building Standard Cleaning Services	Section 3.01(a)(vi)
Occupancy Date	Section 11.02(b)
Offer Acceptance Notice	Section 11.01(c)
Offer Notice	Section 11.01(b)
Offer Period	Section 11.01(a)
Offer Space	Section 11.01(b)
Offer Space Fair Market Rent	Section 11.01(a)
Offer Space Inclusion Date	Section 11.01(d)
Offer Space Option	Section 11.01(c)
Offer Space Scheduled Date	Section 11.01(b)
Operating Expenses	Section 2.04(d)
Operating Payment	Section 2.04(g)
Operating Year	Section 2.04(e)
Other Sublease Consideration	Section 5.05(a)
Outside Repair Date	Section 7.05(d)(i)
Premises	Section 1.01
Premises RSF	Section 2.01(b)
Prime Rate	Section 2.03(e)
Prohibited Person	Section 4.01(e)
Project	Recitals
Punch-List Items	Section 8.01
Raised Flooring Threshold	Section 4.02(e)
Recapture Premises	Section 5.02(f)
Recapture Sublease	Section 5.02(f)
Recapture Subtenant	Section 5.02(f)
Records	Section 2.04(k)(i)
Reference Period	Section 4.01(d)
Renewal Notice	Section 10.01(b)

- vi -

Renewal Option	Section 10.01(a)
Renewal Premises	Section 10.01(b)
Renewal Term	Section 10.01(a)
Rent	Section 2.01(c)
Rent Commencement Date	Section 2.02(b)
Rent Notice	Section 10.02(c)
Rental Value	Section 10.02(b)
Reserved Maximum Tonnage Outside Date	Section 3.01(f)(i)
Restoration Work	Section 4.02(d)
RSF	Section 1.01
S/H Notice	Section 4.08
Second S/H Notice	Section 4.08)
Second Termination Notice	Section 1.03(c)
Signage Threshold	Section 9.21(a)
Slab Removal Work	Section 4.11
Special Lease Rights	Section 5.06(b)(ii)
Specialty Installations	Section 4.02(d)
Sublease	Section 5.01(a)
Sublessee	Section 5.01(a)
Substantial Casualty	Section 7.05(d)(i)
Successor Landlord	Section 6.01(a)
Sufficient Worth	Section 4.01(d)
Superior Lease	Section 6.01(a)
Superior Lessor	Section 6.01(a)
Superior Mortgage	Section 6.01(a)
Superior Mortgagee	Section 6.01(a)
Supplemental Cleaning Services	Section 3.01(a)(vi)
Supplemental Condenser Water	Section 3.01(f)(ii)
Tax Payment	Section 2.03(e)
Tax Statement	Section 2.03(e)
Tax Year	Section 2.03(c)
Taxes	Section 2.03(b)
Temporary Taking	Section 7.04(c)
Tenant	Preamble
Tenant Delay	Section 8.02
Tenant Named Herein	Section 4.01(d)
Tenant’s Basic Cost	Section 5.05(a)
Tenant’s Determination	Section 10.02(c)
Tenant’s Fair Market Determination	Section 10.02(e)(ii)
Tenant’s Improvements and Betterments	Section 4.02(a)
Tenant’s Initial Alterations	Section 12.01(b)
Tenant’s Notice	Section 10.02(c)
Tenant’s Offer Notice	Section 5.02(a)
Tenant’s Offer Space Notice	Section 11.01(e)
Tenant’s Operating Share	Section 2.04(f)
Tenant’s Property	Section 4.02(b)

- vii -

Tenant’s Statement	Section 2.04(k)(ii)
Tenant’s Supplemental HVAC Equipment	Section 3.01(f)(i)
Tenant’s Tax Share	Section 2.03(d)
Term	Section 1.02
Terrace Area	Section 9.23(a)
Third Appraiser	Section 10.02(e)(v)
Transfer Notice	Section 5.03(a)
Underletting Sublease	Section 5.04(e)
untenantable	Section 7.05(d)

- viii -

LEASE, dated as of September 4, 2007, between BROADWAY 340 MADISON OPERATOR LLC (“Landlord”), a Delaware limited liability company whose address is c/o Broadway Partners, 375 Park Avenue, Suite 2107, New York, New York 10152, and NATIONAL FINANCIAL PARTNERS CORP. (“Tenant”), a Delaware corporation, whose address is 787 Seventh Avenue, New York, New York 10019 prior to the date that Tenant first occupies the Premises for the conduct of business, and thereafter Tenant’s address shall be that of the Building.

WITNESSETH:

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord, on the terms hereinafter set forth, certain space in the office building (the “Building”) located on that certain parcel of land more particularly described on Exhibit A annexed hereto and commonly known as 340 Madison Avenue, New York, New York (the “Land”; the Land and the Building and all plazas, sidewalks and curbs adjacent thereto are collectively called the “Project”).

NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1.

PREMISES; TERM; USE

1.01. Demise. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this Lease, the entire rentable area of the 19th and 20th floors and a portion of the rentable area of the 21st floor of the Building designated as “Suite A,” all of which are substantially as shown hatched on the plans annexed as Exhibit B (each hereinafter referred to as the “19th Floor Premises”, the “20th Floor Premises” and the “21st Floor Premises”, respectively, and collectively, the “Premises”). In addition, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, subject to the Building Rules and Regulations and the other applicable provisions of this Lease, (a) the public areas of the Building, including, without limitation, the common lobbies, corridors, stairways, elevators and loading docks of the Building for their intended uses and (b) if the Premises includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor for their intended uses. Landlord and Tenant acknowledge and agree that the Premises shall conclusively be deemed to contain 89,559 rentable square feet (“RSF”) as of the date of this Lease, which is comprised of 36,585 RSF in the 19th Floor Premises, 31,450 RSF in the 20th Floor Premises and 21,524 RSF in the 21st Floor Premises, but the foregoing shall not be construed as a representation by Landlord as to the actual size of the Premises.

1.02. Term. The term of this Lease (the “Term”) shall commence on the Commencement Date and shall end, unless sooner terminated as herein provided, at 11:59 p.m. on the last day of the calendar month in which occurs the fifteenth (15th) year anniversary of the day preceding the Rent Commencement Date (such date, as the same may be extended pursuant to Article 10, is called the “Expiration Date”). For purposes of this Lease, the “Commencement Date” means the earlier to occur of (a) the date on which Landlord tenders vacant possession of the Premises, free and clear of any Leases or other possession rights, to Tenant with Landlord’s Initial Work substantially completed and (b) the date Tenant takes possession of any part of the Premises for the performance of Alterations (including, without limitation, Tenant’s Initial Alterations) or for any other reason (other than mere measurement or surveying). Landlord’s Initial Work shall be deemed to have been substantially completed on the date on which Landlord’s Initial Work has been substantially completed, other than (a) Punch-List Items and (b) any part of Landlord’s Initial Work that is not completed due solely to Tenant Delay; provided that Landlord shall complete said Punch-List Items in accordance with Section 8.01.

1.03. Inability to Deliver. (a) Except as may be caused by Force Majeure or Tenant Delay, (i) if the Commencement Date shall have failed to occur by Thursday, November 15, 2007, and Tenant is not then in possession of any portion of the Premises, then, for each day of such actual delay from Friday, November 16, 2007 until the occurrence of the Commencement Date, the Abatement Period shall be extended by one (1) additional day (i.e., in addition to the day of abatement by virtue of the non-occurrence of the Commencement Date) for each such day.

(b) Except as may be caused by Force Majeure or Tenant Delay, if the Commencement Date shall not have occurred on or before Monday, March 17, 2008, then Tenant shall have the right to terminate this Lease, by notice to Landlord (the “First Termination Notice” ) given no earlier than March 17, 2008 and no later than March 31, 2008. Such termination will be effective on the fifteenth (15th) Business Day after Landlord’s receipt of the First Termination Notice, and thereupon neither Landlord nor Tenant shall have any liability to the other hereunder other than under any provisions that expressly survive such termination. In the event this Lease is so terminated, then Landlord shall promptly after such termination refund to Tenant the first full monthly installment of Fixed Rent previously delivered to Landlord. TIME SHALL BE OF THE ESSENCE as to the giving of the First Termination Notice pursuant to this Section 1.03(b). Notwithstanding anything to the contrary contained herein, if the Commencement Date occurs prior to the fifteenth (15th) Business Day after Landlord’s receipt of the First Termination Notice, then the First Termination Notice shall be void and of no force and effect. If Tenant waives or is deemed to have waived the right to terminate this Lease under this clause (b) due to its failure to timely deliver the First Termination Notice as aforesaid, then this Lease shall continue in full force and effect.

(c) Except as may be caused by Force Majeure or Tenant Delay, if the Commencement Date shall not have occurred on or before May 17, 2008, then Tenant shall again have the right to terminate this Lease, by notice to Landlord (the “Second Termination Notice”) given no earlier than May 17, 2008 and no later than May 31, 2008. Such termination will be effective on the fifteenth (15th) Business Day after Landlord’s receipt of the Second Termination Notice, and thereupon neither Landlord nor Tenant shall have any liability to the other hereunder other than under any provisions that expressly survive such termination. In the event this Lease is so terminated, then Landlord shall promptly after such termination refund to Tenant the first full monthly installment of Fixed Rent previously delivered to Landlord. TIME SHALL BE OF THE ESSENCE as to the giving of the Second Termination Notice pursuant to this Section 1.03(c). Notwithstanding anything to the contrary contained herein, if the Commencement Date occurs prior to the fifteenth (15th) Business Day after Landlord’s receipt of the Second Termination Notice, then the Second Termination Notice shall be void and of no force and effect. If Tenant waives or is deemed to have waived the right to terminate this Lease under this clause (c) due to its failure to timely deliver the Second Termination Notice as aforesaid, then this Lease shall continue in full force and effect.

(d) The right of Tenant to terminate this Lease under Sections 1.03(b) and 1.03(c), subject to Landlord’s right to cure in each instance as more particularly described therein, shall continue in sixty (60) day increments commencing on May 17, 2008 until either the Commencement Date occurs or Tenant has sent a timely termination notice, whichever occurs earlier.

(e) Subject to the terms and provisions of this Lease, including this Section 1.03(e), Landlord shall use commercially reasonable efforts to cause the Commencement Date to occur on or before Monday, October 15, 2007. Except as otherwise provided in this Section 1.03, if for any reason Landlord shall be unable to deliver possession of the Premises to Tenant on any date specified in this Lease for such delivery, Landlord shall have no liability to Tenant therefor, Tenant shall have no right or remedy against Landlord, and the validity of this Lease shall not be impaired, nor shall the Term be extended, by reason thereof. In the event the Commencement Date shall not have occurred on or before Thursday, May 15, 2008 after Landlord’s commercially reasonable efforts to cause the Commencement Date to occur as contemplated under this Lease, then Landlord may deliver to Tenant a lease termination notice, in which event this Lease shall immediately terminate and neither Landlord nor Tenant shall have any liability to the other under this Lease other than under any provisions that expressly survive such termination. In the event this Lease is so terminated, then Landlord shall promptly after such termination refund to Tenant the first full monthly installment of Fixed Rent previously delivered to Landlord.

(f) This Section 1.03 shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

1.04. Use. The Premises shall be used and occupied by Tenant (and its permitted subtenants and Desk Space Users) solely as general, executive and administrative offices, trading (pursuant to Section 1.05(b) below) and such other lawful uses that are incidental thereto and are in keeping with the character, reputation and appearance of a first-class office building, and for no other purpose; provided, that in no event shall the Premises be used for any of the following: (a) a banking, trust company, or safe deposit business whose business involves off-the-street retail customers, (b) a savings bank, a savings and loan association, or a loan company whose business involves off-the-street retail customers, (c) the sale of travelers’ checks and/or foreign exchange, (d) a stock brokerage office whose business involves off-the-street retail customers, (e) subject to Section 1.05(a) below, a restaurant, bar or for the sale of food or beverages, (f) photographic reproductions and/or offset printing (except for use thereof in connection with Tenant’s or any permitted subtenant’s business), (g) an employment or travel agency or airline ticket counter, (h) a school or classroom (except for the training of Tenant’s or any subtenant’s employees), (i) medical, dental or psychiatric offices (it being understood that, subject to applicable Laws, Tenant may use or may permit the use of the Premises for certain diagnostic services in connection with health programs conducted from time to time for the benefit of Tenant’s employees), (j) conduct of an auction, (k) gambling activities, (l) conduct of obscene, pornographic or similar disreputable activities, (m) offices of an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (n) offices of any charitable, religious, union or other not-for-profit organization, or (o) offices of any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto. The Premises shall not be used for any purpose which would impair the first-class character and reputation of the Building, create unreasonable or excessive elevator usage or floor loads, or unreasonably impair or interfere with any of the Building operations or the proper and economic heating, ventilation, air-conditioning, cleaning or other servicing of the Building, constitute a public or private nuisance, interfere with or disturb, beyond a de minimis extent, any other tenant or Landlord, or impair the appearance of the Building.

1.05. Additional Uses.

As an incident to the uses permitted pursuant to Section 1.04 above, portions of the Premises may be used for the following specific purposes:

(a) one or more pantries (with vending machines for the sale of food, confections, beverages and other similar convenience items to employees and guests of Tenant);

(b) a trading floor, provided, however, that notwithstanding anything to the contrary contained herein, Tenant shall be required to remove upon the expiration of the Term or earlier termination of this Lease any raised flooring and shall restore the Premises as provided in Section 4.02(e) hereof;

(c) facilities for Tenant’s computer and communications equipment, provided, however, that notwithstanding anything to the contrary contained herein, Tenant shall be required to remove upon the expiration of the Term or earlier termination of this Lease any raised flooring and shall restore the Premises as provided in Section 4.02(e) hereof;

(d) a library;

(e) conference or meeting rooms;

(f) a Fitness Center, subject to Section 1.06 below;

(g) an executive lavatory and shower facility, which shall be part of the Fitness Center and shall in no event exceed five hundred (500) RSF of the Premises, in the aggregate;

(h) educational or training rooms in connection with Tenant’s training program; and

(i) facilities for the storage of Tenant’s files and supplies, provided that Tenant shall provide reinforcement of the floor as Landlord shall reasonably require.

1.06. Fitness Center. Any fitness center facility permitted to be operated in the Premises (the “Fitness Center”) shall not (a) be located in any portion of the Premises which is a partial floor (i.e., where Tenant does not lease the balance of the floor on which such portion of the Premises is located) or (b) exceed fifteen thousand (15,000) RSF of the Premises, in the aggregate. The Fitness Center may only be used by employees and personnel of Tenant, its Affiliates and any Desk Space Users, permitted subtenants and licensees ordinarily working in the Building (and with respect to Tenant’s (or its Affiliate’s) employees only, visiting the Premises from another location); provided, in no event shall the Fitness Center be held open for use by the general public. Tenant specifically agrees to perform or have performed on its behalf and its own expense all prudent and necessary analysis and work to ensure that the Fitness Center (including, without limitation, all weight machines, treadmills and other equipment) is designed and constructed (i) such that the use, operation and maintenance thereof does not result in any noise (beyond normal office use) that can be heard outside the Premises or any vibrations that can be felt outside the Premises, (ii) to be properly integrated into and not have any adverse impact upon, the structure of the Building and its harmonics, (iii) not to have any adverse impact upon any area of the Building outside the Premises, including, without limitation, the common areas or other facilities, space demised to any other tenant or occupant and space controlled by Landlord, and (iv) so as not to have any adverse impact upon the business of any other tenant or occupant of the Building or Landlord. Notwithstanding Tenant’s compliance with the foregoing and with the other provisions of this Lease, Landlord shall have the right to require Tenant to immediately discontinue use of the Fitness Center upon notice from Landlord of a complaint by any other tenant or occupant of the Building of interference or adverse impact caused by such exercise facilities if Landlord reasonably believes such complaint arises from a condition violative of the immediately preceding sentence until such time as Tenant rectifies the cause of and eliminates such interference or adverse impact to the reasonable satisfaction of Landlord. Notwithstanding the foregoing, Tenant shall have the right to continue using the Fitness Center so long as Tenant takes immediate action to cure (and in fact cures to the reasonable satisfaction of Landlord) such interference or impact.

ARTICLE 2.

RENT

2.01. Rent and Additional Charges. (a) “Additional Charges” means Tax Payments, Operating Payments, Electric Charge and all other sums of money, other than Fixed Rent, at any time payable by Tenant under this Lease, all of which Additional Charges shall be deemed to be rent.

(b) “Premises RSF” means the entire RSF of the Premises from time to time, as the same may be increased as additional space becomes part of the Premises pursuant to the terms of this Lease. The Premises RSF shall be determined by adding the deemed RSF of the various spaces comprising the Premises as set forth in this Lease.

(c) “Rent” shall mean Fixed Rent and Additional Charges.

2.02. Fixed Rent. (a) The fixed rent (“Fixed Rent”) shall be as follows:

(i) for the period commencing on the Commencement Date (subject to Section 2.02(b) hereof) and ending on the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date, at the annual rate of Seven Million Five Hundred Twenty-Two Thousand Nine Hundred Fifty-Six and 00/100 Dollars ($7,522,956.00), payable in twelve (12) equal monthly installments of Six Hundred Twenty-Six Thousand Nine Hundred Thirteen and 00/100 Dollars ($626,913.00);

(ii) for the period commencing on the fifth (5th) anniversary of the Rent Commencement Date and ending on the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date, at the annual rate of Seven Million Nine Hundred Seventy Thousand Seven Hundred Fifty-One and 00/100 Dollars ($7,970,751.00), payable in twelve (12) equal monthly installments of Six Hundred Sixty-Four Thousand Two Hundred Twenty-Nine and 25/100 Dollars ($664,229.25); and

(iii) for the period commencing on the tenth (10th) anniversary of the Rent Commencement Date and ending on the Expiration Date, at the annual rate of Eight Million Four Hundred Eighteen Thousand Five Hundred Forty-Six and 00/100 Dollars ($8,418,546.00), payable in twelve (12) equal monthly installments of Seven Hundred One Thousand Five Hundred Forty-Five and 50/100 Dollars ($701,545.50).

Fixed Rent shall be payable by Tenant in equal monthly installments in advance on the Commencement Date (subject to Section 2.02(b) hereof) and on the first day of each calendar month thereafter; provided, that Tenant shall pay, upon the execution and delivery of this Lease by Tenant, the first full monthly installment of Fixed Rent.

(b) Notwithstanding anything to the contrary contained in this Lease, provided that Tenant shall not then be in default under any of the terms, covenants and conditions contained in this Lease beyond the expiration of any applicable notice and/or cure period, Tenant shall be entitled to an abatement of the Fixed Rent, Tax Payments and Operating Payments payable for the period (the “Abatement Period”) from the Commencement Date to (but not including) the date occurring in the tenth (10th) month after the Commencement Date which is the same numerical date in the month as the Commencement Date, except that if no same numerical date shall exist in such tenth (10th) month, the last day of such tenth (10th) month, as such date may be extended in accordance with the provisions of Section 1.03(a) above (the “Rent Commencement Date”); provided, that (i) the Rent Commencement Date shall not occur prior to August 15, 2008, so long as during such Abatement Period Tenant shall not then be in default under any of the terms, covenants and conditions contained in this Lease beyond the expiration of any applicable notice and/or cure period and (ii) during such Abatement Period, Tenant shall not be relieved of its obligation to pay the Electric Charge applicable to such Abatement Period as determined in accordance with the provisions of Section 2.06, plus any Additional Charges (other than the Tax Payments and Operating Payments) accrued during such Abatement Period.

2.03. Tax Payments. (a) “Base Tax Amount” means the sum of (i) one-half of the Taxes (excluding any BID Taxes) for the Tax Year commencing on July 1, 2006 and ending on June 30, 2007 and (ii) one-half of the Taxes (excluding any BID Taxes) for the Tax Year commencing on July 1, 2007 and ending on June 30, 2008; provided, however, if the Commencement Date has not occurred by March 1, 2008 (for any reason other than Tenant

Delay or Force Majeure, in which event such date shall be extended as provided below), then, the Base Tax Amount shall mean the sum of (i) one-half of the Taxes (excluding any BID Taxes) for the Tax Year commencing on July 1, 2007 and ending on June 30, 2008 and (ii) one-half of the Taxes (excluding any BID Taxes) for the Tax Year commencing on July 1, 2008 and ending on June 30, 2009. Solely for the purposes of this definition of Base Tax Amount, if the Commencement Date is delayed due to Tenant Delay or Force Majeure, then such March 1, 2008 date shall (A) be extended on a day for day basis for each day of Tenant Delay and (B) (x) be extended on a day for day basis for each of the first ninety (90) days that the Commencement Date does not occur as a result of Force Majeure, and (y) be extended on a one-half day for day basis for each day of Force Majeure thereafter; it being agreed, however, that any such extension pursuant to clauses (A) and (B) is not intended to be cumulative (nor double counted), and that if more than one Tenant Delay and/or Force Majeure occur simultaneously, then to the extent of such simultaneous occurrence such delays (whether caused by Tenant Delay, by Force Majeure or both) shall be deemed to run concurrently and not consecutively and, in the event of a simultaneous occurrence of Tenant Delay and Force Majeure, the delay shall be deemed to be Tenant Delay and not Force Majeure (i.e., extended on a day for day basis for each day of Tenant Delay and/or Force Majeure delay). “BID Taxes” means any taxes, assessments or charges imposed upon or against the Project, Landlord or the owner of the Project solely with respect to any business improvement district.

(b) “Taxes” means (i) the real estate taxes, vault taxes, assessments and special assessments levied, assessed or imposed upon or with respect to the Project by any federal, state, municipal or other government or governmental body or authority, including, without limitation, any BID Taxes, (ii) all taxes assessed or imposed with respect to the rentals payable under this Lease other than general income and gross receipts taxes; provided, that any such tax shall exclude Commercial Rent or Occupancy Taxes imposed pursuant to Title 11, Chapter 7 of the New York City Administrative Code so long as such tax is required to be paid by tenants directly to the taxing authority and (iii) any reasonable out-of-pocket expenses (including, without limitation, attorneys’ fees and disbursements) actually incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Project, which expenses shall be allocated to the Tax Year to which such expenses relate. If at any time the method of taxation shall be altered so that in lieu of or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other additional or substitute tax, assessment, levy, imposition, fee or charge, including, without limitation, business improvement district and transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in “Taxes.” If the owner, or lessee under a Superior Lease, of all or any part of the Building and/or the Land is an entity exempt from the payment of taxes described in clauses (i) and (ii), there shall be included in “Taxes” the taxes described in clauses (i) and (ii) which would be so levied, assessed or imposed if such owner or lessee were not so exempt and such taxes shall be deemed to have been paid by Landlord on the dates on which such taxes otherwise would have been payable if such owner or lessee were not so exempt. Except as permitted in this Section 2.03(b), “Taxes” shall not include any franchise, capital stock, transfer tax, unincorporated business tax, inheritance, estate, succession, net income, gift tax, gross receipts, capital levy, late payment charges or penalties assessed against Landlord or any costs associated with contesting taxes (except as may expressly be provided above). With respect to any allowable special assessments for Taxes which may be evidenced by improvement or other bonds, or may be paid in installments, only the amount of such installment (with appropriate proration for any partial calendar year), based upon the maximum period of time over which such installment may be paid pursuant to applicable law and which also actually becomes due and payable during the applicable calendar year, shall be included in Tenant’s annual pro rata portion of the Taxes applicable to the Premises. In the event that there is any abatement or deferral of Taxes payable in any Tax Year (including the Base Tax Year) as a result of the provisions of the Industrial Commercial and Incentive Program, then for purposes of computing Taxes for such Tax Year (including the Base Tax Year), Taxes shall not be reduced by the amount of such abatement or deferral, but shall be the Taxes which would have been payable as if such abatement or deferral were not in effect.

(c) “Tax Year” means each period of 12 months, commencing on the first day of July of each such period, in which occurs any part of the Term, or such other period of 12 months occurring during the Term as hereafter may be adopted as the fiscal year for real estate tax purposes of the City of New York.

(d) “Tenant’s Tax Share” means 12.11%, which has been computed on the basis of a fraction, the numerator of which is the agreed RSF contained in the Premises as set forth below and the denominator of which is the agreed RSF contained in the Building as set forth below. The parties agree that the rentable square foot area of the Premises shall be deemed to be 89,559 RSF and that the agreed rentable square foot area of the Building for purposes of computing Tenant’s Tax Share shall be deemed to be 739,553 RSF.

(e) (i) If Taxes for any Tax Year, including the Tax Year in which the Commencement Date occurs, shall exceed the Base Tax Amount, commencing on January 1, 2008 (or January 1, 2009 if, pursuant to Section 2.03(a), the Commencement Date has not occurred by March 1, 2008 for any reason other than Tenant Delay or Force Majeure and the Base Tax Amount definition is modified as provided therein), Tenant shall pay to Landlord (each, a “Tax Payment”) Tenant’s Tax Share of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount. The Tax Payment for each Tax Year shall be due and payable in installments in the same manner that Taxes for such Tax Year are due and payable by Landlord, whether to the City of New York, to a Superior Lessor, Superior Mortgagee or otherwise. Tenant shall pay Tenant’s Tax Share of each such installment within thirty (30) days after the rendering of a statement therefor by Landlord to Tenant (each, a “Tax Statement”), which statement may be rendered so as to require Tenant’s Tax Share of Taxes to be paid by Tenant thirty (30) days prior to the date such Taxes first become due. The statement to be rendered by Landlord shall set forth the computation of the Tax Payment, and any necessary adjustment to Tax Payments previously paid shall be made as provided in Section 2.03(f) below. If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith. In no event, however, shall Taxes be reduced below the Base Tax Amount.

(ii) Landlord shall have the right, at any time, to require that Tenant’s Tax Payments be paid by Tenant in monthly installments. If Landlord exercises such right, then the following provisions of this clause (ii) shall govern (in lieu of clause (i) above): “If Taxes for any Tax Year, including the Tax Year in which the Commencement Date occurs, shall exceed the Base Tax Amount, commencing on January 1, 2008 (or January 1, 2009 if, pursuant to Section 2.03(a), the Commencement Date has not occurred by March 1, 2008 for any reason other than Tenant Delay or Force Majeure and the Base Tax Amount definition is modified as provided therein), Tenant shall pay to Landlord (each, a “Tax Payment”) Tenant’s Tax Share of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount. Landlord shall furnish to Tenant, no later than sixty (60) days prior to the commencement of each Tax Year, a statement setting forth the computation of Landlord’s estimate of the Tax Payment for such Tax Year (each, a “Tax Statement”), which computation shall be based upon the tax bills rendered by the applicable taxing authority; provided, that if such tax bills are not available, such computation shall be based upon the tax bills for the previous Tax Year and Landlord’s reasonable good faith estimate of any increase thereto. Upon receipt of the actual tax bill, Landlord will furnish to Tenant a revised statement, together with a copy of the tax bill, setting forth the computation of the Tax Payment, and any necessary adjustment to Tax Payments previously paid shall be made as provided in Section 2.03(f) below. Tenant shall pay to Landlord on the first day of each month during such Tax Year, an amount equal to 1/12th of Landlord’s reasonable good faith estimate of the Tax Payment for such Tax Year. If Landlord shall not furnish any such estimate for a Tax Year or if Landlord shall furnish any such estimate for a Tax Year subsequent to the commencement thereof, then (i) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.03(e) in respect of the last month of the preceding Tax Year; (ii) after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Tax Payment previously made for such Tax Year were greater or less than the installments of the Tax Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (y) if there is an overpayment, Landlord shall credit the amount thereof against the next succeeding installments of the Tax Payment; and (iii) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Tax Year, Tenant shall pay to Landlord an amount equal to 1/12th of the Tax Payment shown on such estimate. Landlord may, during each Tax Year, furnish to Tenant a revised statement of Landlord’s estimate of the Tax Payment for such Tax Year, and in such case, the Tax Payment for such Tax Year shall be adjusted and paid or credited as the case may be, substantially in the same manner as provided in the preceding sentence.”

(iii) After the end of each Tax Year Landlord shall furnish to Tenant a statement of Tenant’s Tax Payment for such Tax Year (and shall endeavor to do so within one hundred eighty (180) days after the end of each Tax Year). If such statement shall show that the sums paid by Tenant, if any, under this Section 2.03(e) exceeded the Tax Payment to be paid by Tenant for the applicable Tax Year, Landlord shall credit the amount thereof against the next succeeding installments of Rent, provided that if the overcharge amount exceeds five percent (5%) of the Tax Payment for the relevant Tax Year, Landlord shall pay interest on the amount of the overcharge at the Prime Rate from the date that the final Tax Statement with respect to the applicable Tax Payment was delivered to Tenant until the date that Landlord reimburses Tenant for such overcharge or credits the amount of the overcharge against the next due installments of Rent. If such statement shall show that the sums so paid by Tenant were less than the Tax

Payment to be paid by Tenant for such Tax Year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor. If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or credited, as the case may be, in accordance herewith. In no event, however, shall Taxes be reduced below the Base Tax Amount. “Prime Rate” means the prime rate from time to time announced by Citibank, N.A. (or, if Citibank, N.A. shall not exist or shall not then have an established prime rate, the prime rate from time to time announced by JP Morgan Chase Bank or such other bank in New York, New York, as shall be designated by Landlord in a notice to Tenant).

(f) If Landlord shall receive a refund of Taxes for any Tax Year, Landlord shall credit against the next succeeding installments of the Rent Tenant’s Tax Share of the net refund (after deducting from such refund the reasonable out-of-pocket costs and expenses of obtaining the same, including, without limitation, appraisal, accounting, administrative and legal fees and disbursements, to the extent that such costs and expenses were not included in the Taxes for such Tax Year); provided, that the amount of such credit to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year.

(g) If the Taxes comprising the Base Tax Amount are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Base Tax Amount and Landlord shall notify Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Section 2.03, and Tenant shall pay the deficiency within thirty (30) days after demand therefor. Landlord shall institute tax reduction or other similar proceedings in order to have the Taxes reduced in each Tax Year during the Term (including the Base Tax Year); provided, however, that notwithstanding the foregoing, Landlord shall not be obligated to institute such proceedings if Landlord believes, in its good faith business judgment, that such proceedings would not result in a reduction of Taxes and/or could result in an increase in Taxes.

2.04. Operating Payments. (a) “Base Operating Amount” means the Operating Expenses for the Base Operating Year.

(b) “Base Operating Year” means calendar year 2008; provided, however, if the Commencement Date has not occurred by July 1, 2008 (for any reason other than Tenant Delay or Force Majeure, in which event such date shall be extended as provided below), then the Base Operating Year shall be calendar year 2009. Solely for the purposes of this definition of Base Operating Year, if the Commencement Date is delayed due to Tenant Delay or Force Majeure, then such July 1, 2008 date shall (a) be extended on a day for day basis for each day of Tenant Delay and (b) (i) be extended on a day for day basis for each of the first ninety (90) days that Commencement Date does not occur as a result of Force Majeure and (ii) be extended on a one-half day for day basis thereafter; it being agreed, however, that any such extension pursuant to clauses (a) and (b) is not intended to be cumulative (nor double counted), and that if more than one Tenant Delay and/or Force Majeure occur simultaneously, then to the extent of such simultaneous occurrence such delays (whether caused by Tenant Delay, by Force Majeure or both) shall be deemed to run concurrently and not consecutively and, in the event of a simultaneous occurrence of Tenant Delay and Force Majeure, the delay shall be deemed to be Tenant Delay and not Force Majeure (i.e., extended on a day for day basis for each day of Tenant Delay and/or Force Majeure delay).

(c) “Landlord’s Statement” means an instrument setting forth the Operating Payment payable by Tenant for a specified Operating Year. Landlord’s Statement shall be prepared by Landlord, audited by a certified public accountant in accordance with GAAP and certified by an officer of Landlord.

(d) “Operating Expenses” means all expenses paid or incurred by or on behalf of Landlord in respect of the repair, replacement, maintenance, management, operation and security of the Project, including, without limitation, (i) salaries, wages, medical, surgical, insurance (including, without limitation (and without duplication), group life and disability insurance), union and general welfare benefits, pension payments, severance payments, sick day payments and other fringe benefits of employees of Landlord, Landlord’s Affiliates and their respective contractors and agents engaged in such repair, replacement, maintenance, operation and/or security and at or below the grade of the Building manager; (ii) payroll taxes, worker’s compensation, uniforms and related expenses (whether direct or indirect) for such employees; (iii) the cost of fuel, gas, steam, electricity, heat, ventilation, air-conditioning and chilled or condenser water, water, sewer and other utilities of the Project (to the extent not obligated to be directly reimbursed or paid by other tenants of the Building (i.e., other than pursuant to provisions similar to this Section 2.04)), together with any taxes and surcharges on, and fees paid in connection with the calculation and billing of, such utilities; (iv) the cost of painting and/or decorating all areas of the Project, excluding, however, any space contained therein which is demised to tenants; (v) the cost of casualty, liability, fidelity, rent and all other insurance regarding the Project; (vi) the cost of all supplies, tools, materials and equipment, whether by purchase or rental, used in the repair, replacement, maintenance, management, operation and/or security of the Project, and any sales and other taxes thereon; (vii) the fair market rental value of Landlord’s Building office and any other premises in the Building utilized by the personnel of either Landlord, Landlord’s Affiliates or Landlord’s contractors (which office space and any other premises shall not exceed 3,000 RSF in the aggregate), in connection with the repair, replacement, maintenance, management, operation and/or security thereof, and all office expenses, such as, without limitation, telephone, utility, stationery and similar expenses incurred in connection therewith; (viii) the cost of cleaning, janitorial and security services, including, without limitation, glass cleaning, snow and ice removal and garbage and waste collection and disposal; (ix) the cost of all interior and exterior landscaping; (x) the cost of all alterations, repairs, replacements and/or improvements made at any time following the Base Operating Year by or on behalf of Landlord, whether structural or non structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this Lease, and all tools and equipment related thereto; provided, that if in accordance with generally accepted accounting principles consistently applied (“GAAP”), any of the costs referred to in this clause (x) are required to be capitalized, then such costs shall not be included in Operating Expenses unless they (I) are required by any Laws or insurance requirements first coming into effect after the Commencement Date, (II) have the effect of reducing expenses that would otherwise be included in Operating Expenses, or (III) constitute a replacement which in Landlord’s reasonable judgment is prudent to make in lieu of repairs to the replaced item(s), in which event the cost thereof, together with the actual costs incurred by Landlord to finance such alterations, repairs, replacements and/or improvements described in clauses (I), (II), and (III) of this clause (x), shall be amortized and included in Operating Expenses over the useful life of the item in question, as reasonably determined by Landlord; (xi) management fees not in excess of four percent (4%) of the gross revenues derived from the Project; provided that (A) to the extent that a new category of gross revenue is not used in the calculation of management fees within the Base Operating Amount then such new category of gross revenue may be used in the calculation of management fees within Operating Expenses in the Operating Year first introduced (and in each subsequent Operating Year in which such new category of gross revenue is included) only if Landlord shall include such new category of gross revenue in the calculation of management fees within the Operating Expenses for the Base Operating Year solely for the purposes of calculating the Operating Expenses for the Operating Year in question and (B) to the extent that the numerical percentage of the Project’s gross revenues that is utilized by Landlord in calculating the management fees for an Operating Year occurring after the Base Operating Year differs from the numerical percentage utilized in the Base Operating Year, then the numerical percentage utilized in the Operating Year in question shall also be applied to the calculation of management fees for the Base Operating Year solely for the purposes of calculating the Operating Expenses for the Operating Year in question; (xii) all reasonable costs and expenses of legal, bookkeeping, accounting and other professional services; (xiii) fees, dues and other contributions paid by or on behalf of Landlord and any assessments, dues, levies or charges paid to any business improvement district (but not duplicative of BID Taxes paid by Tenant as part of Tenant’s Tax Payment) or similar organization or to any entity on behalf of such an organization; and (xiv) all other fees, costs, charges and expenses properly allocable to the repair, replacement, maintenance, management, operation and/or security of the Project, in accordance with then prevailing customs and practices of the real estate industry in the Borough of Manhattan, City of New York. Notwithstanding the foregoing, “Operating Expenses” shall not include the following: (1) depreciation and amortization (except with respect to the alterations, repairs, replacements and/or improvements described in clauses (I), (II), and (III) of clause (x) of this Section 2.04(d)); (2) principal and interest payments and other costs incurred in connection with any financing or refinancing of the Project or any portion thereof (except as provided in clause (x) above); (3) the cost of tenant improvements made for tenant(s) of the Building (including architecture and engineering fees and other similar professional costs, permit, license and inspection fees and any other contribution by Landlord to the cost of tenant improvements for tenant(s) of the Building); (4) brokerage commissions, marketing and advertising expenses incurred in procuring tenants for the Building; (5) the cost of any work or service performed for any tenant of the Building (including Tenant), whether at the expense of Landlord or such tenant, to the extent that such work or service is in excess of the work or service that Landlord is required to furnish Tenant under this Lease at the expense of Landlord; (6) costs of any electricity and overtime heat, ventilation, air-conditioning and condenser water or chilled water consumed in or furnished to the Premises or to any other space in the Building leased to other tenant(s) which are directly charged to Tenant or to such other tenant(s); (7) Taxes; (8) costs and expenses (including legal fees and lease takeover obligations) incurred in preparing leases for tenants or in enforcing the terms of any lease; (9) any cost to the extent Landlord is actually reimbursed therefor out of insurance proceeds or otherwise (other than by means of operating expense reimbursement provisions contained in the leases of other Tenants); (10) salaries, fringe benefits and other compensation of Landlord’s personnel above the grade of the Building manager; (11) the cost of any judgment, settlement, or arbitration award resulting from any liability of Landlord (other than a liability for amounts otherwise included as Operating

Expenses hereunder) and all expenses incurred in connection therewith; (12) costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar law; (13) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (14) costs incurred in connection with acquisition or sale of “air” or “development” rights; (15) costs incurred by Landlord which result from Landlord’s or other Building tenants’ breach of a lease or Landlord’s tortious or negligent conduct; (16) costs and expenses incurred by Landlord in connection with any obligation of Landlord to indemnify any Building tenant (including Tenant) pursuant to its lease or otherwise; (17) ground rent or any other payments under Superior Leases (other than payments which, independent of the Superior Lease, would constitute an Operating Expense hereunder); (18) marketing and promotional costs; (19) the cost of overtime heating, ventilating and air conditioning furnished to the Premises or any other space leased to tenants; (20) attorneys fees, environmental investigations or reports, points, fees and other lender costs and closing costs on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Project; (21) salaries, wages, medical, surgical, union and general welfare benefits, including group life insurance and pension and welfare payments and contributions and all other fringe benefits paid to or in respect of all of Landlord’s employees above the grade of Building manager; (22) expenses pertaining to services provided to retail space at the Project; (23) all direct and indirect costs incurred in connection with the ownership, operation, management, maintenance, repair, replacement and restoration of the parking areas of the Project, and any offsite parking areas used by tenants of the Project; (24) costs arising from Landlord’s charitable or political contributions; (25) the cost of installing, operating and maintaining any specialty service, observatory, broadcasting facilities, luncheon club, museum, athletic or recreational club, or child care facility; provided such exclusion shall only be made, as to any such particular facility, if such facility is not available to other tenants generally; (26) except as otherwise expressly provided herein, amounts paid to Landlord or to Affiliates of Landlord (except for the payment of management fees, which is subject to the limits set forth in clause (xi) above) for any services in the Building to the extent such amounts exceed the cost of such services rendered by other unaffiliated third parties on a competitive basis in the absence of such relationship (it being understood that only such amount determined to be in excess shall be excluded from Operating Expenses); (27) costs incurred with respect to a sale or transfer of all or any portion of the Project or any interest therein or in any person or entity of whatever tier owning an interest therein; (28) costs incurred in connection with making any additions to, or building additional stories on, the Building or its plazas, or adding buildings or other structures adjoining the Building, or connecting the Building to other structures adjoining the Building; (29) the rental cost of items which (if purchased) would be capitalized and excluded from Operating Expenses, except if the cost of such items (if purchased) would be included in Operating Expenses pursuant to Section 2.04(d)(x) or if in accordance with Landlord’s customary business practices, such items are rented on an occasional basis; (30) amounts otherwise includable in Operating Expenses but reimbursed to Landlord directly by Tenant or other tenants (other than through provisions similar in substance to this Section 2.04); (31) any interest, fine, penalty or other late charges payable by Landlord, incurred as a result of late payments, except to the extent the same was with respect to a payment, part or all of which was the responsibility of Tenant hereunder and with respect to which Tenant did not make in a timely fashion or did not make at all; (32) costs of Landlord’s general corporate and general administrative and overhead expenses (i.e., costs relating to Landlord’s parent’s operations generally (including properties other than the Project) (except as to other items specifically permitted hereunder to be included in Operating Expenses including, without limitation, the expenses set forth in Section 2.04(d)(vii) and the management fee set forth in Section 2.04(d)(xi)); (33) the cost of acquisition of sculptures, painting or other objects of fine art in the Building, other than the cost of maintaining and insuring such art; (34) expenses of relocating or moving any tenant(s) of the Building; (35) expenditures for repairing and/or replacing any defect in any work performed by Landlord pursuant to the provisions of this Lease or any other lease for space in the Building, to the extent such costs are reimbursed to Landlord by warranties of manufacturers, suppliers or contractors; and (36) reserves of any kind, including but not limited to replacement reserves, and reserves for bad debts or lost rent or any similar charge not involving the payment of money to third parties. The term “First Class Office Buildings” shall mean first-class office buildings located in midtown Manhattan of comparable quality and character to the Building.

(e) “Operating Year” means each calendar year in which occurs any part of the Term.

(f) “Tenant’s Operating Share” means 12.43%, which has been computed on the basis of a fraction, the numerator of which is the agreed RSF contained in the Premises (i.e., 89,559 RSF) and the denominator of which is the agreed RSF contained in the Building (excluding RSF attributable to ground floor retail space) as set forth below. The parties agree that the agreed rentable square foot area of the Building for purposes of computing Tenant’s Operating Share shall be deemed to be 720,360 RSF.

(g) For each Operating Year following the Base Operating Year, Tenant shall pay (each, an “Operating Payment”) Tenant’s Operating Share of the amount, if any, by which Operating Expenses for such Operating Year exceed the Base Operating Amount.

(h) If during any Operating Year (including the Base Operating Year) (i) any rentable space in the Building above the ground floor shall be unoccupied, and/or (ii) the tenant or occupant of any space in the Building above the ground floor undertook to perform work or services in lieu of having Landlord perform the same and the cost thereof would have been included in Operating Expenses, then, in any such event, the amounts included in Operating Expenses for such period which vary based on occupancy shall be increased to reflect the Operating Expenses that would have been incurred if one hundred percent (100%) of such space in the Building above the ground floor had been occupied or if Landlord had performed such work or services, as the case may be.

(i) Landlord may furnish to Tenant prior to the commencement of each Operating Year (and shall endeavor to do so at least forty-five (45) days prior to the commencement of each Operating Year), a statement setting forth Landlord’s estimate of the Operating Payment for such Operating Year. Tenant shall pay to Landlord on the first day of each month during such Operating Year, an amount equal to 1/12th of Landlord’s estimate of the Operating Payment for such Operating Year. If Landlord shall not furnish any such estimate for an Operating Year or if Landlord shall furnish any such estimate for an Operating Year subsequent to the commencement thereof, then (A) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.04 in respect of the last month of the preceding Operating Year; (B) after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (y) if there is an overpayment, Landlord shall credit the amount thereof against the next succeeding installments of Rent; and (C) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Operating Year Tenant shall pay to Landlord an amount equal to 1/12th of the Operating Payment shown on such estimate. Landlord may, during each Operating Year, furnish to Tenant a revised statement of Landlord’s estimate of the Operating Payment for such Operating Year, and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or credited as the case may be, substantially in the same manner as provided in the preceding sentence.

(j) Landlord shall furnish to Tenant a Landlord’s Statement for each Operating Year (and shall endeavor to do so within one hundred twenty (120) days after the end of each Operating Year). If Landlord’s Statement shall show that the sums paid by Tenant, if any, under Section 2.04(i) exceeded the Operating Payment to be paid by Tenant for the applicable Operating Year, Landlord shall credit the amount of such excess against the next succeeding installments of Rent, provided that if the overcharge amount exceeds five percent (5%) of the Operating Payment for the relevant Operating Year, Landlord shall pay interest on the amount of the overcharge at the Prime Rate from the date that the final Landlord’s Statement with respect to the applicable Operating Payment was delivered to Tenant until the date that Landlord credits the amount of the overcharge against the next due installments of Rent (or until the date that Landlord reimburses Tenant for such overcharge, whichever occurs earlier). If the Landlord’s Statement shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor.

(k) (i) Tenant, upon notice given within two (2) years after the delivery of a Landlord’s Statement for an Operating Year, may elect to have Tenant’s own employees or a designated independent outside certified public accountant (who shall be reputable and shall not be hired or compensated by Tenant on a contingency fee basis or any other fee basis by which such accountant’s compensation is based upon the amount refunded or credited by Landlord to Tenant as a result of such audit) examine copies of such of Landlord’s books and records (collectively “Records”) as are reasonably requested by Tenant and/or such certified public accountant and directly relevant to Landlord’s Statement for such Operating Year. As a condition to Tenant’s right to review copies of such Records, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question. If Tenant shall not give such notice within such 2-year period, then such Landlord’s Statement shall be conclusive and binding upon Tenant. Tenant and Tenant’s employees, accountants and agents shall treat all Records as confidential and shall not disclose same except as may be required by legal process or as evidence in any dispute between Landlord and Tenant pursuant to Section 2.04(k)(ii) below, and, upon request by Landlord, shall confirm such confidentiality obligation in writing.

(ii) Tenant, within ninety (90) days after the date on which the copies of the Records are made available to Tenant, may send a notice (“Tenant’s Statement”) to

Landlord that Tenant disagrees with the applicable Landlord’s Statement, specifying in reasonable detail the basis for Tenant’s disagreement and the amount of the Operating Payment Tenant claims is due. If Tenant fails timely to deliver a Tenant’s Statement, then such Landlord’s Statement shall be conclusive and binding on Tenant. Landlord and Tenant shall attempt to adjust such disagreement. If they are unable to do so, Tenant shall notify Landlord, within one hundred twenty (120) days after the date on which the copies of the Records are made available to Tenant in connection with the disagreement in question, that Tenant desires to have such disagreement determined by an Arbiter, and promptly thereafter Landlord and Tenant shall designate a certified public accountant (the “Arbiter”) whose determination made in accordance with this Section 2.04(k)(ii) shall be binding upon the parties. If Tenant timely delivers a Tenant’s Statement, the disagreement referenced therein is not resolved by the parties and Tenant fails to notify Landlord of Tenant’s desire to have such disagreement determined by an Arbiter within the 120-day period set forth in the preceding sentence, then the Landlord’s Statement to which such disagreement relates shall be conclusive and binding on Tenant. If the determination of the Arbiter shall not differ substantially from the determination of Landlord, and shall differ substantially from the determination of Tenant, then Tenant shall pay the cost of the Arbiter. If the determination of the Arbiter shall not differ substantially from the determination of Tenant, and shall differ substantially from the determination of Landlord, then Landlord shall pay the cost of the Arbiter. In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant. The Arbiter shall be a certified public accountant having at least 10 years experience in commercial real estate matters who is a member of an independent certified public accounting firm having at least 5 accounting professionals. If Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within fifteen (15) days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more certified public accountants who are acceptable to the party sending such notice, then either party shall have the right to request The Real Estate Board of New York, Inc., or if such organization fails to act in accordance herewith or no longer exists, the American Arbitration Association (or any organization which is the successor thereto) (the “AAA”) to designate as the Arbiter a certified public accountant whose determination made in accordance with this Section 2.04(k)(ii) shall be conclusive and binding upon the parties, and the cost of such certified public accountant shall be borne as provided above in the case of the Arbiter designated by Landlord and Tenant. Any determination made by an Arbiter shall not exceed the amount determined to be due in the first instance by Landlord’s Statement, nor shall such determination be less than the amount claimed to be due by Tenant in Tenant’s Statement, and any determination which does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence. Pending the resolution of any contest pursuant to this Section 2.04(k)(ii), and as a condition to Tenant’s right to prosecute such contest, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question. If Tenant shall prevail in such contest, an appropriate credit shall be made by Landlord to Tenant. The term “substantially” as used in this Section 2.04(k)(ii) shall mean a variance of four (4%) percent or more of the determination of the Operating Payment in question.

2.05. Tax and Operating Provisions. (a) In any case provided in Section 2.03 or Section 2.04 in which Tenant is entitled to a credit against the next succeeding installments of Rent, if this Lease shall expire before any such credit shall have been fully applied, then

(provided Tenant is not in default under this Lease beyond the expiration of all applicable notice and cure periods) Landlord shall immediately refund to Tenant the unapplied balance of such credit. Nothing in this Article 2 shall be construed so as to result in a decrease in the Fixed Rent.

(b) Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any Operating Year or any component of the Operating Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such Operating Year or any such component, nor shall the rendering of a Landlord’s Statement for any Operating Year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such Operating Year; provided, that if Landlord shall fail to furnish a Landlord’s Statement with respect to any Operating Year within 2 years following the end of such Operating Year, then Landlord shall be deemed to have irrevocably waived its right furnish a Landlord’s Statement with respect to such Operating Year. Landlord’s failure to render or delay in rendering any statement with respect to any Tax Payment or installment thereof shall not prejudice Landlord’s right to thereafter render such a statement, nor shall the rendering of a statement for any Tax Payment or installment thereof prejudice Landlord’s right to thereafter render a corrected statement therefor; provided, that if Landlord shall fail to furnish any statement with respect to any Tax Payment within 2 years following the end of the Tax Year with respect to which such Tax Payment is due, then Landlord shall be deemed to have irrevocably waived its right furnish such statement with respect to such Tax Payment.

(c) Landlord and Tenant confirm that the computations under this Article 2 are intended to constitute a formula for agreed rental escalation and may or may not constitute an actual reimbursement to Landlord for Taxes and other costs and expenses incurred by Landlord with respect to the Project. If the Building shall be condominiumized, then Tenant’s Operating Payments and Tax Payments shall, if necessary, be equitably adjusted such that Tenant shall thereafter continue to pay the same share of the Taxes and Operating Expenses of the Building as Tenant would pay in the absence of such condominiumization.

(d) Each Tax Payment in respect of a Tax Year, and each Operating Payment in respect of an Operating Year, which begins prior to the Commencement Date or ends after the expiration or earlier termination of this Lease, and any tax refund pursuant to Section 2.03(f), shall be prorated to correspond to that portion of such Tax Year or Operating Year occurring between the Commencement Date and Expiration Date.

2.06. Electric Charges. (a) Tenant agrees to purchase from Landlord or from a meter company designated by Landlord all electricity consumed, used or to be used in the Premises. The amount to be paid by Tenant for electricity used shall be determined by coincident demand meters and related equipment installed by Landlord. Bills for electricity consumed by Tenant shall be rendered by Landlord to Tenant at such time as Landlord may elect (but at least once per fiscal quarter), and any Electric Charge shall be payable by Tenant as an Additional Charge within thirty (30) days after rendition of any such bill. Except as shown on Tenant’s approved plans and specifications for the work to prepare the Premises for Tenant’s initial occupancy, Tenant shall make no changes or additions to the electrical equipment, wiring and/or appliances in the Premises without the prior written consent of Landlord, which consent shall not to be unreasonably withheld.

(b) The amount to be charged to Tenant (the “Electric Charge”) by Landlord for demand (KW) and usage (KWHR) pursuant to this Section 2.06 for electricity within the Premises, as shown on the coincident demand meters installed by Landlord, measuring Tenant’s demand (KW) and usage (KWHR) of electricity, shall be one hundred five (105%) percent of the actual amount (as adjusted from time to time, (the “Electric Rate”) at which Landlord from time to time purchases each KW and KWHR of electricity for the same period (including, without limitation, all surcharges, taxes, fuel adjustments, taxes passed on to consumers by the public utility, and other sums payable in respect thereof, plus all surcharges, taxes and other sums payable in respect of Landlord’s sale thereof to Tenant). The coincident demand meters shall be installed and maintained by Landlord at its cost and expense.

(c) In the event Tenant, Tenant’s general contractor or any of Tenant’s employees or agents commences construction of Tenant’s Initial Alterations in a portion of the Premises (or Tenant commences its business in a portion of the Premises) prior to Landlord’s installation of a meter(s) which measures electricity in that portion of the Premises as contemplated in Section 2.06(a) above, then from and after the commencement of such construction until Landlord’s installation of such meter(s), Tenant shall pay for electrical consumption at the rate of One and 25/100 Dollars ($1.25) per RSF per annum for the entire floor(s) in which such portion of the Premises is located, payable in equal monthly installments on the first day of each month, pro-rated on a per diem basis.

(d) In the event that submetering of electricity in the Building is hereafter prohibited by any Laws hereinafter enacted, by any order or ruling of the Public Service Commission of the State of New York, or by any judicial decision of any appropriate court, or Landlord shall elect, upon not less than sixty (60) days notice, to discontinue furnishing electricity to Tenant pursuant to Section 2.06(a), then at the request of Landlord, Tenant shall apply within five (5) Business Days to the appropriate public utility company servicing the Building for direct electric service (and diligently and continuously pursue obtaining such direct electric service) and bear all costs and expenses necessary to comply with all rules and regulations of such public utility company pertinent thereto. Upon the commencement of such direct service, Landlord and/or the meter company designated by Landlord shall be relieved of any further obligation to furnish electricity to Tenant pursuant to this Lease. To the extent available and safely capable, Landlord shall permit its existing wires, conduits and electrical equipment to be used for Tenant’s electric service. Any additional riser or risers, feeders or service to supply Tenant’s electrical requirements will be installed by Landlord, at the sole cost and expense of Tenant, if in Landlord’s reasonable judgment the same are reasonably feasible to install, necessary to Tenant’s permitted use and operation of the Premises and the installation or use thereof will not cause permanent damage or injury to the Building or the Premises, cause or create a dangerous or hazardous condition or unreasonably interfere with or disturb other tenants or occupants.

(e) If pursuant to any Laws, ruling, order or regulation the Electric Charge to Tenant pursuant to this Section 2.06(b) shall be reduced below that which Landlord would otherwise be entitled to charge Tenant hereunder, then Tenant shall pay the difference between such amounts to Landlord as an Additional Charge within thirty (30) days after being billed therefor by Landlord, as compensation for the use and maintenance of the Building’s electric distribution system.

(f) Subject to Section 3.01(b), Landlord shall not in any way be liable or responsible to Tenant for any losses, damages or expenses which Tenant may sustain or incur if (i) the supply of electric energy to the Premises is temporarily interrupted or (ii) the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements, except to the extent resulting from Landlord’s willful misconduct or gross negligence.

(g) At Tenant’s option and request, Landlord may furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Premises, and Tenant shall pay to Landlord or its designated contractor upon demand Landlord’s then established Building standard charges therefor, and in such event, Tenant shall pay to Landlord or its designated contractor within thirty (30) days after written demand the then established Building standard charges therefor of Landlord or its designated contractor, as the case may be, at the Building’s standard rates.

2.07. Manner of Payment. Tenant shall pay all Rent as the same shall become due and payable under this Lease by wire transfer or so-called electronic Automated Clearing House (ACH) transfers of immediately available federal funds or by check (subject to collection) drawn on a New York Clearing House Association member bank, in each case at the times provided herein without notice or demand and without setoff, deduction or counterclaim (except as otherwise expressly provided in this Lease). All Rent shall be paid in lawful money of the United States to Landlord at its office or such other place as Landlord may from time to time designate. In addition to all other rights and remedies Landlord may have under this Lease, if any Rent that is due and payable is not paid within five (5) Business Days after the due date therefor, Tenant shall pay to Landlord, as Additional Charges, an amount equal to five (5) cents for each dollar overdue in order to defray Landlord’s administrative and other costs in connection therewith. In addition, Tenant shall pay interest on all past due Rent, including, without limitation, the foregoing late charge, from the date when such Rent became due to the date of Landlord’s receipt thereof at an annual rate of interest equal to the lesser of (a) one and one-half (1.5%) percent per month or (b) the maximum rate permitted by law. Any Additional Charges for which no due date is specified in this Lease shall be due and payable on the thirtieth (30th) day after the date of invoice. All bills, invoices and statements rendered to Tenant with respect to this Lease shall be binding and conclusive on Tenant unless, within ninety (90) days after receipt of same, Tenant notifies Landlord that it is disputing same. Pending the resolution of any such dispute, Tenant shall pay Rent based upon Landlord’s determination.

ARTICLE 3.

LANDLORD COVENANTS

3.01. Landlord Services. (a) From and after the date that Tenant first occupies the Premises for the conduct of Tenant’s business (except with respect to elevator service described in Section 3.01(a)(iii), water described in Section 3.01(a)(iv) and electric service described in Section 3.01(a)(v), from and after the Commencement Date), Landlord shall furnish Tenant with the following services in accordance with the standards applicable to First Class Office Buildings (collectively, “Landlord Services”):

(i) heat to the Premises substantially in accordance with the specifications attached hereto as Exhibit D attached hereto during Business Hours on Business Days from October 15 through April 15 (the “Heating Season”); for the avoidance of doubt, heat to the Premises during Tenant’s performance of Tenant’s Initial Alterations shall be temperate and otherwise consistent with the heat provided to tenants occupying space in the Building. Water-cooled packaged AC units (collectively, the “AC Units”) shall be installed by Landlord as part of Landlord’s Additional Work (as more particularly described in Exhibit C attached hereto), together with all necessary piping, valve connections and a tie-in point for the main supply duct (it being understood that Tenant shall be responsible, at Tenant’s expense, to connect its distribution system to the AC Units and to distribute air conditioning throughout the applicable floor of the Premises), in a machine room on each floor of the Premises as specifically shown on Tenant’s plans for Tenant’s Initial Alterations. Condenser water shall be furnished and distributed to each AC Unit on each floor of the Premises to permit such AC Unit to provide cool and tempered air (“air-conditioning”) substantially in accordance with the specifications attached hereto as Exhibit D attached hereto during Business Hours on Business Days. If Tenant requires heating, ventilation or air-conditioning services during hours other than Business Hours, Landlord shall furnish such services initially at the rates set forth on Exhibit E attached hereto (subject to increase as set forth in Section 3.01(e)) to Tenant at Tenant’s expense; provided, that if Landlord simultaneously furnishes such services to another Building tenant or tenants whose premises are in the same zone of the HVAC system as the Premises, the cost thereof shall be pro rated between or among Tenant and such tenant or tenants, based upon the ratio which Tenant and each such other tenant(s) rentable square footage bears to the total rentable square footage of Tenant and such other tenant(s). Within thirty (30) days after receipt of Landlord’s demand therefor, Tenant shall pay to Landlord, as Additional Charges, any amount due to Landlord pursuant to the terms of this Section 3.01(a)(i). Landlord shall not be responsible for any failure to supply air-conditioning at reasonable temperatures, pressures or degrees of humidity or in reasonable volumes or velocities in any room or other area of the Premises by reason of any machinery or equipment installed therein by Tenant, or which has a human occupancy factor in excess of one person per 100 usable square feet. Tenant agrees to cooperate fully with Landlord at all times and to abide by all regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of said air-conditioning system, which regulations and requirements do not (except to a de minimis extent) increase Tenant’s obligations hereunder or reduce Landlord’s obligations or Tenant’s rights hereunder. Landlord shall supply fresh air to the Premises in accordance with applicable Laws and shall provide Tenant with access to fresh air from the Premises 24 hours a day, 7 days a week. With respect to any floor of the Building on which the Premises is located but the Premises do not constitute the entire rentable area of such floor, Landlord, at its cost and as an Operating Expense, shall maintain the regular service of the AC Units, and with respect to any portion of the Building on which the Premises is located and does constitute the entire rentable area of such floor, Tenant, at its cost, shall contract for and maintain throughout the Term regular service of the AC Units and related equipment with a recognized maintenance company reasonably acceptable to Landlord and shall forward to Landlord duplicate originals of such contract and all renewals and modifications thereof. Such contract shall include the thorough monthly maintenance of the AC Units, the terms of which shall be subject to Landlord’s reasonable approval.

(ii) steam, if required by Tenant for any additional heating or permitted pantry use, in which event Tenant shall pay to Landlord the cost of such steam as well as the cost of piping and other equipment or facilities required to supply steam to and distribute steam within the Premises. Landlord may install and maintain, at Tenant’s reasonable expense, meters to measure Tenant’s consumption of steam and Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the quantities of steam shown on such meters, which charges shall be based on Landlord’s then established Building standard charges therefor;

(iii) (A) passenger elevator service to each floor of the Premises at all times during Business Hours on Business Days, with at least one passenger elevator subject to call at all other times and (B) freight elevator service to the Premises on a first come-first served basis (i.e., no advance scheduling) during Business Hours on Business Days, and on a reserved basis at all other times upon the payment of Landlord’s then established Building standard charges therefor; provided, that in connection with Tenant’s Initial Alterations and Tenant’s initial move into the Premises, (x) Landlord shall provide Tenant with up to one hundred (100) hours (in the aggregate) of freight elevator service free of charge, to be used by Tenant during non-Business Hours and on non-Business Days and otherwise in accordance with Landlord’s rules and regulations covering freight elevator service, (y) on every calendar day, Tenant shall be entitled to three (3) hours of priority use of one (1) freight elevator cab and the loading dock during non-Business Hours (which use Tenant shall coordinate in advance with Landlord), subject to Landlord’s need for such freight elevator and/or loading dock in the event of an emergency, for Building deliveries or during any period when one or more of the other freight elevators in the Building is not operational on account of repairs and/or maintenance and (z) the freight elevator charges referenced in this clause (iii) shall be $87.50 an hour (and thereafter, Landlord’s then established Building standard charges therefore as described on Exhibit E attached hereto or otherwise). The use of all elevators shall be on a nonexclusive basis (except when the freight elevator is reserved in accordance with the provisions of this Lease and except as otherwise set forth in this clause (iii)) and subject to coordination with Landlord;

(iv) reasonable quantities of hot and cold water to the floor(s) on which the Premises are located for pantry, core lavatory (excluding private bathrooms or showers and similar non-customary office usage), make up water to the humidifiers serving the Premises and cleaning purposes only; if Tenant requires water for any other purpose, Landlord shall furnish cold water at the Building core riser through a capped outlet located on the floor on which the Premises is located (within the core of the Building), and the cost of heating such water, as well as Landlord’s then established Building standard charges for piping and supplying such water to the Premises, shall be paid by Tenant within thirty (30) days after receipt of Landlord’s demand therefor; further, if Tenant requires water for any other purpose or in amounts materially in excess of normal office usage, Landlord may install and maintain, at Tenant’s expense, a water meter or meters and thereby measure Tenant’s consumption of water for such purposes. Tenant shall (i) pay to Landlord the reasonable cost of any such meters and their installation, (ii) at Tenant’s sole cost and expense, keep any such meters and any such installation equipment in good working order and repair, and (iii) pay to Landlord, as Additional Charges, within thirty (30) days after demand therefor, for the incremental cost of water consumed (such charge to be one hundred five (105%) percent of the actual costs incurred by Landlord with respect to such usage). Landlord shall also maintain and pay all costs associated with the Building’s sewage and sewage connection system;

(v) (A) electrical capacity of not less than eight (8) watts, demand load, per usable square foot contained in the Premises (exclusive of the base Building HVAC system); such electrical capacity shall be supplied via the Building bus duct and shall be available at the Electrical Closets (it being understood that Tenant shall be responsible for bringing such electrical capacity from the Electrical Closets to the Premises); Landlord shall provide a 200 ampere switch, fused at 200 amperes, in each Electrical Closet; in no event shall Tenant’s consumption of electricity exceed the capacity of existing feeders to the Building or the risers or wiring serving the Premises, nor shall Tenant be entitled to any unallocated power available in the Building unless, in Landlord’s reasonable judgment (taking into account the then existing and future needs of other then existing and future tenants, and other needs of the Building), the same is available and necessary for Tenant’s use and the cost thereof shall be paid by Tenant; the term “Electrical Closets” shall mean (x) the two (2) electric closets located on each of the 19th Floor Premises and 20th Floor Premises and (y) one (1) electric closet located on the 21st Floor Premises;

(B) Tenant shall have the right, at Tenant’s sole cost and expense, to increase the amount of electric power being drawn from the buss duct on any full floor leased by Tenant within the Premises, at Tenant’s sole cost and expense, provided that (x) the total amount of power allotted to the Premises is not increased and (y) Tenant shall only be entitled to reallocate power from the buss duct of another full floor of the Premises leased by Tenant served by the same switch as the buss duct for the full floor of the Premises with respect to which Tenant shall desire to increase such power. At such time as Tenant shall surrender any floor to Landlord or on earlier termination of this Lease or the Expiration Date, Tenant, at its sole cost and expense, shall reinstate all electric capacity on such floor as may have been reallocated or otherwise decreased as a result of any Tenant’s use thereof such that the electric capacity serving any such floor is not less than the electrical capacity for such floor on the date such floor was delivered to Tenant;

(vi) cleaning services (collectively, “Building Standard Cleaning Services”) in accordance with Exhibit F attached hereto. Notwithstanding the foregoing, Landlord shall not be required to perform any (A) cleaning work in the Premises required because of (1) carelessness, indifference, misuse or neglect on the part of Tenant, its subtenants or their respective employees or visitors, (2) interior glass partitions or an unusual quantity of interior glass surfaces, (3) non-building standard materials or finishes installed in the Premises, (4) use of portions of the Premises for the preparation, serving or consumption of food or beverages, training rooms, data processing or reproducing operations, private lavatories, showers or toilets or other special purposes requiring greater or more difficult cleaning work than office areas and/or (5) the use of the Premises other than during Business Hours on Business Days, and/or (B) cleaning work in the Fitness Center or any data center and any other secured areas within the Premises (such data center and other secured areas hereinafter collectively, the “Data Center”) and/or (C) removal from the Premises and the Building of any refuse of Tenant (x) in excess of that ordinarily accumulated in business office occupancy and which is disposed of in a standard office desk trash receptacle, including, without limitation, pantry refuse and/or (y) at times other than Landlord’s standard cleaning times (the items described in subclauses (A) and (B) collectively, “Non-Building Standard Cleaning Services”). If Tenant requires cleaning services in excess of those contained in the Building Standard Cleaning Services including, without limitation, the Non-Building Standard Cleaning Services (“Supplemental Cleaning Services”),

Tenant shall request same through the cleaning contractor engaged by Landlord and shall be responsible for paying the cost thereof as established by said cleaning contractor (provided that Tenant at its sole cost and expense may use its in house staff to perform such Supplemental Cleaning Services so long as the same would not disturb harmony with union labor working in or around the Building, including, without limitation, the creation of any work “slowdown”, sabotage, strike, picket or jurisdictional dispute). Tenant shall reimburse Landlord within thirty (30) days after receipt of Landlord’s demand therefor for the incremental out-of-pocket costs incurred by Landlord for extra cleaning work in the Premises required by reason of necessary Non-Building Standard Cleaning Services. Landlord and its cleaning contractor and their employees shall have access to the Premises after 6:00 P.M. and before 8:00 A.M. and shall have the right to use, without charge therefor, all of Tenant’s light, electricity and water in the Premises, without charge therefor, as may reasonably be required for the purpose of cleaning the Premises.

(vii) Landlord shall provide refuse and rubbish removal services at the Premises for ordinary office refuse and rubbish pursuant to regulations reasonably established by Landlord. Tenant shall pay to Landlord, within thirty (30) days after delivery of an invoice therefor, Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds, in Landlord’s reasonable judgment, the refuse and rubbish customarily generated by executive and general office tenants. Tenant shall not dispose of any refuse and rubbish in the public areas of the Project or any part thereof, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal. Tenant shall cause all of its employees, contractors and agents to observe such additional rules and regulations regarding rubbish removal and/or recycling as Landlord may, from time to time, reasonably impose, provided that Landlord shall not enforce such rules and regulations in a manner which discriminates against Tenant.

(b) Landlord may stop or interrupt any Landlord Service, electricity, or other service and may stop or interrupt the use of any Building facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other cause beyond the reasonable control of Landlord. Except as expressly provided in this Section 3.01(b), Landlord shall have no liability to Tenant by reason of any stoppage or interruption of any Landlord Service, electricity or other service or the use of any Building facilities and systems for any reason. Landlord shall use reasonable diligence (which shall not include incurring overtime charges, except to the extent that prudent landlords of First Class Office Buildings would do so in a similar situation where Tenant’s operation of its business in the Premises would be materially adversely affected without such overtime work) to make such repairs as may be required to machinery or equipment within the Project to provide restoration of any Landlord Service and, where the cessation or interruption of such Landlord Service has occurred due to circumstances or conditions beyond the Project boundaries, to cause the same to be restored by diligent application or request to the provider. If, after Tenant takes occupancy of the Premises for the conduct of business, Tenant is unable to use, and does not use, any portion of a floor comprising the Premises, for five (5) consecutive Business Days after notice from Tenant to Landlord solely as a result of Landlord’s default in its obligation to perform any repair, maintenance or alteration, or provide any Landlord Services, which Landlord is expressly required to perform or provide pursuant to the terms of this Lease (and not by reason of Force Majeure), then, provided that Tenant shall have given Landlord such notice advising Landlord of such untenantability, which notice shall contain the following statement in capitalized bold type: “IF YOU FAIL TO REMEDY THE PROBLEM REFERENCED IN THIS NOTICE WITHIN THE TIME PERIOD SPECIFIED IN SECTION 3.01(b) OF THE LEASE, WE MAY BE ENTITLED TO A RENT ABATEMENT IN ACCORDANCE WITH SUCH SECTION”, Tenant, as its sole and exclusive remedy, shall be entitled to an abatement of the Fixed Rent and recurring Additional Charges attributable to such unusable portion of the Premises payable with respect to the period commencing on the sixth (6th) consecutive Business Day that Tenant is unable to use, and does not use, such portion of the Premises, in the proportion that the rentable area of the portion of the Premises that Tenant is unable to use, and does not use, such portion of the Premises and until such portion of the Premises again becomes tenantable or Tenant occupies such portion of the Premises.

(c) Without limiting any of Landlord’s other rights and remedies, if Tenant shall be in default beyond any notice and cure period, Landlord shall not be obligated to furnish to the Premises any service outside of Business Hours on Business Days, and Landlord shall have no liability to Tenant by reason of any failure to provide, or discontinuance of, any such service; provided, that if Tenant shall tender full payment to Landlord in advance for any such service, then Landlord shall furnish such service to the Premises in accordance with the provisions of this Article 3.

(d) “Business Hours” means 7:00 a.m. to 7:00 p.m., on Business Days occurring Monday through Friday, and from 8:00 a.m. to 3:00 p.m. on Saturdays. “Business Days” means all days except Saturday, Sundays and Holidays. “Holidays” means New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day following Thanksgiving, Christmas and any other days which are designated as a holiday by the applicable Building Service Union Employee Service contract or Operating Engineers contract (or other contract then applicable to any union providing base building services to the Building).

(e) Landlord’s charges in effect on the date hereof for various services are set forth on Exhibit E attached hereto, which charges are subject to increase from time-to-time as then established by Landlord as the Building standard charges.

(f) (i) Tenant, at its sole cost and expense, shall have the right to install in the Premises supplemental air-conditioning units, and all appurtenant pumps, piping and equipment, including heating coils (collectively, “Tenant’s Supplemental HVAC Equipment”), with an aggregate demand limited to up to sixty-nine (69) tons for the Premises (collectively, the “Maximum Tonnage”), to be distributed in the Premises by Tenant, at Tenant’s sole cost and expense, in such manner as Tenant may elect. Landlord shall reserve condenser water in the amount of the Maximum Tonnage for Tenant’s use as described herein from the Commencement Date through and including the day prior to the first (1st) anniversary of the Commencement Date (the “Reserved Maximum Tonnage Outside Date”), it being understood and agreed that Landlord shall have no obligation hereunder to make condenser water in the amount of the Maximum Tonnage available for Tenant’s use from and after the Reserved Maximum Tonnage Outside Date to the extent Tenant has not elected to use the Maximum Tonnage by the Reserved

Maximum Tonnage Outside Date as described herein. Tenant, at its sole cost and expense, shall obtain and maintain all permits, certificates and approvals from any governmental authority having jurisdiction which are required in connection with the existence and operation of Tenant’s Supplemental HVAC Equipment. If (x) applicable law requires that Tenant’s Supplemental HVAC Equipment be operated in the presence of an operating engineer in addition to any operating engineer already employed in the Building by Landlord for such purpose, or (y) applicable law does not require the presence of an operating engineer for the operation of the HVAC equipment serving the Building (including any supplemental HVAC equipment installed and operated by or for any tenant(s) of the Building) as of the date hereof (the “Existing HVAC Equipment”), but the addition of Tenant’s Supplemental HVAC Equipment to the Existing HVAC Equipment requires that Landlord under applicable law retain an operating engineer, then and in any of such events, Tenant, within twenty (20) days after its receipt of a demand therefor, shall pay the actual cost of any operating engineer required by applicable law in connection with the operation of Tenant’s Supplemental HVAC Equipment. In the case of subclause (x) above, if such operating engineer shall simultaneously and independently be required for the operation of HVAC equipment servicing the Building and/or other tenants during non-Business Hours and on non-Business Days, then the cost of such operating engineer shall be equitably apportioned between Tenant and Landlord and/or such other tenant(s). In the case of subclause (y) above, if such operating engineer shall simultaneously be required for the operation of supplemental HVAC equipment servicing other tenants, then the cost of such operating engineer shall be equitably apportioned between Tenant and such other tenant(s). As part of Tenant’s Initial Alterations and subject to Article 4, Tenant shall have the right to install louvers on the west side of the Building only (the size and specific location of which louvers shall be reasonably designated by Landlord and reasonably acceptable to Tenant) for Tenant’s Supplemental HVAC Equipment which are air cooled and supported by the Generator.

(ii) If Tenant shall install Tenant’s Supplemental HVAC Equipment in the Premises, then 24 hours a day, 7 days a week, Landlord shall supply an amount not to exceed the Maximum Tonnage of condenser water (depending upon Tenant’s demand therefor at that time and at a supply temperature not to exceed 85ºF) for Tenant’s Supplemental HVAC Equipment (the “Supplemental Condenser Water”). Tenant shall pay to Landlord for the Supplemental Condenser Water, as Additional Charges, an amount equal to Five Hundred Fifty and 00/100 Dollars ($550) per ton per annum for the Maximum Tonnage (whether or not the same is in fact used), as said amount is subject to an annual two (2%) percent increase on January 1, 2009 and then January 1st of each year of the Term thereafter. Landlord shall furnish a bill to Tenant once a year for the per tonnage charge, and Tenant shall pay each such bill within thirty (30) days after its receipt thereof. Tenant shall not be required to pay any tap-in charges in connection with such installation.

(iii) Tenant shall contract for and maintain throughout the Term regular service of the Existing HVAC Equipment and Tenant’s Supplemental HVAC Equipment and related equipment with a recognized maintenance company reasonably acceptable to Landlord and shall forward to Landlord duplicate originals of such contract and all renewals and modifications thereof. Such contract shall include the thorough overhauling of the system at least twice each year (at the commencement of the heating season and again at the commencement of the cooling season).

(g) Subject to the terms of this Lease, Tenant (as well as its employees, contractors, permitted sublessees and invitees) shall have access to the Premises 24 hours a day, 7 days a week.

(h) Landlord shall provide building security in accordance with the security specifications set forth on Exhibit G attached hereto. Landlord shall have the right from time to time to modify the security procedures for the Building to provide building security consistent with the security provided by similar First Class Office Buildings.

(i) Except as provided in this Article 3, Landlord shall not be required to provide any services to the Building or the Premises.

(j) To Tenant’s actual knowledge (which is based solely on Tenant’s previous visits and various inspections of the Building and the Premises), the quality, appearance and operating standards of the Building (including, without limitation, the common areas therein) is currently being operated in conformance with the standards applicable to First Class Office Buildings. Notwithstanding that the previous sentence is limited to Tenant’s actual knowledge, nothing contained in this Lease shall be an acknowledgment by Landlord that the quality, appearance and operating standards of the Building (or any part thereof) is in any respect less than the standards applicable to First Class Office Buildings.

ARTICLE 4.

ALTERATIONS; TENANT COVENANTS

4.01. Alterations. (a) Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) without Landlord’s prior approval. Provided Tenant is not in default under this Lease beyond any applicable notice and cure period, Landlord shall not unreasonably withhold or delay its approval to any Alteration that is not a Material Alteration. “Material Alteration” means an Alteration that (i) is not limited to the interior of the Premises or which affects the exterior (including the outside appearance) of the Building, (ii) is structural or affects the strength of the Building, (iii) adversely affects the usage or the proper functioning of any of the Building systems or (iv) requires a change to the Building’s certificate of occupancy. Notwithstanding the foregoing, Tenant may, without the consent of Landlord, make non-Material Alterations that cost less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (exclusive of the costs of Decorative Work and items constituting Tenant’s Property), in the aggregate, for each such non-Material Alteration or a series of Non-Material Alterations which are part of a related project, provided that (A) Tenant delivers notice thereof to Landlord at least ten (10) Business Days prior to the commencement thereof, including detailed plans and specifications as required in Section 4.01(b) and (B) Tenant shall conform to the other applicable requirements of this Section 4.01. Landlord’s approval shall not be required for purely decorative Alterations (i.e., painting, carpeting, wall-covering and finish work) which do not require the preparation and filing of plans to obtain a building permit (collectively, “Decorative Work”).

(b) Tenant, in connection with any Alteration, shall comply with the Alteration Rules and Regulations attached hereto as Exhibit H and made a part hereof. Tenant shall not proceed with any Alteration (except as provided in Section 4.01(a) above) unless and until Landlord approves Tenant’s plans and specifications therefor based upon the same criteria for the approval of Alterations as set forth in Section 4.01(a). Landlord agrees that, with respect to any final plans and specifications for Alterations performed by Tenant, Landlord shall, within ten (10) Business Days (or, with respect to resubmissions, five (5) Business Days) following receipt of complete and coordinated final Tenant’s plans for the performance of such Alterations, advise Tenant of Landlord’s approval or disapproval of such plans or any part thereof. If Landlord shall fail to approve or disapprove Tenant’s plans or any part thereof within such 10 or 5 (as the case may be) Business Day period, and such failure shall continue for a period of three (3) Business Days after Landlord receives a written notice from Tenant, which notice shall contain a legend in bold upper case letters as follows: “THIS IS A TIME SENSITIVE NOTICE AND LANDLORD SHALL BE DEEMED TO WAIVE ITS RIGHTS IF IT FAILS TO RESPOND IN THE TIME PERIOD PROVIDED UNDER SECTION 4.02(b) OF THE LEASE.”, then Landlord shall be deemed to have approved such plans and specifications. Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.

(c) Tenant shall pay to Landlord within thirty (30) days after demand, Landlord’s actual reasonable out-of-pocket costs and expenses (including, without limitation, the fees of any architect, engineer, consultant or agent employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing plans and specifications and inspecting Alterations (it being understood that any portion of the Landlord Contribution may be applied by Tenant to pay for such Landlord costs and expenses in connection with Tenant’s Initial Alterations; Landlord hereby estimates that Landlord’s costs for reviewing plans and specifications and inspecting Tenant’s Initial Alterations shall not exceed Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), subject to reasonable adjustment taking into account the scope and nature of said work).

(d) Except in connection with Tenant’s Initial Alterations (not including the Slab Removal Work) performed to ready the Premises for Tenant’s initial occupancy thereof, before proceeding with any Alteration that will cost more than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (exclusive of the costs of Decorative Work and items constituting Tenant’s Property), in the aggregate, as estimated by a reputable contractor designated by Landlord, Tenant shall furnish to Landlord one of the following (as selected by Landlord): (i) a cash deposit, (ii) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New York reasonably satisfactory to Landlord) or (iii) an irrevocable, unconditional, negotiable letter of credit, issued by a bank and in a form satisfactory to Landlord; each to be equal to one hundred twenty-five (125%) percent of the cost of the Alteration, estimated as set forth above. Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until the Alteration in question is completed and shall be delivered to Landlord not less than thirty (30) days prior to the expiration of the then current letter of credit, failing which Landlord may present the then current letter of credit for payment. Upon (A) the completion of the Alteration in accordance with the terms of this Section 4.01 and (B) the submission to Landlord of (x) proof evidencing the payment in full for said Alteration, (y) written unconditional lien waivers of mechanics’ liens and other liens on the Project from all contractors performing said Alteration and (z) all submissions required pursuant to Exhibit H attached hereto, the security deposited with Landlord (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be returned to Tenant. Upon Tenant’s failure properly to perform, complete and/or fully pay for any Alteration, as determined by Landlord, Landlord may, upon notice to Tenant, draw on the security deposited under this Section 4.01(d) to the extent Landlord deems necessary in connection with said Alteration, the restoration and/or protection of the Premises or the Project and the payment of any costs, damages or expenses resulting therefrom. The security required to be furnished by Tenant pursuant to this Section 4.01(d) shall not be required if (1) Tenant is the named Tenant hereunder, i.e., National Financial Partners Corp., or is a successor Tenant under this Lease pursuant to a permitted transfer under Section 5.01(b) or 5.01(c) (collectively, the “Tenant Named Herein”), (2) Tenant is not then in default beyond any notice or grace period, (3) as of the applicable date of determination, the EBITDA of Tenant, computed in accordance with GAAP consistently applied, is equal to or greater than Eighty-Five Million Dollars ($85,000,000.00) (“Sufficient Worth”), and reasonably satisfactory proof of which shall have been furnished to Landlord, and (4) there have not been any mechanics liens filed against the Building in connection with any prior Alterations with respect to the Premises, which were not cured within the time period prescribed under Section 4.02(g). “EBITDA” shall mean for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash impairment of goodwill and intangible assets up to no greater than $25,000,000 in any four-quarter period and any extraordinary, unusual or non-recurring non-cash expenses or losses (including, without limitation whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income and (d) any cash payments made during such period in respect of items described in clause (e) above subsequent to the period in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, pro forma effect shall mean the equivalent of the EBITDA of the company or business that is the subject of such Material Acquisition after giving effect to any adjustments thereto in accordance with Regulation S-X and the impact of the Management Agreement in respect thereof. Capitalized terms in the foregoing definition of “EBITDA” and “Reference Period” shall have the meanings ascribed to them under that certain Credit Agreement dated as of August 22, 2006, among Tenant (as borrower), the several banks and other financial institutions or entities from time to time parties to said Credit Agreement (collectively, as lenders), Bank of America, N.A. (as administrative agent), JPMorgan Chase Bank, N.A. (as syndication agent), and Wachovia Bank, N.A. and UBS Securities LLC, as (collectively, co-documentation agents).

(e) Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and substantially in accordance with the plans and specifications approved by Landlord. Landlord shall sign any application or other document for any governmental permit required for Tenant’s performance of any Alterations, even if Landlord has not approved the Alterations (but not if Landlord has already disapproved the Alterations) to which such application relates (it being understood that Landlord’s signing such application or other document shall be solely to enable Tenant to expedite the governmental review process and shall not constitute Landlord’s approval of such Alterations or excuse Tenant from its obligation to obtain such approval prior to commencing such Alteration). Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the then standards for the Building established by Landlord. Alterations shall be performed by contractors, engineers, architects and consultants selected by Tenant which are reasonably approved by Landlord (collectively, “Approved Contractors”), and who are harmonious and compatible with the contractors and labor employed by Landlord or otherwise working in the Building; provided, that any Alterations that would affect the “Class E” life safety system or structure of the Building shall be performed at Tenant’s expense only by the contractor(s) designated by Landlord, provided such contractors’ prices are at commercially competitive rates. Landlord hereby agrees that the contractors listed on Exhibit J attached hereto are deemed to be Approved Contractors. Landlord may remove and add contractors, architects and engineers from Exhibit J, in Landlord’s sole but reasonable discretion (except that such contractor, architect or engineer shall remain approved with respect to any contract that Tenant shall have entered into with such contractor, architect or engineer prior to the giving of such notice of removal, subject to the terms of the last two sentences of this Section 4.01(e), and provided that such contractor, architect or engineer shall not be a Prohibited Person). “Prohibited Person” means any person or entity (i) that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure, or (ii) that directly or indirectly controls, is controlled by, or is under common control with a person or entity that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure. If Landlord shall fail to approve or disapprove Tenant’s contractors, engineers, architects and/or consultants within five (5) Business Days of Tenant’s request for approval hereunder, and such failure shall continue for a period of three (3) Business Days after Landlord receives a written notice from Tenant, which notice shall contain a legend in bold upper case letters as follows: “THIS IS A TIME SENSITIVE NOTICE AND LANDLORD SHALL BE DEEMED TO WAIVE ITS RIGHTS IF IT FAILS TO RESPOND IN THE TIME PERIOD PROVIDED UNDER SECTION 4.01(e) OF THE LEASE.”, then Landlord shall be deemed to have approved such contractors, engineers, architects and/or consultants. The performance of any Alteration shall not be done in a manner which would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance of any Alteration if Landlord notifies Tenant that continuing such Alteration would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building.

(f) Throughout the performance of Alterations, Tenant shall carry workers’ compensation with employer’s liability insurance at statutory limits for the State of New York, “all risk” Builders Risk coverage in an amount not less than the total construction cost and general liability insurance for Premises, including, but not limited to, broad form contractual, products/completed operations, full personal injury, and coverage for the acts of independent contractors for any occurrence in or about the Premises. Landlord, its agent and any designee requiring to be named, shall be included as an additional insured, as their interest may appear pursuant to the written notice from Landlord of all names and addresses. The foregoing does not apply to workers’ compensation insurance. Subject to Section 7.02, limits for general liability insurance hereunder shall be a minimum of One Million Dollars ($1,000,000.00) for bodily injury, property damage combined single limit on a per occurrence basis and Two Million Dollars ($2,000,000.00) on an aggregate per location basis, and shall be effected through insurance carriers authorized to do business in the State of New York and having a minimum A.M. Best or equivalent rating of A-VIII. Tenant shall furnish Landlord with Acord Certificates or equivalent reflecting all of the coverages required herein.

(g) Should any mechanics’ or other liens be filed against any portion of the Project by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within thirty (30) days after notice from Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said 30-day period, Landlord may cancel or discharge the same and, Tenant shall reimburse Landlord for all costs incurred in canceling or discharging such liens, together with interest thereon at the Interest Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within thirty (30) days after receipt by Tenant of a written statement from Landlord as to the amount of such costs. Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, attorneys’ fees and disbursements and costs of suit), losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics’ or other liens asserted in connection with such Alteration except to the extent resulting from Landlord’s gross negligence or willful misconduct.

(h) Tenant shall deliver to Landlord, within thirty (30) days after the completion of an Alteration, “as-built” drawings thereof. During the Term, Tenant shall keep records of Alterations costing in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), in the aggregate, for six (6) years after completion thereof, including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within thirty (30) days after demand by Landlord, furnish to Landlord copies of such records.

(i) All Alterations to and Fixtures installed by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.

(j) Landlord shall deliver to Tenant a Form ACP-5 with respect to the Premises on or prior to the date of Landlord’s final approval of Tenant’s plans and specifications for Tenant’s Initial Alterations. If any asbestos is made friable by Tenant, Tenant shall be responsible for abatement except as otherwise expressly provided in this Lease.

4.02. Landlord’s and Tenant’s Property. (a) All fixtures, equipment, improvements and appurtenances attached to or built into the Premises, whether or not at the expense of Tenant (collectively, “Fixtures”), shall be and remain a part of the Premises and shall not be removed by Tenant. All Fixtures constituting Tenant’s Improvements and Betterments shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord. All Fixtures (including, without limitation, Fixtures installed as part of the Tenant’s Initial Alterations) other than Improvements and Betterments shall, upon installation, be the property of Landlord. “Tenant’s Improvements and Betterments” means (i) all Fixtures, if any, installed at the expense of Tenant, whether installed by Tenant or by Landlord (i.e., excluding any Fixtures paid for by Landlord directly or by way of an allowance) and (ii) all carpeting affixed to the Premises (other than non-affixed area rugs). Notwithstanding the foregoing or any contrary provision contained in this Lease: (i) all Fixtures made at Tenant’s expense (i.e., those Fixtures not paid for with Landlord’s Contribution) shall be deemed owned by Tenant for the purposes of income taxes and Tenant shall have the right to depreciate the cost of such Fixtures, (ii) all Fixtures paid for with Landlord’s Contribution shall be deemed to be owned by Landlord for purposes of income taxes and Landlord shall have the right to depreciate the cost of such Fixtures, and (iii) in no event shall any Tenant’s Property be deemed Fixtures.

(b) All movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings, supplies and other articles of movable personal property owned by Tenant and located in the Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any Tenant’s Property is removed, Tenant shall repair any damage to the Premises or to the Building resulting from the installation and/or removal thereof. Notwithstanding the foregoing, any equipment or other property identified in this Lease or in any leasehold improvement agreement as having been paid for with any allowance or credit granted by Landlord to Tenant shall not be considered Tenant’s Property and shall be and remain a part of the Premises, shall, upon the expiration or earlier termination of this Lease, be the property of Landlord and shall not be removed by Tenant.

(c) At or before the Expiration Date, or within five (5) Business Days after any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises (except such items thereof as Landlord shall have expressly permitted to remain, which shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Any items of Tenant’s Property which remain in the Premises after the Expiration Date, or more than five (5) Business Days after an earlier termination of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and may be retained by Landlord as its property or disposed of by Landlord, without accountability to Tenant in such manner as Landlord shall determine, and Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for Landlord’s actual out-of-pocket costs in connection therewith.

(d) Landlord, by notice given to Tenant at any time prior to the Expiration Date or not later than any earlier termination of this Lease, may require Tenant, notwithstanding Section 4.02(a), to remove all or any Specialty Installations. If Landlord shall give such notice, then Tenant, at Tenant’s expense, prior to the Expiration Date, or, in the case of an earlier termination of this Lease, within ten (10) Business Days after the giving of such notice by Landlord, shall remove the Specialty Installations from the Premises, shall repair and restore the Premises to the condition existing prior to installation thereof and shall repair any damage to the Premises or to the Building due to such removal (such removal and repair work is collectively hereinafter referred to as the “Restoration Work” ). Notwithstanding the foregoing, Tenant, at the time Tenant submits to Landlord Tenant’s plans and specifications for any Alterations, may request in writing that Landlord specifically identify any Specialty Installations shown on Tenant’s plans and specifications which Tenant must remove at the end of the Term (and restore the Premises to its condition existing prior to the installation of such Specialty Installations). If Tenant shall make such request in writing and such request shall specify in bold upper case letters as follows: “PURSUANT TO SECTION 4.02(d) OF THE LEASE, LANDLORD’S FAILURE TO SPECIFICALLY IDENTIFY ANY SPECIALTY INSTALLATIONS SHOWN ON TENANT’S PLANS AND SPECIFICATIONS WHICH TENANT MUST REMOVE AT THE END OF THE TERM SHALL BE DEEMED TO BE A WAIVER OF LANDLORD’S RIGHT TO OBLIGATE TENANT TO REMOVE SUCH SPECIALTY INSTALLATIONS AT THE END OF THE TERM.”, then any such Specialty Installations which Landlord fails to designate in Landlord’s approval of such plans and specifications as items which Tenant shall be required to remove shall not be required to be removed by Tenant at the end of the Term, and such failure shall constitute a waiver of Landlord’s right to obligate Tenant to remove such Specialty Installations at the end of the Term. The term “Specialty Installations” shall mean the Slab Removal Work, installations consisting of trading floors, kitchens, vaults, safes, raised flooring (subject to Section 4.02(e)), internal staircases, vertical and horizontal risers, dumbwaiters, vertical transportation systems, roof equipment and supplemental HVAC (solely to the extent such supplemental HVAC is serving a computer and/or telecommunications room, a kitchen or other area of the Premises which is not a standard office or standard conference room) and other installations made by or at the direction of Tenant which penetrate the slabs of the Premises, and any other installations which are not customary installations for tenants occupying premises comparable to the Premises for general, administrative and executive office use as permitted under this Lease.

(e) Notwithstanding anything to the contrary contained herein, Tenant shall only be required to perform the Restoration Work with respect to any and all raised flooring installed in the Premises if and to the extent the total RSF of raised flooring installed in the Premises equals or exceeds, in the aggregate, the Raised Flooring Threshold. “Raised Flooring Threshold” means fifteen (15%) percent of the RSF of the Premises.

4.03. Access and Changes to Building. (a) Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements and repairs in or to (i) the Premises as Landlord may deem necessary or (ii) the Project as Landlord may deem necessary or desirable, and in each case, Landlord shall have no liability to Tenant therefor; provided, that such changes, alterations, additions, improvements or repairs do not adversely affect Tenant’s access to or use and enjoyment of the Premises, change the layout of the Premises, or reduce the amount of usable square feet contained in the Premises, in each case, by more than a de minimis amount. During the performance of any such changes, alterations, additions, improvements or repairs, Landlord shall use reasonable efforts to minimize interference with the conduct of Tenant’s business in the Premises and its use of and access to the Premises; provided, that Landlord shall not be obligated to perform any such changes, alterations, additions, improvements or repairs on an overtime or premium basis (except to the extent that prudent landlords of First Class Office Buildings would do so in a similar situation where Tenant’s operation of its business in the Premises would be materially adversely affected without such overtime work). In addition, Landlord may install and maintain pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Premises; provided, that, (i) said installations do not interfere in any material respect with Tenant’s use of the Premises; and any such installations shall not cause a reduction of the usable floor space of the Premises (other than to a de minimis extent) and (ii) such pipes, fans, ducts, wires and conduits are concealed (to the extent commercially and reasonably possible) behind, beneath, or within then existing partitioning, walls, floors, columns, ceilings or floors. Landlord shall apply finishes necessitated by such changes, alterations, additions, improvements or repairs in such affected areas to match, as similarly as possible, the existing finishes. Tenant shall not have any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any subway or any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord.

(b) Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, all of the Building, including, without limitation, exterior Building walls and facade, core corridor walls and doors and any core corridor entrance, any terraces (subject to Section 9.23) or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Premises, are reserved to Landlord and are not part of the Premises. Landlord reserves the right to name the Building and to change the name of the Building at any time and from time to time or, upon thirty (30) days’ notice thereof, the address of the Building.

(c) If, at any time or from time to time, any windows of the Premises are temporarily blocked, darkened or bricked-up for any reason whatsoever outside of Landlord’s reasonable control (except that Landlord shall have the right to erect hoisting on the exterior of the Building from time to time (without entering the Premises) which may darken windows of the Premises that are located beside such hoist, which hoist shall remain only for such time as is reasonably necessary for the construction requiring such hoist), or by Landlord in connection with the performance of repairs, maintenance or improvements to the Building, or if required by any Laws, or if any of such windows are permanently blocked, darkened or bricked-up if required by any Legal Requirement or by reason of any construction upon property adjacent to the Project by parties other than Landlord or any Affiliate of Landlord (but unrelated to the Building), Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of any Rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction or constructive eviction of Tenant from the Premises. If any windows of the Premises are permanently blocked, darkened or bricked-up due to the application of any Laws, Landlord shall promptly commence appropriate proceedings challenging the validity, or applicability to the Premises of such Laws, and shall (i) diligently prosecute such proceedings (to completion, if necessary) and (ii) keep Tenant advised of the progress of such proceedings, provided that Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of any Rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction or constructive eviction of Tenant from the Premises.

(d) Landlord and persons authorized by Landlord shall have the right, upon not less than 24 hours’ prior notice to Tenant (except in an emergency), to (i) enter the Premises (together with any necessary materials and/or equipment), to inspect or perform such work as Landlord may be permitted to perform by the terms of this Lease and reasonably deem necessary or to exhibit the Premises to prospective purchasers or lenders or, during the last fourteen (14) months of the Term, to prospective tenants, or for any other prudent business purpose as Landlord may reasonably deem necessary and (ii) erect and maintain sidewalk bridges and/or scaffolding on or about the Premises and/or the Building. Tenant shall notify the Building manager’s office of the name and telephone number of Tenant’s representative who will be on call for each day of the week (24 hours per day). Tenant shall have the right to have a representative of Tenant accompany Landlord on any entry into the Premises (at Tenant’s sole cost and expense), but Landlord’s rights to conduct any such entry, and the timing of such entry, shall not be affected if Tenant shall fail to make such representative available. Landlord shall have no liability to Tenant by reason of any action taken under this Section 4.03(d), except for any damage caused by the gross negligence or willful misconduct of Landlord to the Premises or Tenant’s Property during such entry. Except as expressly provided in this Lease, Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term.

4.04. Repairs. Tenant shall keep the Premises (including, without limitation, all Fixtures) in good condition and, upon expiration or earlier termination of the Term, shall surrender the same to Landlord in substantially the same condition as when first occupied, reasonable wear and tear, casualty and condemnation excepted. Tenant’s obligation shall include, without limitation, the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Premises or anywhere in the Building. Any maintenance, repair or replacement to the windows (including, without limitation, any solar film attached thereto), the Building systems, the Building’s structural components or any areas outside the Premises and which is Tenant’s obligation to perform shall be performed by Landlord at Tenant’s reasonable expense. Tenant shall not commit or allow any person claiming by, through or under Tenant or any of their respective partners, members, directors, officers, shareholders, principals, agents, employees or contractors to commit any waste or damage to any portion of the Premises or the Building.

4.05. Compliance with Laws. (a) Tenant shall comply with all laws, ordinances, rules, codes, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Underwriters, the New York Fire Insurance Rating Organization and any other entity performing similar functions, at any time duly in force (collectively “Laws”), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Premises or any part thereof, except that Tenant shall not be required to make any structural alterations or improvements to comply with Laws in circumstances where the need for compliance arises from Tenant’s permitted use of the Premises if such Law is applicable to substantially all office tenants in comparable First Class Office Buildings and the requirement for compliance with such Law does not arise by reason of (i) the abatement of any nuisance in, on or about the Premises caused by Tenant, its agents, employees, contractors, guests or anyone claiming by, through or under Tenant, (ii) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein, including, without limitation, the performance of any Alterations performed by Tenant within the Premises, (iii) any cause or condition created by or at the instance of Tenant or (iv) the breach of any of Tenant’s obligations under this Lease, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen. Nothing contained in this Section 4.05 shall require Tenant to make any structural changes unless the same are necessitated by reason of Tenant’s particular manner of use of the Premises or the use by Tenant of the Premises for purposes other than normal and customary ordinary office purposes. Tenant shall procure and maintain all licenses and permits required for its business.

(b) Without limiting the generality of Section 4.05(a) above, but subject to Landlord’s performance of Landlord’s Work, as part of Tenant’s Initial Alterations, Tenant shall perform all work and make all installations necessary in order to fully sprinkler the Premises in compliance with the provisions of Local Law 5 of the New York City Administrative Code, as approved January 18, 1973, as amended from time to time (whether or not the Building is sprinklered or required to be sprinklered by such law).

(c) Except to the extent the same is Tenant’s responsibility pursuant to Section 4.05(a) or Section 4.05(b) above or elsewhere in this Lease, Landlord shall comply with all Laws in effect (including Local Law 58 and the Americans with Disabilities Act of 1990 (as amended, “ADA”)) applicable to the common corridors of the Building adjacent to the Premises and the common areas of the Building generally made available to tenants of the Building (including elevators and elevator lobbies), but, in the case of common areas of the Building other than those on any floor comprising the Premises (a portion thereof), only if Tenant’s use of the Premises shall be materially and adversely affected by non-compliance therewith or, as a direct result thereof, Tenant is unable with due diligence to procure its building permits required under Section 4.01(e), subject to Section 4.05(d) below and Landlord’s right to contest the applicability or legality of such Laws.

(d) If, after the occurrence of the Commencement Date and solely as a result of either (i) Landlord’s failure to comply with Section 4.05(c) above, or (ii) a violation against the Building which is not caused by either Tenant or any other tenant in the Building, Tenant is unable with due diligence to procure a building permit for Tenant’s Initial Alterations and, solely as a result of the inability to obtain a building permit, Tenant is actually delayed in the performance of Tenant’s Initial Alterations, then the Abatement Period shall be extended by one day for each day of such actual delay after the date that is two (2) Business Days after Tenant provides Landlord with written notice of the existence of such delay (specifying the violation or the Law with which Landlord is in noncompliance and accompanied by back-up documentation evidencing the rejection of Tenant’s application for the required permit as a result of such non-compliance) until the earlier of the date Landlord shall have removed the violation in question or Tenant obtains or is able to obtain such building permit. If Tenant is unable with due diligence to procure a building permit for Tenant’s Initial Alterations due to a failure of another tenant in the Building to comply in accordance with its lease with any Laws, the foregoing provisions of this Section 4.05(d) shall not apply, but Landlord shall use reasonable efforts to enforce such tenant’s obligation under its lease to comply with Laws, provided that Landlord shall not be obligated to seek to terminate such tenant’s lease.

4.06. Tenant Advertising. Tenant shall not use, and shall cause each of its Affiliates not to use, the name or likeness of the Building or the Project in any advertising (by whatever medium, other than the name and/or address of the Building set forth on Tenant’s or its subtenant’s business cards or letterhead) without Landlord’s consent, which consent shall not to be unreasonably withheld, conditioned or delayed.

4.07. Right to Perform Tenant Covenants. If Tenant fails to perform any of its obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee (each, a “Curing Party”) may perform the same at the expense of Tenant (a) immediately and without notice in the case of emergency or in case such failure adversely interferes with the use of space by any other tenant in the Building or with the efficient operation of the Building or may result in a violation of any Law or as may result in a cancellation of any insurance policy maintained by Landlord and (b) in any other case if such failure continues beyond any notice and cure period. If a Curing Party performs any of Tenant’s obligations under this Lease, Tenant shall pay to Landlord (as Additional Charges) the costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within thirty (30) days after receipt by Tenant of a statement as to the amounts of such costs. If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party’s bond and shall reimburse the Curing Party for the cost of the Curing Party’s bond. “Interest Rate” means the lesser of (i) the Prime Rate plus 2% or (ii) the maximum rate permitted by law.

4.08. Right to Perform Landlord Covenants. If Landlord fails to perform any of its obligations under this Lease and such failure (a) materially interferes with Tenant’s use of the Premises and (b) is capable of being cured by Tenant (i) taking action wholly within the Premises and (ii) without altering any of the structural components of the Building or adversely affecting the Building’s systems or any area outside of the Premises, then Tenant may give Landlord a written notice (the “S/H Notice”) identifying such failure in detail and notifying Landlord of Tenant’s intention to exercise its rights under this Section 4.08 with respect thereto.

If such failure by Landlord shall continue for fifteen (15) Business Days after Landlord’s receipt of the S/H Notice or, if such failure is not reasonably susceptible of cure within such period, such longer period as may be reasonably necessary to complete the same with due diligence provided that Landlord commences the cure within said fifteen (15) Business Day period and prosecutes the same with reasonable diligence, then Tenant may give Landlord a second written notice (the “Second S/H Notice”) as set forth below. If Landlord shall fail to cure or commence to cure such item specified in the Second S/H Notice within seven (7) Business Days after Landlord’s receipt of the Second S/H Notice, and provided that such failure was reasonably susceptible of cure within such seven (7) Business Days Period, then Tenant shall have the right (but shall not be obligated) to, and for the account of Landlord, perform the obligation which Landlord so failed to perform; provided further that the Second S/H Notice shall specify Landlord’s failure to respond to the initial S/H Notice and shall bear the following legend typed in bold, capital letters at the top and in a font size of not less than 14 points: “IF LANDLORD SHALL FAIL TO CURE SUCH ITEM SPECIFIED IN THE S/H NOTICE (A COPY OF WHICH IS ATTACHED HERETO) WITHIN 7 BUSINESS DAYS FOLLOWING LANDLORD’S RECEIPT OF THIS NOTICE THEN TENANT SHALL HAVE THE RIGHT TO PERFORM SAME PURSUANT TO SECTION 4.08 OF THE LEASE.” If Tenant performs any of Landlord’s obligations under this Lease, Landlord shall pay to Tenant the actual, reasonable, out-of-pocket cost of such performance, together with interest thereon at the Interest Rate from the date incurred after the expiration of such seventh (7th) Business Day until paid, within thirty (30) days after receipt by Landlord of a statement as to the amounts of such costs. Any dispute between Landlord and Tenant under this Section 4.08 shall be submitted to expedited arbitration in accordance with the provisions of Section 9.09(b).

4.09. Telecommunications. Tenant shall be responsible, at its sole cost and expense, for bringing telecommunication service, data wiring service and cable television service to the Premises. During Tenant’s performance of Tenant’s Initial Alterations, Landlord shall provide shaft space in locations mutually and reasonably agreed upon by Landlord and Tenant to accommodate two (2) four (4”) inch conduits and pullboxes to the Premises for Tenant’s telecommunication service. Any installation made by Tenant in such shaft space, including core drilling and the installation of any conduit or wiring, shall be performed at Tenant’s sole cost and expense, in accordance with all Laws and Building Rules and Regulations, and shall constitute an Alteration under this Lease. Tenant shall indemnify and save harmless Landlord from and against all loss, damage, liability, cost and expense of any nature (including, without limitation, reasonable attorneys’ fees and expenses) by reason of accidents, damage, injury or loss to any and all persons and property, or either, whosoever or whatsoever to the extent resulting from or arising in connection with Tenant’s installation, use, maintenance and removal of the equipment that Tenant installs in the shaft space and Tenant’s insurance in respect of the Premises shall include coverage for any losses incurred in connection with such installation, use, operation, maintenance and removal. As of the date hereof, the telecommunication service providers serving the Building are Verizon and Conversant and Direct TV is provided by Satellites Unlimited. If Tenant desires to subscribe to a telecommunications company not currently servicing the Building, and provided such telecommunications company serves the area, Tenant may, subject to Landlord’s reasonable consent (which consent may include, without limitation, the condition that such service provider enter into a license agreement with Landlord which is reasonably satisfactory to Landlord), subscribe to such telecommunications company at Tenant’s sole cost and expense (and Landlord shall reasonably cooperate with Tenant and allow Tenant to obtain any such service, but only to the extent without cost, expense or liability to Landlord). Landlord shall not be responsible for any delays occasioned by failure of the telecommunications company to furnish any such services.

4.10. Internal Staircase. (a) Tenant shall have the right to install an internal staircase within the Premises (the “Internal Staircase”) connecting contiguous full floors of the Premises (initially, between the 19th Floor Premises and the 20th Floor Premises), subject to compliance with the requirements of this Lease (including, without limitation, Tenant’s preparation of detailed plans and specifications (showing all structural reinforcements and any other specifications required by Landlord) under this Article 4). Any such internal staircase shall be deemed a Material Alteration and a Specialty Installation hereunder. Tenant shall perform the Restoration Work with respect to the Internal Staircase in accordance with Section 4.02(d) (including if, at any time, any portion of the 19th Floor Premises and/or the 20th Floor Premises, or one of the contiguous full floors of the Premises in question, as the case may be, is recaptured under Article 5), notwithstanding Landlord’s failure to specifically designate and identify such Internal Staircase as a removal item on Tenant’s plans and specifications as required hereunder. Tenant shall notify Landlord prior to such Restoration Work to the Internal Staircase that Tenant is commencing such work and, if Landlord shall advise Tenant that it wishes the Internal Staircase to remain (or if a subsequent tenant makes such request and Landlord advises Tenant of same), then Tenant shall not perform Restoration Work with respect to the Internal Staircase.

(b) Tenant shall have the non-exclusive right to use the internal fire staircases connecting contiguous floors of the Premises as convenience stairs, provided that Tenant, at its sole cost, and subject in any event to Article 4 hereof, complies with all Laws in connection with such use and any Alterations made thereto. In using said stairs and in preparing the same for use by Tenant, Tenant shall be responsible for all costs and expenses in connection therewith (including any increase in Landlord’s insurance costs resulting from Tenant’s use thereof and any additional costs to Landlord resulting from the need to install, maintain and provide electricity to continuous lighting fixtures serving the fire stairs) and shall comply with the terms of this Lease and all applicable Laws and insurance requirements applicable to the Building. If Tenant so utilizes the fire stairs, Tenant shall maintain at its sole cost and expense such portions of the fire stairs on the floors on which the Premises are located including, without limitation, the periodic painting and cleaning thereof in a manner commensurate of a First Class Office Building. Tenant shall not use the stairs so as to interfere with the rights of other tenants or occupants in the Building. Tenant shall have the right to paint, cosmetically improve the surface areas located within the stairwell area and generally decorate (but not carpet) and add additional signage and enhanced lighting to said stairs, provided that (i) such Alterations do not violate any Laws and/or insurance requirements with respect to the Building, (ii) such Alterations do not increase Landlord’s insurance costs unless Tenant agrees to pay such increased costs (it being understood that Landlord does not anticipate that mere cosmetic changes which are permitted to be made by Tenant to the fire stairs pursuant to this Section 4.10 will result in any such increased insurance costs), and (iii) in no event shall Tenant be permitted to paint over or cover up any reflective glow tape in the fire stairs. In connection with any use of such fire stairs therewith and subject to the terms of Article 4 hereof, Tenant, at Tenant’s sole cost and expense shall (x) install and regularly maintain a security and access control system in the stairway to prevent unauthorized access of the fire stairs from the Premises and to identify potential emergencies therein that are satisfactory to Landlord in its sole but good faith discretion (including, without limitation, the installation of additional fire safety equipment and video and other surveillance equipment), (y) provide Landlord with at least three (3) card keys to any such security system and update such card keys, at no cost or expense to Landlord, from time to time, if such update is necessary in order to permit such card keys to be operable and (z) tie such system into the Building’s security and Class E systems, Building management system and such other Building systems as Landlord may reasonably require. In no event shall Tenant be permitted to store any equipment, furniture, storage boxes or any other personal property whatsoever in any fire stairs of the Building. Tenant acknowledges that any Alterations required to tie such security system into the fire safety system of the Building shall be performed by Landlord’s fire safety contractor, at Tenant’s sole cost and expense, provided such contractors’ prices are at commercially competitive rates. Notwithstanding the foregoing, Tenant acknowledges that Landlord has made no representation or warranty as to whether Tenant’s use of the stairwell area as contemplated hereunder is permitted under applicable Laws and/or insurance requirements. In no event shall any portion of Landlord’s Contribution be permitted to be used for any Alterations permitted under this Section 4.10(b). In the event that Tenant is not permitted to use the stairwell area for any reason whatsoever Landlord shall not have liability to Tenant therefor. Landlord agrees to reasonably cooperate with Tenant in connection with the obtaining and maintaining by Tenant of all licenses and permits necessary for Tenant’s use of the stairwell area, provided that Tenant shall pay as Additional Rent all reasonable out-of-pocket third party costs incurred by Landlord in connection with such cooperation.

4.11. Slab Removal Work. Landlord hereby acknowledges that Tenant desires to remove a portion of the slab between the 19th Floor Premises and the 20th Floor Premises in order to create a double-level atrium in the entrance lobby to the Premises (“Slab Removal Work”). Tenant shall have the right to perform said Slab Removal Work, subject to compliance with the requirements of this Lease (including, without limitation, Tenant’s preparation of detailed plans and specifications (showing all structural reinforcements and any other specifications required by Landlord) under this Article 4). Any such Slab Removal Work shall be deemed a Material Alteration and a Specialty Installation hereunder. Tenant shall perform the Restoration Work with respect to the Slab Removal Work in accordance with Section 4.02(d) (including if, at any time, any portion of the 19th Floor Premises and/or the 20th Floor Premises, or one of the contiguous full floors of the Premises in question, as the case may be, is recaptured under Article 5), notwithstanding Landlord’s failure to specifically designate and identify such Slab Removal Work as a removal item on Tenant’s plans and specifications as required hereunder. Tenant shall notify Landlord prior to such Restoration Work with respect to the Slab Removal Work that Tenant is commencing such work and, if Landlord shall advise Tenant that it wishes the Slab Removal Work to remain (or if a subsequent tenant makes such request and Landlord advises Tenant of same), then Tenant shall not perform Restoration Work with respect to the Slab Removal Work.

ARTICLE 5.

ASSIGNMENT AND SUBLETTING

5.01. Assignment; Etc. (a) Neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise (any of the foregoing being referred to herein as an “Assignment”; and the assignee or other transferee pursuant to an Assignment being an “Assignee”), and neither the Premises, nor any part thereof, shall be subleased, licensed, franchised, used or occupied by any person or entity other than Tenant or encumbered in any manner by reason of any act or omission on the part of Tenant, nor shall Tenant directly or indirectly part with possession of all or any portion of the Premises (any of the foregoing being referred to herein as a “Sublease”; and the sublessee, licensee, franchisee, occupant or other party obtaining the right to possession pursuant to a Sublease being a “Sublessee”), and no rents or other sums receivable by Tenant under any Sublease of all or any part of the Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord. The dissolution or direct or indirect transfer of control of Tenant (however accomplished, including, by way of example, the admission of new partners, shareholders or members or withdrawal of existing partners, shareholders or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this Lease regardless of whether the transfer is made by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. An agreement under which another person or entity becomes responsible for all or a portion of Tenant’s obligations under this Lease shall be deemed an assignment of this Lease. No Assignment of this Lease and the term and estate hereby granted, and no Sublease of all or any portion of the Premises shall relieve Tenant of its liability under this Lease or of the obligation to obtain Landlord’s prior consent to any further Assignment or Sublease. In no event shall any permitted Sublessee assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others (subject to Section 5.04(e) hereof), except in accordance with this Lease. Any attempt to effect an Assignment this Lease or a Sublease of all or any portion of the Premises in violation of this Article 5 shall be null and void and shall constitute a default hereunder. The limitations set forth in this Section 5.01(a) shall be deemed to apply to subtenant(s), assignee(s) and guarantor(s) of this Lease. Notwithstanding anything to the contrary contained herein, the following transfers of Control shall not be deemed an assignment for purposes of this Article 5: (i) transfers by will or intestate succession resulting from the death of a shareholder or partner of Tenant; (ii) transfers among the current existing shareholders or partners of Tenant, their immediate families or trusts for the benefit thereof (unless the primary purpose of such transfer is to avoid an express Lease prohibition on assignment or transfer); (iii) transfers on the recognized United States or foreign securities exchange or in the over-the-counter market; (iv) transfers pursuant to a public offering; or (v) transfers pursuant to the demutualization of Tenant or the conversion of Tenant from a mutual insurance company to a stockholder-owned company, whether directly or indirectly.

(b) Notwithstanding Section 5.01(a), without the consent of Landlord, Tenant may enter into an Assignment of this Lease with any Assignee that is (i) an entity created by merger, reorganization or recapitalization of or with Tenant or (ii) a purchaser of all or substantially all of Tenant’s assets; provided, in the case of both clause (i) and clause (ii), that (A) Landlord shall have received a notice of such Assignment from Tenant, (B) the Assignee assumes by written instrument reasonably satisfactory to Landlord all of Tenant’s obligations under this Lease, (C) such Assignment is for a valid business purpose and not to avoid any obligations under this Lease, (D) the Assignee is a reputable entity of good character and (E) the

Assignee shall have, immediately after giving effect to such Assignment, an EBITDA (computed in accordance with GAAP consistently applied) at least equal to the Sufficient Worth (and reasonably satisfactory proof of which shall have been furnished to Landlord).

(c) Notwithstanding Section 5.01(a), without the consent of Landlord, Tenant may enter into an Assignment of this Lease with, or Sublease all or any part of the Premises to, an Affiliate of Tenant; provided, that (i) Landlord shall have received a notice of such Assignment or Sublease from Tenant; and (ii) in the case of any such Assignment, (A) the Assignment is for a valid business purpose and not to avoid any obligations under this Lease, (B) the Assignee assumes by written instrument reasonably satisfactory to Landlord all of Tenant’s obligations under this Lease, and (C) the Assignee shall have, immediately after giving effect to such Assignment, an EBITDA (computed in accordance with GAAP consistently applied) at least equal to the Sufficient Worth (and reasonably satisfactory proof of which shall have been furnished to Landlord). “Affiliate” means, as to any designated person or entity, any other person or entity which controls, is controlled by, or is under common control with, such designated person or entity. “Control” (and with correlative meaning, “controlled by” and “under common control with”) means (x) ownership or voting control, directly or indirectly, of fifty (50%) percent or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question or (y) the power and authority to manage the business and affairs of the entity in question.

(d) Notwithstanding Section 5.01(a), without the consent of Landlord, Tenant Named Herein may from time to time, subject to all of the provisions of this Lease, permit portions of the Premises to be used or occupied under so-called “desk sharing” arrangements by any Person with whom Tenant has a significant ongoing business relationship other than as occupants of the Premises (such as, by way of example, Tenant’s auditors, Tenant’s clients, Tenant’s licensees and franchisees and Tenant’s joint venturers) utilizing space in the Premises (each such desk or office space user, a “Desk Space User”); provided, that (i) any such use or occupancy of desk or office space shall be without the installation of demising walls separating such desk or office space, any separate entrance or any signage identifying such Desk Space User, (ii) at any time during the Term, the aggregate of the RSF then used by Desk Space Users pursuant this Section 5.01(d) shall not exceed sixteen thousand (16,000) RSF of the Premises, (iii) each Desk Space User shall use the Premises in accordance with all of the provisions of this Lease, and only for the use expressly permitted pursuant to this Lease, (iv) in no event shall the use of any portion of the Premises by a Desk Space User create or be deemed to create any right, title or interest of such Desk Space User in any portion of the Premises or this Lease, (v) such “desk sharing” arrangement shall terminate automatically upon the termination of this Lease, (vi) Tenant shall receive no rent or other payment or consideration for the use or occupancy of any space in the Premises by any Desk Space User in excess of an allocable share of the Rent reserved hereunder, (vii) the term of such “desk sharing” arrangement shall in no event exceed five (5) years in the aggregate and (viii) such desk sharing arrangement is for a valid business purpose and not to circumvent the provisions of this Article 5. Prior to entering into any such desk sharing arrangement, Tenant shall notify Landlord in writing of its plan to provide any space in the Premises to a Desk Space User, which notice shall include (1) the identity of the Desk Space User, along with a description of the nature of the business to be conducted in the Premises by such Desk Space User (and such other reasonable information as shall be requested by Landlord, from time to time, with respect to each such Desk Space User) and (2) a certification by Tenant that Tenant is in compliance with the provisions of this Section 5.01(d) with respect to such Desk Space User (which certification shall set forth the amount of RSF of the Premises to be used or occupied by such Desk Space User), together with a copy of the agreement, if any, relating to the use or occupancy of such portion of the Premises by such Desk Space User. The rights granted under this Section 5.01(d) shall be personal to Tenant Named Herein.

5.02. Landlord’s Right of First Offer. (a) If Tenant desires to enter into an Assignment of this Lease or Sublet all or part of the Premises (other than in accordance with Sections 5.01(b), (c) or (d)), Tenant shall give to Landlord notice (“Tenant’s Offer Notice”) thereof along with a bona fide written offer from an independent third party specifying (i) in the case of a proposed subletting, the location of the space to be sublet and the term of the subletting of such space, (ii) (A) in the case of a proposed assignment, Tenant’s good faith offer of the consideration Tenant desires to receive or pay for such assignment or (B) in the case of a proposed subletting, Tenant’s good faith offer of the fixed annual rent which Tenant desires to receive for such proposed subletting, and (iii) the proposed assignment or sublease commencement date, which date shall be at least thirty (30) days after the giving of Tenant’s Offer Notice.

(b) Tenant’s Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at Landlord’s option, (i) Sublease such space from Tenant if the proposed transaction is a Sublease of all or a part of the Premises for a term equal to substantially all of the then remaining balance of the Term, (ii) terminate this Lease (if the proposed transaction is an Assignment or a Sublease of all or substantially all of the Premises or a Sublease of a portion of the Premises which, when aggregated with other Subleases then in effect, covers all or substantially all of the Premises), or (iii) terminate this Lease with respect to the space covered by the proposed Sublease (if the proposed transaction is a Sublease of part of the Premises for a term equal to substantially all of the then remaining balance of the Term). For the purpose hereof, “substantially all of the then remaining balance of the Term” shall mean either that (x) the term of the proposed Sublease is greater than eighty percent (80%) of the remaining balance of the Term (without giving effect to any unexercised Renewal Option, unless Tenant then exercises such Renewal Option pursuant to Article 10), or (y) at the conclusion of the term of the proposed Sublease, twelve (12) months or less shall remain with respect to the Term (without giving effect to any unexercised Renewal Option). Said option may be exercised by Landlord by notice to Tenant within thirty (30) days after a Tenant’s Offer Notice, together with all information required pursuant to Section 5.02(a), has been given by Tenant to Landlord. Notwithstanding the foregoing provisions of this Section 5.02(b), if the proposed transaction is a Sublease of all or part of the Premises for substantially all of the then remaining balance of the Term by reason of the applicability of clause (x) of the preceding sentence, but not clause (y), then Landlord shall not have the option to terminate this Lease as described in the preceding subclauses (ii) and (iii), but shall only have the option described in subclause (i) to Sublease such space from Tenant in accordance with the provisions of Section 5.02(f) below for the same term as set forth in Tenant’s Offer Notice.

(c) If Landlord exercises its option under Section 5.02(b)(ii) to terminate this Lease, then this Lease shall terminate on the proposed Assignment or Sublease commencement date specified in the applicable Tenant’s Offer Notice and all Rent shall be paid and apportioned to such date.

(d) [Intentionally omitted.]

(e) If Landlord exercises its option under Section 5.02(b)(iii) to terminate this Lease with respect to the space covered by a proposed Sublease, then (i) this Lease shall terminate with respect to such part of the Premises on the effective date of the proposed Sublease; (ii) from and after such date the Rent shall be adjusted, based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises and (iii) Tenant shall pay to Landlord, within thirty (30) days after delivery to Tenant of a written invoice therefor, the actual reasonable out-of-pocket costs incurred by Landlord in demising separately such part of the Premises and in complying with any Laws relating to such demise.

(f) If Landlord exercises its option under Section 5.02(b)(i) to sublet the space Tenant desires to Sublease, such Sublease (the “Recapture Sublease”) to Landlord or its designee (as subtenant; such party, the “Recapture Subtenant”) shall be in form and substance reasonably satisfactory to Landlord at the lower of (i) the rental rate per rentable square foot of Fixed Rent and Additional Charges then payable pursuant to this Lease or (ii) the rental set forth in the applicable Tenant’s Offer Notice with respect to such sublet space (the “Recapture Premises”), and shall be for the term set forth in the applicable Tenant’s Offer Notice, and:

(A) shall be subject to all of the terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 5.02(f);

(B) shall be upon the same terms and conditions as those contained in the applicable Tenant’s Offer Notice and otherwise on the terms and conditions of this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 5.02(f);

(C) shall permit the Sublessee, without Tenant’s consent, freely to enter into an Assignment of such Sublease or any interest therein or to Sublease all or any part of the space covered by such Sublease and to make any and all alterations and improvements in the space covered by such Sublease;

(D) shall provide that any Assignee or further Sublessee of Landlord or its designee may, at the election of Landlord, make alterations, decorations and installations in such space or any part thereof, any or all of which may be removed, in whole or in part, by such Assignee or Sublessee, at its option, prior to or upon the expiration or other termination of such Sublease, provided that such Assignee or Sublessee, at its expense, shall repair any damage caused by such removal; unless the Sublease is scheduled to expire at least eighteen (18) months before the Expiration Date, in which case, all such alterations, decorations and installations in such space shall be removed and Sublessee, at its expense, shall repair any such damage caused by such removal and restore the space to substantially its condition prior to the making of such alterations, decorations or installations; and

(E) shall provide that (1) the parties to such Sublease expressly negate any intention that any estate created under such Sublease be merged with any other estate held by either of said parties, (2) any Assignment or Sublease by Landlord or its designee (as the Sublessee) may be for any purpose or purposes that Landlord shall deem appropriate, (3) Landlord, at Tenant’s expense, may make such alterations as may be required or deemed necessary by Landlord to demise separately the subleased space and to comply with any Laws relating to such demise, and (4) at the expiration of the term of such Sublease, Tenant shall accept the space covered by such Sublease in its then existing condition, subject to the obligations of the Sublessee to make such repairs thereto as may be necessary to preserve such space in good order and condition; unless the Sublease is scheduled to expire at least eighteen (18) months before the Expiration Date, in which case, at the expiration of the term of such Sublease, Tenant shall accept the space covered by such Sublease in the same condition that it was delivered to the Sublessee, reasonable wear and tear excepted.

(g) Until the expiration or sooner termination of a Recapture Sublease, performance by the Recapture Subtenant under such Recapture Sublease of any of its obligations thereunder shall be deemed performance by Tenant of any similar obligations under this Lease, and Tenant shall not be liable for any default under this Lease, deemed to be in default hereunder or liable for any indemnification obligation hereunder to the extent that such default or indemnification obligation is caused by any act or omission of the Recapture Subtenant under the Recapture Sublease or of any further subtenant of the Recapture Subtenant. Notwithstanding anything in this Lease to the contrary, Tenant shall have no liability for any Fixed Rent, Additional Charges or other sums due under this Lease attributable to the Recapture Sublease or any Recapture Premises unless and until the amount thereof has been paid by the Recapture Subtenant, and any liability of Tenant for any Rent attributable to any Recapture Premises shall be subject to and conditioned upon receipt of all such sums from the Recapture Subtenant. The foregoing shall not be construed to reduce or impair any obligation of Tenant for any Fixed Rent, Additional Charges or other sums remaining due hereunder which exceed any such sums then payable by any such Recapture Subtenant. Any failure of Landlord to comply with the provisions of the Recapture Sublease, other than with respect to the payment of rental to Tenant under the Recapture Sublease, shall not constitute a default on the part of Landlord thereunder and shall not constitute a default on the part of Tenant under this Lease, provided that if Recapture Subtenant shall fail to comply with the terms of the Recapture Sublease and such failure shall adversely affect Tenant’s use of any other portion of the Premises, then Landlord shall use commercially reasonable efforts to enforce its rights under such Recapture Sublease.

(h) In the case of a proposed sublease, Tenant shall not (i) sublet any space to a third party at a rental which is less by more than seven and one-half percent (7.5%) (on a per RSF basis) than the rental (on a per RSF basis) specified in Tenant’s Offer Notice with respect to such space, (ii) change the location or, by more than five percent (5%) of the total RSF, the amount of space proposed to be sublet from that designated in Tenant’s Offer Notice, (iii) change the proposed commencement date to a date which is more than ninety (90) days later than, or change the proposed term of, the proposed sublease from that specified in Tenant’s Offer Notice, (iv) change any base year for escalation payments from those specified in Tenant’s Offer Notice, or (v) otherwise modify the terms being offered in a way that is materially less favorable to Tenant than the terms specified in Tenant’s Offer Notice, without, in each case, complying once again with all of the provisions of this Section 5.02 and re-offering such space to Landlord at upon such changed terms. In the case of a proposed assignment, Tenant shall not (x) assign this Lease to a third party where Tenant pays greater consideration or grants a greater concession to such third party by more than seven and one-half percent (7.5%) for such assignment than the consideration offered to be paid or concession offered to be granted to Landlord in Tenant’s Offer Notice, (y) change the proposed commencement date of the proposed assignment to a date which is more than ninety (90) days later than that specified in Tenant’s Offer Notice or (z) otherwise modify the terms being offered in a way that is materially less favorable to Tenant than the terms specified in Tenant’s Offer Notice, without, in each case, complying once again with all of the provisions of this Section 5.02 and re-offering to assign this Lease to Landlord and pay such consideration or grant such concession to Landlord. If Tenant shall not have sublet the Premises or a portion thereof or assigned this Lease to a third party within nine (9) months after the delivery to Landlord of the applicable Tenant’s Offer Notice, then Tenant shall not sublet any space or assign this Lease without complying once again with all of the provisions of this Section 5.02 and re-offering such space to Landlord or re-offering to assign this Lease to Landlord. In determining whether the sublease rental is less than (by more than seven and one-half percent (7.5%)), or the assignment consideration is greater than (by more than seven and one-half percent (7.5%)), that which was offered to Landlord, as provided above, all economic terms of the proposed sublease or assignment (including, without limitation, any inducements or concessions) taken as a whole shall be considered and compared to those offered to Landlord. If, solely by virtue of the failure of the rental to comply with the seven and one-half percent (7.5%) parameter set forth in clause (x) above in the case of a proposed sublease, or the failure of the proposed consideration to comply with the seven and one-half percent (7.5%) parameter in clause (y) above in the case of a proposed assignment (and all of the other required parameters described above in this Section 5.02 are satisfied), Tenant is required to comply once again with all of the provisions of this Section 5.02 and re-offer the space in question to Landlord, the period for Landlord to exercise its options pursuant to Section 5.02(b), however, shall be twenty (20) days, rather than thirty (30) days pursuant to Section 5.02(b). If, in connection with such re-offer, Tenant simultaneously submits to Landlord all items required to accompany a Transfer Notice pursuant to Section 5.03 below, such twenty (20) day period shall run concurrently with the period of time for Landlord to grant or deny its consent to the proposed Sublease or Assignment (in the event Landlord does not exercise its options under Section 5.02) pursuant to Section 5.03.

5.03. Assignment and Subletting Procedures. (a) If Tenant delivers to Landlord a Tenant’s Offer Notice with respect to any proposed Assignment of this Lease or Sublease of all or part of the Premises and Landlord does not timely exercise any of its options under Section 5.02, and Tenant thereafter desires to effect an Assignment of this Lease or Sublease the space specified in Tenant’s Offer Notice, Tenant shall notify Landlord (a “Transfer Notice”) of such desire, which notice shall be accompanied by (i) a conformed or photostatic copy of the proposed Assignment or Sublease and any related agreements, the effective or commencement date of which shall be at least thirty (30) days after the giving of such notice, (ii) a statement setting forth in reasonable detail the identity of the proposed Assignee or Sublessee, the nature of its business and its proposed use of the Premises (and such other reasonable information as shall be requested by Landlord, from time to time, with respect to each such proposed Assignee or Sublessee), (iii) current financial information with respect to the proposed Assignee or Sublessee, including, without limitation, its most recent certified financial statements, if such financial statements are certified (or, if not, certified by an authorized officer of the proposed assignee or subtenant as being true and correct), (iv) a certification by Tenant as to any changes in the information submitted to Landlord with the Tenant’s Offer Notice and (v) such other information as Landlord may reasonably request, and Landlord’s consent to the proposed Assignment or Sublease will be given or withheld within twenty-five (25) days after the date the Transfer Notice shall have been given to Landlord and shall otherwise not be unreasonably withheld, conditioned or delayed, provided that:

(i) Such Transfer Notice shall be delivered to Landlord within six (6) months after the delivery to Landlord of the applicable Tenant’s Offer Notice.

(ii) In Landlord’s reasonable judgment the proposed Assignee or Sublessee will use the Premises in a manner that (A) is in keeping with the first-class standards of the Building, (B) is limited to the use expressly permitted under this Lease, and (C) will not violate any negative covenant as to use contained in any other lease of space in the Building then in effect. Landlord agrees upon Tenant’s request to inform Tenant of any such negative covenants applicable hereunder.

(iii) The proposed Assignee or Sublessee is a reputable person or entity with sufficient financial worth considering the responsibility involved.

(iv) Neither the proposed Assignee or Sublessee, nor any Affiliate of such Assignee or Sublessee, is then an occupant of any part of the Building, unless Landlord has no space available (or becoming available in the next five (5) months) for lease in the Building substantially comparable in size for a substantially comparable term.

(v) The proposed Assignee or Sublessee is not a person with whom Landlord is then negotiating or has within the prior four (4) months negotiated to lease comparable space in the Building (i.e., within the prior four (4) months, Landlord has given or received a written offer to lease the space in question to such tenant and/or its representatives).

(vi) The form of the proposed Sublease shall be reasonably satisfactory to Landlord and Tenant and shall comply with the applicable provisions of this Article 5.

(vii) There shall not be more than four (4) entities (not counting Desk Space Users) occupying any floor of the Premises at any time, or such lesser number in proportion to the amount of space Tenant occupies in a partial floor.

(viii) Tenant shall reimburse Landlord within thirty (30) days after written demand for any reasonable out-of-pocket costs incurred by Landlord in connection with said Assignment or Sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed Assignee or Sublessee, and legal costs and disbursements incurred in connection with the requested consent.

(b) If Landlord consents to a proposed Assignment or Sublease and Tenant fails to execute and deliver the Assignment or Sublease to which Landlord consented within ninety (90) days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this Lease or Subleasing all or part of the Premises.

(c) If, within twenty-five (25) days after Tenant’s submission to Landlord of a Transfer Notice (which notice is made pursuant to the terms of this Lease together with the information required to be submitted to Landlord pursuant to this Section 5.03), Landlord shall fail to notify Tenant of Landlord’s consent or objection thereof, Tenant may provide to Landlord a reminder notice which shall contain a legend in not less than 14 point font bold upper case letters as follows: “THIS IS A TIME SENSITIVE REQUEST AND THE FAILURE OF LANDLORD TO RESPOND WITHIN FIVE (5) BUSINESS DAYS FOLLOWING RECEIPT OF THIS NOTICE SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF THE [specify the sublease or assignment in question]”. If Landlord shall fail to respond within such five (5) Business Day period, Landlord shall be deemed to have given its consent to the sublease or assignment in question as required under this Section 5.03.

5.04. General Provisions. (a) If there is an Assignment of this Lease, whether or not in violation of this Lease, Landlord may collect rent from the Assignee. If there is a Sublease of the Premises or any part thereof, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the Sublessee. In either event, Landlord may apply the net amount collected against Rent, but no such Assignment, Sublease, or collection shall be deemed a waiver of any of the provisions of Section 5.01, or the acceptance of the Assignee or Sublessee as tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.

(b) (i) No Assignee shall take possession of the Premises or any part thereof until the Assignee delivers to Landlord evidence that the Assignee, as Tenant hereunder, has complied with the requirements of Section 7.02 and Section 7.03, and (ii) no Assignment to which Landlord shall have consented shall be effective and no Assignee shall take possession of the Premises or any part thereof until an agreement in form and substance reasonably satisfactory to Landlord whereby the Assignee unconditionally assumes Tenant’s obligations under this Lease accruing from and after the effective date of such Assignment.

(c) Notwithstanding any Assignment, whether or not in violation of this Lease, and notwithstanding the acceptance of any Rent by Landlord from an Assignee or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this Lease. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease.

(d) Each Sublease by Tenant to which Landlord shall have consented shall be subject to the following:

(i) No Sublease shall be for a term (including any renewal or extension options contained in the Sublease) ending later than one day prior to the Expiration Date.

(ii) No Sublessee shall take possession of the Premises or any part thereof, until there has been delivered to Landlord, both (A) an executed counterpart of such Sublease, and (B) a certificate of insurance evidencing that (x) Landlord, its managing agent, and each Superior Lessor and Superior Mortgagee are an additional insured under the insurance policies required to be maintained by occupants of the Premises pursuant to Section 7.02, and (y) there is in full force and effect, the insurance otherwise required by Section 7.02.

(iii) Subject to the provisions of Section 5.05 below, each Sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, each Sublessee by entering into a Sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such Sublease, and such Sublessee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such Sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a) below. Each Sublessee or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Article 5. The provisions of this Article 5 shall be self-operative and no further instrument shall be required to give effect to this provision.

(e) Notwithstanding anything to the contrary contained in Sections 5.01(a) hereof, an Underletting Sublease may permit the subtenant thereunder to further sublease all or any portion of the sublease space or assign its rights thereunder; provided that (i) all of the conditions of this Article 5 shall be satisfied with respect to such further subleasing or assignment, (ii) Landlord shall be entitled to receive fifty percent (50%) of any and all profits accruing to any party with respect to such further subleasing or assignment under Section 5.05, which for purposes of this Section 5.04(e) shall be deemed to be appropriately modified to take into account that the transaction in question is an Assignment of the Sublease or a further Sublease of the space demised under the Sublease, as the case may be, and (iii) upon a receipt of any Tenant’s Offer Notice with respect to such transaction, Landlord shall in all events have the rights to recapture and underlet in accordance with Section 5.02 hereof. “Underletting Sublease” shall mean any sub-sublease entered into by a Sublessee which demises sub-subleased premises to a sub-subtenant with a creditworthiness reasonably acceptable to Landlord (it being agreed that a sub-subtenant with a tangible net worth (exclusive of good will and fixed assets) computed in accordance with GAAP consistently applied, equal to or greater than ten (10) times the escalated annual Fixed Rent (plus Tenant’s annual Tax Payment and annual Operating Payment) then due under this Lease shall have creditworthiness deemed acceptable to Landlord under this Section 5.04(e), provided that (x) Tenant has an EBITDA (computed in accordance with GAAP consistently applied) at least equal to the Sufficient Worth at the time of the proposed Underletting Sublease and (y) reasonably satisfactory proof of such sub-subtenant’s net worth and the Sufficient Worth of Tenant shall have been furnished to Landlord).

(f) Tenant shall not publicly advertise the availability of the Premises or any portion thereof as sublet space or by way of an Assignment of this Lease (except through licensed brokers), without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld or delayed; provided that Tenant shall in no event advertise the rental rate or any description thereof.

(g) Each sublease shall contain the condition and restriction that the Sublease shall not be assigned, encumbered or otherwise transferred or the subleased premises further sublet by the Sublessee in whole or in part, or any part thereof suffered or permitted by the Sublessee to be used or occupied by others, without the prior written consent of Landlord in each instance which consent, with respect to the first two (2) tiers of subletting or assignment (i.e., an assignment or subletting by Tenant’s subtenant or assignee, and an assignment or subletting by such subtenant’s sub-subtenant or assignee), shall not be unreasonably withheld subject to certain criteria more particularly described in this Article 5.

5.05. Assignment and Sublease Profits. (a) If the aggregate of the amounts payable as fixed rent and as additional rent on account of Taxes, Operating Expenses and electricity by a Sublessee under a Sublease of any part of the Premises and the amount of any Other Sublease Consideration payable to Tenant by such Sublessee, whether received in a lump-sum payment or otherwise shall be in excess of Tenant’s Basic Cost therefor at that time then, promptly after the collection thereof, Tenant shall pay to Landlord in monthly installments as and when collected, as Additional Charges, fifty (50%) percent of such excess (“Landlord’s Share”); provided, that in connection with any such Sublease, Tenant may recover Tenant’s Basic Cost therefor prior to making any payment to Landlord of Landlord’s Share. Tenant shall deliver to Landlord within seventy-five (75) days after the end of each calendar year (and within thirty (30) days after the expiration or earlier termination of this Lease) a statement specifying each Sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the Sublessee to Tenant, and by Tenant to Landlord, with respect to such Sublease for the period covered by such statement. “Tenant’s Basic Cost” for sublet space at any time means the sum of (i) the portion of the Fixed Rent, Tax Payments and Operating Payments which is attributable to the space covered by such Sublease, plus (ii) the amount payable by Tenant on account of electricity in respect of such space, plus (iii) the amount of any costs reasonably incurred by Tenant in making changes in the layout and finish of such space for the Sublessee, and/or a work allowance payable by Tenant for such changes made by the Sublessee, plus (iv) the amount of any customary brokerage commissions, advertising and marketing expenses and reasonable legal fees paid by Tenant in connection with the Sublease and all costs incurred pursuant to Section 5.03(a)(viii) of this Lease. “Other Sublease Consideration” means all sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns. The provisions of this Section 5.05(a) shall not apply to any sublease under Section 5.01(c) or to any Desk Space User (provided that Tenant complies with the provisions of Section 5.01(d)(vi)).

(b) Upon any Assignment of this Lease, Tenant shall pay to Landlord fifty (50%) percent of the Assignment Consideration received by Tenant for such Assignment, after deducting therefrom the amount of any costs reasonably incurred by Tenant in making changes in the layout and finish of such space for the Assignee, and/or a work allowance payable by Tenant for such changes made by the Assignee, customary brokerage commissions, advertising and marketing expenses and reasonable legal fees paid by Tenant in connection with such Assignment and all costs incurred pursuant to Section 5.03(a)(viii) of this Lease. “Assignment Consideration” means an amount equal to all sums and other considerations paid to Tenant by the Assignee for or by reason of such Assignment (including, without limitation, sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns). The provisions of this Section 5.05(b) shall not apply to any assignment under Sections 5.01(b) or (c).

5.06. Eligible Subtenant; Non-Disturbance. (a) Landlord shall, within thirty (30) days after Tenant’s written request (which request shall be accompanied by an executed counterpart of the Eligible Sublease and such other information and certifications as Landlord may reasonably request in order to determine that the conditions of this Section 5.06 have been satisfied), deliver to Tenant and the subtenant under the Eligible Sublease (the “Eligible Subtenant”) a non-disturbance agreement on Landlord’s then current form, providing in substance that, as long as no default beyond any applicable notice and grace period exists on the part of such subtenant under such Eligible Sublease and subject to the satisfaction of the condition precedent set forth in clause (iii) below, Landlord will not name or join such subtenant as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to Landlord under this Lease, the Eligible Subtenant shall attorn to Landlord and to the further effect that if this Lease shall terminate or be terminated by reason of Tenant’s default hereunder or by the rejection of this Lease pursuant to Title 11 U.S.C. §365 (any such termination being herein called an “Attornment Event”), then Landlord will recognize such subtenant as the direct tenant of Landlord on the terms and conditions of the Eligible Sublease, as the same will be deemed amended upon such Attornment Event as hereinafter provided (a “Landlord’s Non-Disturbance Agreement”). Following the subtenant’s execution and delivery of the Landlord’s Non-Disturbance Agreement, Landlord shall promptly execute and deliver a counterpart to the subtenant. Landlord’s reasonable actual third-party out-of-pocket costs and expenses in connection with the foregoing (including, without limitation, reasonable attorney’s fees) shall be paid by Tenant within thirty (30) days after receipt of an invoice therefor. Landlord’s Non-Disturbance Agreement shall provide, inter alia, that, upon an Attornment Event:

(i) if applicable from time to time, the fixed rent and additional rent under the Eligible Sublease shall be increased (but not decreased) so that it is equal on a RSF basis to the Fixed Rent and Additional Rent which would have been payable under this Lease with respect to the portion of the Premises demised under the Eligible Sublease had this Lease not been terminated;

(ii) the Eligible Sublease shall be deemed further amended such that the terms and provisions thereof shall be restated, to the extent necessary, if any, so that none of the provisions thereof shall be less favorable, in any respect, to Landlord than the provisions of this Lease (except that (A) the length of term (including renewals, other than renewals which would extend beyond the then Expiration Date of this Lease) shall remain as set forth in the Eligible Sublease, (B) the fixed rent and additional rent shall be as set forth in clause (i) hereof, if the same is applicable, or as set forth in the Eligible Sublease if clause (i) is not applicable, (C) any Special Lease Rights relative to the Eligible Sublease shall not be included in the Eligible Sublease as amended, and (D) if the Eligible Sublease contains one or more provisions which are more restrictive on the subtenant thereunder than the corresponding provision(s) of this Lease is on Tenant hereunder, then such more restrictive sublease provision shall continue to be included in the Eligible Sublease as amended in lieu of the corresponding provision of this Lease); and

(iii) the Eligible Subtenant shall attorn to Landlord as sublandlord under the Eligible Sublease in accordance with and subject to the provisions of this Lease, including, but not limited to, Section 5.04(d)(iii).

(b) As used herein, the following terms shall have the following meanings:

(i) “Eligible Sublease” shall mean a direct sublease which (A) is between Tenant and a subtenant which is not an Affiliate of Tenant, and as of the execution of the Eligible Sublease, has a financial condition reasonably satisfactory to Landlord taking into account the obligations in question (it being agreed that the financial condition of a subtenant shall be deemed satisfactory if such subtenant has a net worth, computed in accordance with GAAP consistently applied, equal to or greater than the annual Fixed Rent and Additional Rent then payable by Tenant on account of the portion of the Premises demised under the Eligible Sublease (without giving effect to any free rent or rent abatement) as the same may be increased pursuant to Section 5.06(a)(i) multiplied by fifteen (15), (B) demises at least one (1) full floor of the Premises, and (C) has an initial sublease term (i.e., not including any renewals) of at least five (5) years (or, if less than five (5) years remain in the Term, the remaining balance of the Term less one day).

(ii) “Special Lease Rights”, relative to an Eligible Sublease upon an Attornment Event, shall mean (A) rights that are granted to Tenant in this Lease to expand the size of the Premises, rights to extend the Term, any rights which are limited to the Tenant Named Herein, any rights dependent upon occupancy of Tenant and/or Affiliates of Tenant, and any rights dependent upon leasing or occupancy requirements to the extent such requirements are not satisfied by the Eligible Sublease or the subtenant thereunder, any and all rights of the Tenant under this Lease which the subtenant under such Eligible Sublease would not have as a direct tenant under this Lease assuming this Lease were assigned to such subtenant prior to such Attornment Event, and (B) any and all rights of the Tenant under this Lease which the subtenant under the Eligible Sublease does not then have as the subtenant under the Eligible Sublease.

(c) Notwithstanding anything to the contrary herein contained, it is understood and agreed that Landlord shall have no obligation to deliver a Landlord’s Non-Disturbance Agreement during the continuance of any default (which, in the case of non-monetary defaults only, continues beyond applicable notice and cure periods).

ARTICLE 6.

SUBORDINATION; DEFAULT; INDEMNITY

6.01. Subordination and Mortgagee Consent. (a) Subject to the provisions of Section 6.01(c), this Lease is subject and subordinate to each mortgage (any such mortgage, as the same may be renewed, extended, modified, consolidated, spread or replaced, a “Superior Mortgage”) and each underlying lease (any such underlying lease, as the same may be renewed, extended, modified or replaced, a “Superior Lease”) which may now or hereafter affect all or any portion of the Project or any interest therein. The lessor under a Superior Lease is called a “Superior Lessor” and the mortgagee under a Superior Mortgage is called a “Superior Mortgagee”. The foregoing provisions shall be self-operative and no further instrument of subordination shall be required. Subject to the provisions of Section 6.01(c), Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination. Tenant shall execute any amendment of this Lease requested by a Superior Mortgagee or a Superior Lessor, provided such amendment shall not result in any increase in Tenant’s monetary obligations under this Lease or a material increase in Tenant’s other obligations under this Lease or a material reduction in the benefits available to Tenant. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, the termination or expiration of a Superior Lease, or any re-entry or dispossess by any Superior Lessor, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such Superior Mortgagee or Superior Lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease); provided, that any Successor Landlord shall not be (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord); provided, however, that if a contractual default of Landlord has occurred under this Lease which is continuing and not monetary or personal in nature, such as, but not necessarily limited to, a continuing failure to satisfy an obligation to repair a portion of the Premises, or to furnish building services, then this clause (i) shall not be construed to relieve Successor Landlord of its obligation in respect of such continuing default after such Successor Landlord becomes the landlord under this Lease, provided that such Successor Landlord shall be entitled to any notice and curative period prescribed in this Lease, which notice and curative period shall be deemed to commence upon written notice of the continuing default from the Tenant to such Successor Landlord given after such Successor Landlord has acquired such ownership and provided, in the case of a casualty or condemnation repair obligation, that such Successor Landlord has obtained the insurance or condemnation proceeds as a condition precedent to such Successor Landlord’s repair obligation under this Lease; (ii) liable for the return of any monies or security paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such monies or deposits are delivered to such Successor Landlord; (iii) subject to any offset, deduction, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (iv) bound by any Rent which Tenant might have paid for more than the current month (other than the first installment of Fixed Rent paid to Landlord simultaneous with Tenant’s execution and delivery of this Lease and those sums paid pursuant to an estimate) to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord; (v) bound by any covenant to perform or complete any work or construction in connection with the Project or the Premises or to pay any sums to Tenant in connection therewith; or (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this Lease made without the consent of such Successor Landlord. Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

(b) Tenant shall give each Superior Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such mortgagee or lessor. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this Lease, then each such Superior Mortgagee or Superior Lessor shall have an additional thirty (30) days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if, within such thirty (30) days, any such Superior Mortgagee or Superior Lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this Lease or otherwise while such remedies are being so diligently pursued. Nothing herein shall be deemed to imply that Tenant has any right to terminate this Lease or any other right or remedy, except as may be otherwise expressly provided for in this Lease.

(c) As a condition to subordination, Landlord shall cause the Superior Mortgagee under any Superior Mortgage which may now or hereafter affect all or any portion of the Project or any interest therein and/or the Superior Lessor under any Superior Lease which may now or hereafter affect all or any portion of the Project or any interest therein to execute and deliver a non-disturbance and attornment agreement in recordable form and otherwise on such Superior Mortgagee’s or Superior Lessor’s then customary form, substantially to the effect that so long as Tenant is not in default hereunder beyond any applicable notice and cure periods, (i) this Lease will not be terminated or cut off (nor shall any of Tenant’s rights under this Lease be diminished) nor shall Tenant’s possession hereunder be disturbed by enforcement of any rights given to such Superior Mortgagee or Superior Lessor pursuant to such Superior Mortgage or Superior Lease, and (ii) such Superior Mortgagee or Superior Lessor shall recognize Tenant as the tenant under this Lease. Notwithstanding anything contained in this Section 6.01(c) to the contrary, if the Superior Mortgagee or Superior Lessee under such Superior Mortgage or Superior Lease, as the case may be, executes and delivers a non-disturbance and attornment agreement either (A) in substantially the form herein described or (B) in a form which is not in any material respect less favorable to Tenant as the non-disturbance and attornment agreement herein described, and Tenant either fails or refuses to execute and deliver such agreement within twenty (20) days after delivery of such agreement to Tenant, then this Lease shall automatically and without further act be deemed to be subject and subordinate to such Superior Mortgage or Superior Lease and such non-disturbance and attornment agreement shall then be deemed to be in effect with respect to such Superior Mortgage or Superior Lease.

(d) Tenant acknowledges that the effectiveness of this Lease is subject to, and conditioned upon, Landlord obtaining a consent from the existing mortgagee with respect to this Lease in form and substance reasonably satisfactory to Landlord (a “Mortgagee Consent”). Landlord shall diligently and in good faith attempt to obtain such Mortgagee Consent; provided that Landlord shall not be obligated to expend any sums (other than de minimis amounts) or incur any liability in connection therewith. If Landlord shall not obtain the Mortgagee Consent within ninety (90) days from the date hereof, then either party shall thereafter have the right to terminate this Lease by delivering notice thereof to the other party at any time prior to the date (the “Mortgagee Consent Receipt Date”) upon which Landlord shall obtain the Mortgagee Consent, time being of the essence, and such termination shall be deemed effective on the date such notice is received by the other party. Landlord shall have the right, but not the obligation, to continue its commercially reasonable efforts to obtain the Mortgagee Consent beyond the 90-day period specified above. If either party duly exercises its right to cancel this Lease pursuant to this Section 6.01(d), then this lease shall automatically be deemed null and void and of no further force or effect. If either party fails to duly exercise its right to terminate this Lease pursuant to this Section 6.01(d) prior to the Mortgagee Consent Receipt Date, then such party shall be deemed to have irrevocably and unconditionally waived its right to cancel this Lease under this Section 6.01(d).

6.02. Estoppel Certificate. Each party shall, at any time and from time to time, within twenty (20) days after request by the other party, execute and deliver to the requesting party (or to such person or entity as the requesting party may designate) a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the Commencement Date, the Expiration Date and the dates to which the Fixed Rent, Additional Charges and the Electric Charge have been paid, the amount of Fixed Rent, the Tax Payment, Operating Payment and the Electric Charge then payable under this Lease and whether or not any amount of Rent has been paid more than one (1) month in advance, whether or not Tenant is in possession of the Premises, whether or not all improvements required to be constructed by Landlord have been completed in accordance with the terms of this Lease, whether or not all allowances or contributions required to be paid by Landlord toward the cost of improvements constructed by Tenant have been paid, and whether or not, to the best knowledge of such party, the other party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which such party has knowledge, it being intended that any such statement shall be deemed a representation and warranty to be relied upon by the party to whom such statement is addressed. Tenant and Landlord shall also include or confirm in any such statement such other information concerning this Lease as Landlord or Tenant, as applicable, may reasonably request or as may be requested by any lender that may provide a loan secured by the Project or any interest therein.

6.03. Default. This Lease and the term and estate hereby granted are subject to the limitation that:

(a) if Tenant defaults in the payment of any Rent, and such default continues for five (5) Business Days in the case of Fixed Rent (or ten (10) Business Days in the case of Additional Charges) after Landlord gives to Tenant a written notice specifying such default; or

(b) if Tenant defaults in the keeping, observance or performance of any covenant or agreement (other than a default of the character referred to in Section 6.03(a), (c), (d), (e), (f) or (g) hereof) and if such default continues and is not cured within thirty (30) days after Landlord gives to Tenant a notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of thirty (30) days, if Tenant shall not immediately upon the receipt of such notice, (i) advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default and (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same;

(c) if this Lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as expressly permitted by Article 5; or

(d) if Tenant shall abandon the Premises (meaning the vacating of the Premises without provision being made for the prevention of waste and for the presence of security personnel and periodic inspection, it being understood that vacating the Premises shall not, in and of itself, constitute abandonment nor be prohibited), except in the event that Tenant shall have entered into an assignment of this Lease or a sublease covering the Premises and be actively seeking Landlord’s consent to same in accordance with Section 5.01; or

(e) if a default of the kind set forth in Section 6.03(a) (or Section 6.03(b)) shall occur and have been cured, and if a similar default shall occur more than two (2) times (or three (3) times in the case of a default under Section 6.03(b)) within the next three hundred sixty-five (365) days, whether or not such similar defaults are cured within the applicable notice and cure period; or

(f) if (i) Tenant shall commence a case in bankruptcy, or under any insolvency laws, naming Tenant as a debtor, or (ii) any other person shall commence a case in bankruptcy, or under any insolvency laws, naming Tenant as a debtor, and such case shall not have been discharged within ninety (90) days of the commencement thereof, or (iii) Tenant shall make an assignment for the benefit of creditors or any other arrangement involving all or substantially all of its assets under any state statute, or (iv) a receiver or trustee shall be appointed for Tenant or for all or any portion of the property of Tenant in any proceeding, which receivership shall not have been set aside within ninety (90) days of such appointment; or

(g) if Tenant fails to maintain any of the insurance required to be maintained by Tenant hereunder or to deliver certificates or copies thereof when required hereunder and Tenant fails to remedy such default within four (4) Business Days after notice by Landlord to Tenant specifying such default, provided that the foregoing shall be subject to the provisions of Section 7.02;

then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such five (5) days with the same effect as if the last of such five (5) days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

6.04. Re-entry by Landlord. If Tenant defaults in the payment of any Rent and such default continues for five (5) Business Days in the case of Fixed Rent (or ten (10)

Business Days in the case of Additional Charges) after Landlord gives to Tenant a written notice specifying such default, or if this Lease shall terminate as in Section 6.03 provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises. The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

6.05. Damages. If this Lease is terminated under Section 6.03, or if Landlord re-enters the Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a) a sum which, at the time of such termination, represents the then present value (discounted at six (6%) percent) of the excess, if any, of (1) the aggregate of the Rent which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date over (2) the aggregate fair rental value of the Premises for the same period (for the purposes of this clause (a) the amount of Additional Charges which would have been payable by Tenant under Section 2.03 and Section 2.04 shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to the amount of such Additional Charges payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur), or

(b) sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this Lease not terminated or had Landlord not re-entered the Premises, payable upon the due dates therefor specified in this Lease; provided, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this Lease, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting and (iv) Landlord shall have no obligation to so relet the Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Premises.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination or re-entry.

6.06. Other Remedies. Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant; provided, that, except for a holdover by Tenant, Landlord shall not be entitled to recover consequential damages from Tenant for the default of Tenant under this Lease, it being agreed that the damages provided for in this Article 6 are not consequential damages and Landlord shall be entitled to recover damages as provided in this Article 6. Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant beyond any applicable notice and cure period, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

6.07. Right to Injunction. In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

6.08. Certain Waivers. Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after any termination of this Lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import. Landlord and Tenant each waive trial by jury in any action in connection with this Lease.

6.09. No Waiver. Failure by either party to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but such party shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this Lease. Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent.

6.10. Holding Over. (a) Landlord and Tenant recognize that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord on or before the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law or at equity, Tenant shall (i) pay as holdover rental an amount equal to the Holdover Percentage multiplied by the greater of (x) the fair market rental value of the Premises for such month or (y) the Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term; (ii) if such holdover shall continue beyond the date which is ninety (90) days after the date of expiration or sooner termination of this Lease, be liable to Landlord for and indemnify Landlord against any direct damages (including, without limitation, payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”)) (collectively, “Direct Damages”)) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant; and (iii) if such holdover shall continue beyond the date which is ninety (90) days after the date of expiration or sooner termination of this Lease, be liable to Landlord for and indemnify Landlord against (x) any Direct Damages (without duplication of Tenant’s obligation to pay Landlord Direct Damages under Section 6.10(a)(ii)), (y) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant and (z) any claim for damages by any New Tenant. From and after the thirtieth (30th) day of such holdover, Tenant agrees to cooperate with Landlord and such New Tenant and allow Landlord and/or such New Tenant reasonable access to any portion of the Premises as shall be necessary in order to take measurements thereof or in connection with any preparatory work; which right to access shall be governed by the provisions of Section 4.03(d), as applicable. “Holdover Percentage” means (x) for the first thirty (30) days of such holdover, one hundred (100%) percent, (y) for the next thirty (30) days of such holdover, one hundred fifty (150%) percent, and thereafter, (z) two hundred (200%) percent.

(b) No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 6.10.

(c) The acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding, and the provisions of this Section 6.10 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York. Tenant expressly waives, for itself and for any person or entity claiming through or under Tenant, any rights which Tenant or any such person or entity may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the provisions of this Lease.

6.11. Attorneys’ Fees. If either party brings suit upon the other party in connection with this Lease, the non-prevailing party shall reimburse the prevailing party within thirty (30) days after demand therefor for the prevailing party’s reasonable attorneys’ fees and disbursements and court costs incurred in connection therewith. In the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, Tenant shall, within thirty (30) days after demand reimburse Landlord for any reasonable attorneys’ fees and disbursements and court costs incurred by Landlord in connection therewith.

6.12. Nonliability and Indemnification. (a) Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, member, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for (i) any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03 hereof, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the negligence or willful misconduct of Landlord or any person claiming through or under Landlord or any of their respective partners, members, directors, officers, shareholders, principals, agents, employees or contractors, (ii) any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work, or (iii) even if negligent or in willful misconduct, consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein.

(b) Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective partners, members, directors, officers, shareholders, principals, agents and employees (each, an “Indemnified Party”), from and against any and all claims arising from or in connection with (i) from and after the Commencement Date, the conduct or management of the Premises or of any business therein, or any work or thing done, or any condition created, in or about the Premises, (ii) any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective partners, members, directors, officers, shareholders, principals, agents, employees or contractors, (iii) from and after the Commencement Date, any accident, injury or damage occurring in, at or upon the Premises, (iv) any default by Tenant in the performance of Tenant’s obligations under this Lease and (v) any brokerage commission or similar compensation claimed to be due by reason of any proposed Sublease or Assignment by Tenant (irrespective of the exercise by Landlord of any of the options in Section 5.02(b)); together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 below applies) or willful misconduct of the Indemnified Party. If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party, it being agreed that counsel selected by Tenant’s insurance carrier shall be deemed satisfactory to such Indemnified Party).

(c) Subject to the provisions of Section 7.03, Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims arising from any accident, injury or damage whatsoever caused to any person or the property of any person in or about the common or public areas of the Building (specifically excluding the Premises), except to the extent attributable to the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 below applies) or willful misconduct of Tenant, its agents or employees. If any action or proceeding is brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Tenant, it being agreed that counsel selected by Landlord’s insurance carrier shall be deemed satisfactory to Tenant).

ARTICLE 7.

INSURANCE; CASUALTY; CONDEMNATION

7.01. Compliance with Insurance Standards. (a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Project and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises, which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Project in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project.

(b) If, by reason of any failure of Tenant to comply with this Lease, the premiums on Landlord’s insurance on the Project shall be higher than they otherwise would be, Tenant shall reimburse Landlord, within thirty (30) days after demand, for that part of such premiums attributable to such failure on the part of Tenant. A schedule or “make up” of rates for the Project or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization (any successor organization thereto) or other similar body making rates for insurance for the Project or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Project or the Premises, as the case may be.

7.02. Tenant’s Insurance. Tenant shall maintain at all times commencing on the Commencement Date and continuing through the Expiration Date (i) “all risk” property insurance covering any and all of Tenant’s Property, Fixtures and Tenant’s Improvements and Betterments to a limit of not less than the full replacement cost (subject to commercially reasonable deductibles normally carried by prudent tenants) thereof, (ii) commercial general liability insurance including, but not limited to, premises/operations, broad form contractual, products/completed operations, and full personal injury and coverage for the acts of independent contractors for any occurrence in or about the Premises and the conduct or operation of business therein, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage liability on a per occurrence and per location basis, (iii) when Alterations are in process, the insurance specified in Section 4.01(f), (iv) umbrella liability insurance providing excess coverage over all coverages included in the commercial general liability policy noted in clause (ii) above, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than Fourteen Million Dollars ($14,000,000) combined single limit for bodily injury and property damage liability in any one occurrence, and (v) worker’s compensation insurance, as required by Law, with employers’ liability limits of not less than the statutory limit. The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord, at least ten (10) days prior to the Commencement Date, such certificates of insurance, in form reasonably satisfactory to Landlord and any Superior Lessor or Superior Mortgagee, issued by the insurance company or its authorized agent. Tenant shall procure for renewals of such insurance from time to time before the expiration thereof, and Tenant shall endeavor to deliver to Landlord such renewal certificate thereof at least ten (10) days before the expiration of any existing policy; provided that Tenant shall furnish to Landlord such renewal certificate no later than five (5) Business Days before the expiration of any existing policy (provided, further, that Tenant Named Herein shall be entitled to such additional period of time to deliver such certificates (but in no event later than the earlier to occur of (x) five (5) days after Tenant Named Herein secures a binding policy with respect to such insurance coverage or (y) ten (10) days after such policy was required to have been renewed) in the event that Tenant Named Herein delivers reasonable evidence to Landlord that Tenant Named Herein shall have experienced market difficulties in obtaining such renewal certificates, which evidence shall be delivered no later than five (5) Business Days prior to the expiration date of such policy). All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing as A-/VIII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled, allowed to lapse or modified unless Landlord and any additional insureds are given at least thirty (30) days’ prior written notice of such cancellation, lapse or modification. Landlord or any Superior Lessor or Superior Mortgagee may from time to time require that the amount of the insurance to be maintained by Tenant under this Section 7.02 or Section 4.01(f) be increased (or other types of coverage carried hereunder be supplemented) to such amounts (or such other coverages) as are then being customarily required by prudent landlords of First Class Office Buildings.

7.03. Subrogation Waiver. Landlord and Tenant shall each include in each of its insurance policies (insuring the Building in case of Landlord, and insuring Tenant’s Property and Improvements and Betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party. Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability. Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

7.04. Condemnation. (a) If there shall be a total taking of the Building in condemnation proceedings or by any right of eminent domain, this Lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Building (such that it is not economically feasible for Landlord to operate the Building and Landlord is terminating all other leases for office space in the Building), then Landlord may terminate this Lease and the term and estate granted hereby by giving notice to Tenant within sixty (60) days after the date of taking of possession by the condemning authority. If there shall be a taking of the Premises (or the portion(s) of the Building necessary for access by Tenant thereto) of such scope that the untaken part of the Premises would in Tenant’s reasonable judgment be unfit for the operation of Tenant’s business, then Tenant may terminate this Lease and the term and estate granted hereby by giving notice to Landlord within sixty (60) days after the date of taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Premises which does not result in the termination of this Lease (i) the term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date and (ii) Landlord shall with reasonable diligence restore the remaining portion of the Premises (exclusive of Tenant’s Property) as nearly as practicable to its condition prior to such taking after receipt of the condemnation proceeds therefor.

(b) In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Term, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of the (i) unamortized value of Tenant’s Property, (ii) reasonable relocation expenses and (iii) unamortized cost of any leasehold improvements to the Premises paid for by Tenant, provided the same do not include any value of the estate vested by this Lease in Tenant or of the unexpired portion of the Term and do not reduce the amount available to Landlord or materially delay the payment thereof.

(c) If all or any part of the Premises shall be temporarily taken for a limited period (a “Temporary Taking”), Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such Temporary Taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall remain unaffected by such Temporary Taking and Tenant shall continue responsible for all of its obligations under this Lease to the extent such obligations are not affected by such Temporary Taking and shall continue to pay in full all Rent when due. If the period of such Temporary Taking shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for such Temporary Taking for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

(d) In the event of any taking which does not result in termination of this Lease, (i) Landlord, provided that the award actually received by Landlord shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which constitute Tenant’s Improvements and Betterments, Fixtures and Tenant’s Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems necessary for the proper functioning of the Building) and so as to constitute a complete and rentable Building and Premises and (ii) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises which constitute Tenant’s Improvements and Betterments, Fixtures and Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

7.05. Casualty. (a) If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”) and if this Lease is not terminated as provided below, then (i) Landlord shall repair and restore the Building and the Premises (excluding Tenant’s Improvements and Betterments, Fixtures and Tenant’s Property) with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty and (ii) Tenant shall repair and restore in accordance with Section 4.01 all of Tenant’s Improvements and Betterments, Fixtures and Tenant’s Property with reasonable dispatch after the Casualty.

(b) If all or part of the Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Charges under Section 2.03 and Section 2.04 shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earlier of (i) the date the Premises is made tenantable (provided, that if the Premises would have been tenantable at an earlier date but for any act, neglect, failure or omission by Tenant, its agents, servants, employees, contractors or subcontractors, or Tenant having failed to cooperate with Landlord in effecting repairs or restoration or collecting insurance proceeds, then the Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease) or (ii) the date Tenant or any Sublessee reoccupies a portion of the Premises for the conduct of business (in which case the Fixed Rent and the Additional Charges allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Landlord’s determination of the date the Premises is tenantable shall be sent to Tenant in a written notice and such determination shall be controlling unless Tenant disputes same by notice to Landlord within fifteen (15) days after delivery of such notice, and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any Sublessee or any of their respective partners, directors, officers, servants, employees, agents, invitees or contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Rent. If any dispute shall arise with respect to the date on which the Premises became tenantable and is not otherwise resolved by the parties hereto, such dispute shall be submitted to expedited arbitration in accordance with the provisions of Section 9.09(b) hereof and, should Tenant prevail in such proceeding, the Rent with respect to such period shall be refunded to Tenant within thirty (30) days of the award in arbitration. Nothing contained in this Section 7.05 shall relieve Tenant from any liability that may exist as a result of any Casualty.

(c) If by reason of a Casualty (i) the Building shall be totally damaged or destroyed, (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that repair or restoration (as reasonably estimated by a reputable, third party contractor, architect or engineer designated by Landlord) shall require more than twelve (12) months or the expenditure of more than thirty (30%) percent of the full insurable value of the Building (which, for purposes of this Section 7.05(c), shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty or (iii) more than thirty (30%) percent of the Premises shall be damaged or destroyed (as so estimated), and in each such case Landlord shall have elected to terminate, or will terminate, leases which, when combined with this Lease, are for an aggregate of seventy-five (75%) percent or more of the leased RSF of affected space in the Building, then in any such case Landlord may terminate this Lease by notice given to Tenant within one hundred twenty (120) days after the Casualty.

(d) (i) As soon as reasonably practicable, but in any event no later than sixty (60) days following the date of any Casualty rendering any portion of the Premises untenantable, Landlord shall give notice (“Landlord’s Repair Notice”) to Tenant of Landlord’s good faith best estimate of the date (the “Estimated Date”) by which the repair and restoration necessary to render the Premises no longer untenantable can be completed. Notwithstanding anything herein to the contrary, if, by reason of Casualty, (A) (x) more than fifty (50%) percent of the RSF of the Premises shall be damaged or destroyed and rendered untenantable or (y) access to the Premises is denied, and (B) the Estimated Date set forth in Landlord’s Repair Notice with respect to such Casualty is after the date (the “Outside Repair Date”) which is the first (1st) anniversary of the date of such Casualty (a Casualty meeting the requirements of the preceding clause (A) and clause (B) being a “Substantial Casualty”), then, with respect to such Casualty, Tenant shall have a one time only right (except as set forth in Section 7.05(d)(ii) below) to terminate this Lease by notice (the “Damage Termination Notice”) given to Landlord within thirty (30) days following Landlord’s giving of Landlord’s Repair Notice. Such termination shall be effective as of the date which is thirty (30) days after the Damage Termination Notice, and, upon delivery of such notice and the expiration of such 30-day period, this Lease and the Term hereof shall expire as fully and completely as if such date were the original Expiration Date. Notwithstanding the foregoing, if a Casualty shall occur during the last eighteen (18) months of the Term (after giving effect to any Renewal Option that Tenant has exercised pursuant to the provisions of Article 10 hereof), then for purposes of determining a Substantial Casualty occurring during such 18-month period only, the Outside Repair Date shall be the date that is the earlier to occur of (x) six (6) months after the date of such Casualty or (y) the Expiration Date. Tenant’s failure to deliver the Damage Termination Notice in the time and manner required by this Section 7.05(d)(i) shall be deemed an irrevocable waiver of Tenant’s right to terminate this Lease pursuant to this Section 7.05(d)(i) with respect to the Casualty in question.

(ii) In addition, in the event of any Substantial Casualty, if the repair or restoration necessary to render the Premises no longer untenantable is not substantially completed by the Outside Repair Date, as such Outside Repair Date shall be extended due to delays caused or occasioned by Force Majeure or Tenant Delay, then Tenant shall be entitled to terminate this Lease by a Damage Termination Notice given to Landlord within thirty (30) days after the Outside Repair Date (as it may be so extended) and, upon the giving of such notice, this Lease and the term hereof shall expire effective on the 30th day after the giving of such notice; provided, that if such repair or restoration shall be substantially completed prior to the expiration of such 30-day period, the Damage Termination Notice shall be null and void and of no force or effect, and this Lease shall continue.

For purposes of this Lease, (1) the term “untenantable” shall mean that the portion of the Premises to which such term applies is not reasonably usable or is not accessible in a safe manner (and is not then being used) by Tenant for the conduct of the Tenant’s business and (2) the term “Force Majeure” means any strike, lockout or other labor or industrial troubles, governmental preemption in connection with a national emergency, any rule, order or regulation of any governmental agency applicable to the Building or to the party obligated to perform, conditions of supply or demand that are affected by war or other national, state or municipal emergency, fire or other casualty, acts of God such as (by way of example only) tornado, earthquake, hurricane, washout or storm, civil disturbance, act of the public enemy, riot, sabotage, blockade, embargo, explosion or any other cause beyond a party’s reasonable control (under no circumstances shall a failure attributable to a lack of funds be deemed to be beyond the reasonable control of either party), whether or not similar to any of the causes hereinabove stated. Except as expressly set forth in this Section 7.05(d), Tenant shall have no right or option to cancel or terminate this Lease by reason of a Casualty.

(e) Landlord shall not be required to carry any insurance on any of Tenant’s Improvements and Betterments, Fixtures or Tenant’s Property and shall not be obligated to repair or replace any of the same. Tenant shall look solely to its insurance for recovery of any damage to or loss of any of Tenant’s Improvements and Betterments, Fixtures or Tenant’s Property. Tenant shall notify Landlord promptly of any Casualty in the Premises.

(f) This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

7.06. Landlord Insurance. Landlord agrees to maintain property insurance and commercial general liability insurance, in both cases, as and to the extent required by any Superior Lessor or Superior Mortgagee (it being agreed that in no event shall Tenant have any right to interfere with or consent to any agreement, implementation, modification or replacement with respect to the insurance requirements of any Superior Lessor or Superior Mortgagee). Landlord shall not be obligated to insure any of Tenant’s Improvements and Betterments, Fixtures or Tenant’s Property.

ARTICLE 8.

INITIAL IMPROVEMENTS

8.01. Landlord’s Work. Landlord, or its designated contractor(s), at Landlord’s expense, shall perform or cause to be performed the work described on Exhibit C annexed hereto (“Landlord’s Initial Work”) in accordance with the provisions thereof. During Tenant’s performance of Tenant’s Initial Alterations, Landlord or its designated contractor(s), at Landlord’s expense, shall perform or caused to be performed the additional work described on Exhibit C annexed hereto (“Landlord’s Additional Work”) in accordance with the terms thereof. Landlord’s Initial Work and Landlord’s Additional Work is sometimes collectively referred to herein as “Landlord’s Work”. In connection with Landlord’s performance of Landlord’s Additional Work and Tenant’s performance of Tenant’s Initial Alterations, both Landlord and Tenant hereby agree to reasonably cooperate with each other in the coordination of each party’s performance of their respective work in order to minimize interference with each of the same, but nothing contained in this Section 8.01 shall be deemed to require Landlord or Tenant to perform their respective work on an overtime or premium pay basis. All initial improvements which do not constitute Landlord’s Work shall constitute Alterations and shall be performed by Tenant at Tenant’s expense in accordance with Section 4.01. Landlord’s Work shall be deemed to have been substantially completed on the date on which Landlord’s Work has been completed, other than (a) minor details or adjustments, (b) items which, in accordance with good construction practice, should be performed after completion of Tenant’s Initial Alterations (such items in clauses (a) and (b) hereinafter collectively, the “Punch-List Items”) and (c) any part of Landlord’s Work that is not completed due solely to Tenant Delay; provided that Landlord shall complete the Punch-List Items within forty-five (45) days of substantial completion of Landlord’s Work, subject to extension due to delays caused by Force Majeure or Tenant Delay. Any dispute between Landlord and Tenant under this Section 8.01 in determining whether Landlord’s Work is substantially completed shall be submitted to expedited arbitration in accordance with the provisions of Section 9.09(b).

8.02. Tenant Delay. The term “Tenant Delay” shall mean any delay (other than a delay solely attributable to Force Majeure or to Landlord, its employees or agents) that Landlord may encounter in commencing or performing any of Landlord’s obligations under this Lease, including, without limitation, Landlord’s Work (or any portion thereof) or Landlord’s other obligations pursuant to this Article 8 by reason of any act, neglect, failure or omission by Tenant, its agents, servants, employees, contractors or subcontractors, including, without limitation, delays due to changes in or additions to Landlord’s Work requested by Tenant, delays in the submission of information or plans by Tenant to Landlord, delays in the giving of any authorizations or approvals by Tenant to Landlord and/or delays due to corrections made, or required to be made, by Landlord due to any information or plans submitted to Landlord. Any dispute between Landlord and Tenant under this Section 8.02 in determining whether a Tenant Delay has occurred shall be submitted to expedited arbitration in accordance with the provisions of Section 9.09(b).

8.03. Hazardous Materials. (a) Tenant shall not cause or permit Hazardous Materials to be used, transported, stored, released, handled, produced or installed in, on or from, the Premises or the Building. Landlord shall not use, transport, store, release or install any Hazardous Materials in the Premises (or the Building, but only to the extent Tenant or Tenant’s use or occupancy of the Premises is adversely affected thereby, except to a de minimis extent). The term “Hazardous Material” shall mean any flammable explosives, radioactive materials, medical wastes, any substance or waste containing hazardous or toxic substances, pollutants, and contaminants, or related materials, asbestos or any material containing asbestos, or any other substance or material, as those terms are defined in the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. and any substance similarly defined or identified in any other federal, provincial or state laws, rules or regulations governing the manufacture, import, use, handling, storage, processing, release or disposal of substances or wastes deemed hazardous, toxic, dangerous or injurious to public health or to the environment (collectively, “Environmental Laws”). This definition includes, without limitation, asbestos, fiberglass, chromium and petroleum or petroleum-based products. The parties agree that nothing contained in this Section 8.03 shall prohibit, and Landlord herewith consents to, Tenant’s use and maintenance in the Premises of limited quantities of substances reasonably necessary in the ordinary operation and maintenance of the Premises for the uses permitted hereunder, provided such substances are used, transported, stored, released, handled and maintained within the Premises in accordance with all applicable Laws. The parties agree that nothing contained in this Section 8.03 shall prohibit, and Tenant herewith consents to, Landlord’s use and maintenance in the Building and/or Premises of limited quantities of substances reasonably necessary in the ordinary operation and maintenance of the Building and/or Premises for the uses permitted hereunder, provided such substances are used, transported, stored, released, handled and maintained within the Building and/or Premises in accordance with all applicable Laws. Tenant shall indemnify and hold Landlord harmless from and against any loss, liability, damages and costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) that Landlord may at any time suffer by reason of Tenant or any of its contractors, employees, licensees or agents using, transporting, storing, releasing, handling, producing or installing any Hazardous Substances in, on or from the Premises or any portion of the Project in violation of Environmental Laws. The provisions of this Section 8.03(a) shall survive the Expiration Date.

(b) In the event any asbestos or any asbestos containing material (“ACM” ) is exposed during any of Tenant’s Alterations (including Tenant’s Initial Alterations), which exposure results from the entry (whether or not authorized by Landlord) by Tenant into any column(s) located in the Premises in which vertical pipes and/or shaftways pass through the Premises, or other core areas of the Premises, and which exposure, but for such entry, would not occur, Landlord will remove, abate or encapsulate such asbestos or ACM to the extent required by, and in the manner prescribed for, such removal, abatement or encapsulation by applicable Laws, at Landlord’s sole cost and expense (unless such asbestos or ACM were introduced by Tenant or any of its contractors, employees, licensees or agents, then at Tenant’s sole cost and expense, which shall be payable within thirty (30) days after Landlord’s demand therefor, which demand shall be accompanied by an invoice reasonably supporting such cost or expense). Upon completion of such Alterations, Tenant shall provide Landlord with a written certification from Tenant’s general contractor (or a third party specialist reasonably acceptable to Landlord) to the effect that no Hazardous Materials have been incorporated into the Premises by reason of such Alterations. Tenant agrees not to use any ACM in connection with any Alterations. In the event of a breach of the provisions of this Section 8.03 by Tenant, Landlord shall, in addition to all of its rights and remedies under this Lease and pursuant to Laws, require Tenant to remove any such Hazardous Materials from the Premises in the manner prescribed for such removal by the applicable Laws. Tenant shall use reasonable efforts in performing Tenant’s Alterations (including Tenant’s Initial Alterations) to avoid disturbing any ACM that may exist in the Premises or the Building.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

9.01. Notice. (a) All notices, demands, consents, approvals, advices, requests, waivers or other communications which may or are required to be given by either party to the other under this Lease shall be in writing and shall be given or rendered by (i) hand delivery, (ii) certified or registered United States mail, postage prepaid, return receipt requested, or (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery required, and addressed to the party to be notified at the address for such party specified in the first paragraph of this Lease (and (A) in the case of each notice to Landlord, to Landlord’s address specified in the first paragraph of this Lease, Attention: Jason P. Semmel, Esq., General Counsel, with a copy to (x) Landlord’s address specified in the first paragraph of this Lease, Attention: Alan Rubenstein, (y) Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, Attention: Ross Z. Silver, Esq., and (z) Broadway Real Estate Services, LLC, One Penn Plaza, Suite 3915, New York, New York 10119, Attention: Renee Regensberg, and (B) in the case of each notice to Tenant, to Tenant’s address at the Building after the Commencement Date, Attention: Chief Financial Officer and General Counsel, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522, Attention: Richard R. Kalikow, Esq. Notices from either party may be given by its respective attorney.

(b) Such address may be changed by any party in a written notice to the other parties hereto in the manner provided for in Section 9.01(a). A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery or refusal to accept delivery; in the case of registered or certified mail or expedited prepaid delivery, upon delivery or refusal to accept delivery; or in the event of failure to deliver by reason of changed address of which no notice was given or refusal to accept delivery, as of the date of such failure or refusal. A party receiving a notice which does not comply with the technical requirements for notice under this Section 9.01 may elect to waive any deficiencies and treat the notice as having been properly given.

9.02. Building Rules and Regulations. Tenant shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with, the rules and regulations of the Building attached hereto as Exhibit I (“Building Rules and Regulations”), as the same may be modified or supplemented by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein, provided that no such modification shall materially adversely affect Tenant’s obligations or rights hereunder. Landlord shall not be obligated to enforce the Building Rules and Regulations against Tenant or any other tenant of the Building or any other party, and Landlord shall have no liability to Tenant by reason of the violation by any tenant or other party of the Building Rules and Regulations; provided, that Landlord shall not enforce the Building Rules and Regulations in a manner which discriminates against Tenant. The failure of Landlord to enforce any of the Building Rules and Regulations set forth, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Building Rules and Regulations. If any Building Rules and Regulations shall conflict with any provision of this Lease, such provision of this Lease shall govern.

9.03. Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

9.04. Certain Definitions. (a) “Landlord” means only the owner, at the time in question, of the Building or that portion of the Building of which the Premises are a part, or of a lease of the Building or that portion of the Building of which the Premises are a part, so that in the event of any transfer or transfers of title to the Building or of Landlord’s interest in a lease of the Building or such portion of the Building, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this Lease.

(b) “Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner or any of its other obligations under this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

9.05. Quiet Enjoyment. Provided this Lease is in full force and effect, Tenant (and any person or entity claiming by, through or under Tenant who is expressly permitted to enjoy the Premises pursuant to the terms of this Lease) may peaceably and quietly have, hold and enjoy the Premises without hindrance by Landlord or any Person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease and all Superior Leases and Superior Mortgages.

9.06. Limitation of Landlord’s Personal Liability. Tenant shall look solely to Landlord’s interest in the Project (which shall include rents and the net proceeds of any sale of all or any part of the Project by Landlord) for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s partners, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

9.07. Counterclaims. If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

9.08. Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Tax Payments, Operating Payments and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease, subject to any limitation on survival expressly contained in this Lease.

9.09. Certain Remedies. (a) If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold its consent. No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease expressly provides for such dispute to be resolved by arbitration.

(b) Notwithstanding the foregoing, Tenant (and Landlord in the case of clause (iii) below) shall have the right to submit a dispute regarding (i) the reasonableness of Landlord’s withholding of its consent in connection with Tenant’s request to assign this Lease or sublet all or any portion of the Premises pursuant to Section 5.03, (ii) of Landlord’s withholding its consent to a Non-Material Alteration, or (iii) any other disputes which this Lease expressly provides may be determined by expedited arbitration (including, without limitation, in connection with Tenant’s right to perform an obligation which Landlord has failed to perform pursuant to Section 4.08), to an expedited arbitration proceeding in accordance with the provisions of this Section 9.09(b). Any dispute submitted to arbitration pursuant to the provisions of this Section 9.09(b) shall be held in the City of New York before a single arbitrator under the Expedited Procedures provisions of the Commercial Arbitration Rules of the AAA, presently Rules E-1 through E-10. The arbitrator conducting any such arbitration shall be bound by the provisions of this Lease (including, without limitation, this Section 9.09(b)) and shall not have the power to add to, subtract from or otherwise modify such provisions, and the arbitrator shall consider only the specific issues submitted to it for resolution. The arbitrator shall be a qualified, disinterested and impartial person who shall have had at least ten (10) years experience in matters relating to the leasing of buildings in New York similar to the Building. Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrator and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate in the circumstances. The decision of the arbitrator shall be conclusively binding on the parties, and judgment upon the decision may be entered in any court having jurisdiction.

9.10. No Offer. The submission by Landlord of this Lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

9.11. Captions; Construction. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation or other provision of this Lease on Landlord’s or Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Landlord or Tenant, as applicable, not dependent on any other provision of this Lease.

9.12. Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

9.13. Broker. Each of Landlord and Tenant represents to the other that it has dealt with no broker other than Cushman & Wakefield, Inc. (“Broker”) in connection with this Lease or the Building, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker (other than Broker) who alleges that it has dealt with either party in connection with this Lease or the Building, except that Landlord shall indemnify Tenant against any claim by Broker. Landlord shall enter into a separate agreement with Broker which provides that, if this Lease is executed and delivered by both Landlord and Tenant, Landlord shall pay to Broker a commission to be agreed upon between Landlord and Broker, subject to, and in accordance with, the terms and conditions of such written agreement.

9.14. Merger. Tenant acknowledges that neither Landlord, its managing agent nor Broker, has made or is making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this Lease.

9.15. Successors. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an Assignment may be approved by Landlord, (or shall otherwise not require Landlord approval), Tenant’s assigns.

9.16. Applicable Law. This Lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

9.17. No Development Rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project, and Tenant consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 9.17 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Project.

9.18. Signage. Subject to Landlord’s reasonable consent, Tenant shall have the right to install and maintain, at its sole cost and expense, (a) a building standard directional sign in the elevator lobby of the Premises identifying the name and/or corporate logo of Tenant, any Affiliate of Tenant and/or permitted Sublessee properly occupying a separately demised portion of the Premises with its own entrance and (b) a sign or signs identifying the name and/or corporate logo of Tenant, any Affiliate of Tenant and/or permitted Sublessee properly occupying a portion of the Premises on the common or separate entrance doors to the Premises, each in accordance with all of the applicable provisions of this Lease (including, without limitation, Article 4 hereof). Tenant covenants and agrees that on the expiration or sooner termination of the Term, Tenant, at its sole cost and expense, shall promptly remove the sign or signs installed or displayed by or on behalf of Tenant, repair in good and workmanlike manner all damage caused by such removal and restore the affected portion of the Building to the condition in which it existed prior to the installation of such sign or signs.

9.19. Communications Equipment. (a) Tenant shall have the right, subject to and in accordance with the provisions of this Section 9.19, to use without any rental obligation (other than electric charges payable in connection with such use) an area on the roof of the Building (as designated by Landlord) to install a communication dish (no greater than 26” in diameter), antennas and related equipment and support structures to serve the Premises (collectively, the “Communications Equipment”), provided such Communications Equipment shall be subject to Landlord’s reasonable approval. During Tenant’s performance of Tenant’s Initial Alterations and subject to the provisions of this Lease (including, without limitation, Section 4.09), Landlord shall provide shaft space in locations mutually and reasonably agreed upon by Landlord and Tenant to accommodate two (2) two (2”) inch conduits from the Premises to the roof of the Building for the Communications Equipment. The installation, maintenance, repair and operation of any Communications Equipment shall be performed by Tenant at Tenant’s sole cost and expense. Tenant shall furnish detailed plans and specifications for the Communications Equipment (or any modification thereof) to Landlord for its approval as described in Article 4 hereof. Tenant’s use of the rooftop of the Building shall be a non-exclusive use and Landlord may permit the use of any other portion of the roof to any other person for any use including installation of other equipment. Tenant shall use its reasonable efforts to insure that its use of the rooftop does not impair any other person’s data transmission and reception via its respective communication equipment. If Tenant’s construction, installation, maintenance, repair, operation or use of the Communications Equipment shall interfere with the rights of Landlord (including, without limitation, Landlord’s right to use the remainder of the roof) or other tenants in the Building, Tenant shall cooperate with Landlord or such other tenants in eliminating such interference; provided, however, in cases where the interference affects installations existing on the date Tenant installs the Communications Equipment the cost of remedying such interference shall be borne by Tenant.

(b) The Communications Equipment must be installed and maintained in accordance with Landlord’s reasonable requirements to minimize noise, vibrations and any disturbances to Landlord or any other tenants or other occupants of the Building, including, without limitation, placing any of such Communications Equipment in a sound attenuated container if reasonably necessary. In connection with the installation, maintenance and operation of the Communications Equipment, Tenant, at Tenant’s sole cost and expense, shall comply with all Laws, including, without limitation, any requirement to install screening surrounding such installations, if applicable, and shall procure, maintain and pay for all permits required therefor, and Landlord makes no warranties whatsoever as to the permissibility of Communications Equipment under applicable Laws or the suitability of the roof of the Building or otherwise for the installation thereof. If Landlord’s structural engineer deems it advisable that there be structural reinforcement of the roof in connection with the installation of the Communications Equipment, then Landlord shall perform same at Tenants’ reasonable cost and expense and Tenant shall not perform any such installation prior to the completion of any such structural reinforcement. The installation of the Communications Equipment shall be performed in accordance with the provisions of Article 4. For the purpose of installing, servicing or repairing the Communications Equipment, Tenant shall have access to the Communications Equipment at reasonable times upon reasonable notice to Landlord and Landlord shall have the right to require, as a condition to such access, that Tenant (or its employee, contractor or other representative) at all times be accompanied by a representative of Landlord (provided such representative shall be made available to Tenant at reasonable times and upon reasonable notice), and Tenant agrees to pay Landlord’s reasonable out-of-pocket expenses incurred in making such representative available. Landlord shall reasonably estimate the electricity consumed by the Communications Equipment and Tenant shall pay to Landlord on the first day of each month the amount so determined by Landlord.

(c) Tenant, at its sole cost and expense, shall promptly repair any and all damage to the rooftop or to any other part of the Building caused by the installation, maintenance, repair, operation or removal of the Communications Equipment. Tenant shall be responsible for all costs and expenses for repairs and maintenance of the roof which result from Tenant’s use of the roof or any other part of the Building for the construction, installation, maintenance, repair, operation and use of the Communications Equipment. All installations made by Tenant on the rooftop or in any other part of the Building pursuant to the provisions of this Section 9.19 shall be at the sole risk of Tenant, and neither Landlord, nor any agent or employee of Landlord, shall be responsible or liable for any injury or damage to, or arising out of, the Communications Equipment. Tenant’s indemnity under Section 6.12(b) shall apply with respect to the installation, maintenance, operation, repair, presence or removal of the Communications Equipment.

(d) Tenant shall secure and keep in full force and effect, from and after the time Tenant begins construction and installation of the Communications Equipment, such supplementary insurance with respect to the Communications Equipment as Landlord may reasonably require. Tenant shall pay any additional or increased insurance premiums incurred by Landlord with respect to the Communications Equipment.

(e) Upon the expiration of the Term and notwithstanding anything to the contrary contained in this Lease, the Communications Equipment shall be removed by Tenant at its sole cost and expense, and Tenant shall repair any damage to and restore the rooftop or any other portions of the Building to their condition existing immediately prior to Tenant’s installation of the Communications Equipment, reasonable wear and tear damage from casualty excepted.

(f) Notwithstanding anything to the contrary contained in this Section 9.19, Landlord shall have the right, at Landlord’s expense, to relocate the Communications Equipment to another location on the roof of the Building, provided that Landlord does not, except on a temporary basis, materially adversely affect the receipt of and/or transmittal of microwaves or other similar signals, and Tenant shall cooperate in all reasonable respects with Landlord in any such relocation; provided, that if such relocation is required to be performed in order to comply with any applicable Law, the actual, reasonable, out-of-pocket costs thereof shall be borne by Tenant.

(g) Tenant shall use the Communications Equipment solely in connection with activities permitted under Sections 1.04 and 1.05 hereof. Tenant shall not sell any services arising out of the use of the Communications Equipment (i) to any other tenant or occupant of the Building or (ii) to the general public.

(h) If the installation of the Communications Equipment or act or omission relating thereto should revoke, negate or in any manner impair or limit any roof warranty or guaranty obtained by Landlord, then Landlord shall first notify Tenant of such revocation, negation, impairment or limit and if Tenant determines nevertheless to install the Communications Equipment, Tenant shall reimburse Landlord for any costs or expenses incurred by Landlord to repair the roof as a result of such impairment or limitation.

9.20. Building Directory. In the event Landlord has or shall establish a Building directory, Landlord shall, at the request of Tenant, maintain listings on such directory of the names of Tenant and any permitted Sublessee, provided the total number of such listings shall not exceed Tenant’s proportionate share of the available spaces in the Building directory.

9.21. Building Signage. (a) So long as Tenant Named Herein is in actual occupancy of at least sixty-eight thousand thirty-five (68,035) RSF above-grade office space in the Building (the “Signage Threshold”), Tenant shall have the right to construct, install and thereafter maintain, all at Tenant’s sole cost and expense, the following signage which is reasonably acceptable to Landlord in a location to be reasonably designated by Landlord: (a) Building standard signage on the exterior to the ground floor lobby of the Building (the “Lobby”) and (b) Building standard signage in the Lobby (collectively, “Exterior Signage”), provided that the location, size and appearance of the Exterior Signage shall be substantially in accordance with the specifications shown on Exhibit K attached hereto (or, if the Exterior Signage is not substantially in accordance with the specifications shown on Exhibit K attached hereto, then as otherwise approved by Landlord (taking into account, among other factors, the rights of the then existing tenants)). At such time as Tenant Named Herein is in actual occupancy of less than the Signage Threshold, such Exterior Signage shall be removed by Tenant, at Tenant’s sole cost and expense, promptly after notice from Landlord that such Signage Threshold is not satisfied by Tenant.

(b) The rights granted under this Section 9.21 shall be subject to the limitations contained in that certain lease by and between Landlord’s predecessor-in-interest and McDermott Will & Emery LLP with respect to certain premises in the Building, which limitations provide, in relevant part, that no law firm erect, install or maintain any signage in, or visible from, the ground floor Building lobby or any signage on the exterior of, or visible from outside of, the Building. As used herein the term “law firm” shall mean any individual, partnership, limited liability partnership, limited liability company, corporation or other entity whose principal business is the practice of law.

(c) The rights granted under this Section 9.21 shall be personal to Tenant Named Herein.

9.22. Generator. (a) Landlord shall, at its sole cost and expense, install an emergency generator (up to two hundred (200) kVA capacity) and an uninterrupted power supply system, associated fuel tanks, fuel lines and emergency power distribution (collectively, the “Generator”) for the exclusive use by Tenant in a location reasonably designated by Landlord and substantially in accordance with the specifications shown on Exhibit L attached hereto. In connection with such installation, Landlord shall (i) provide to Tenant an electric riser from the Generator to the south electrical closet in the 20th Floor Premises (or such other location within the Premises reasonably designated by Landlord and reasonably acceptable to Tenant) and (ii) complete all required filings and use commercially reasonable efforts to obtain final signoffs with respect thereto as and to the extent required under Laws.

(b) Tenant shall, at its sole cost and expense and subject to Article 4 hereof, cause its contractor to perform any and all work necessary to connect the Premises to the Generator and any other work reasonably necessary in connection therewith including, without limitation, the installation of a switchgear and distribution within the Premises, provided such connection work shall only be performed in accordance with all provisions hereof applicable to Alterations and upon reasonable prior notice to Landlord and under the supervision of Landlord’s representative (who shall be made available to Tenant at reasonable times upon reasonable advance notice from Tenant).

(c) Landlord shall use commercially reasonable efforts to maintain sufficient fuel in the fuel tank serving the Generator so that the Reserved Generator Capacity may be run continuously at full capacity for at least a 24 hour period. Landlord shall, at its sole cost and expense, initially fill the fuel tank serving the Generator. With respect to any subsequent re-fueling or refilling of such Generator fuel tank, Tenant shall reimburse Landlord, within thirty (30) days after receipt of Landlord’s demand therefor, for the actual out-of-pocket costs incurred by Landlord for such Generator fuel. Notwithstanding anything to the contrary contained herein,

Landlord shall have no liability to Tenant for any loss, damage or expense which Tenant may sustain or incur by reason of any change, failure, inadequacy or defect in the supply or character of the fuel furnished to the Generator or in the operation and maintenance of the Generator or if the quantity or character of the fuel is no longer available or suitable for Tenant’s requirements or otherwise relating, directly or indirectly, in any way or manner to the Generator, except for any actual damage suffered by Tenant caused solely by Landlord’s gross negligence or willful misconduct. Except if caused by Landlord’s gross negligence or willful misconduct and subject to Section 7.03 hereof, Tenant shall hold Landlord harmless from any loss, damage, claim or expense arising out of Tenant’s installation, use or operation of the Generator.

(d) Upon Landlord’s installation of the Generator, Landlord and Tenant shall reasonably cooperate and coordinate to perform a joint test of the Generator. In advance of such test, Landlord shall furnish to Tenant the testing procedures for the Generator, which procedures shall be subject to Tenant’s reasonable approval. Tenant agrees that all testing of the Generator shall be performed on Sunday (or during other non-Business Hours reasonably acceptable to Landlord); it being agreed that Tenant shall reasonably cooperate with Landlord in the event that Landlord or its third party maintenance company needs to test the Generator during Business Hours.

(e) Landlord shall engage a third party maintenance company to (i) maintain and repair the Generator and keep the same in good working order (including, without limitation, entering into and keep in full force and effect, (ii) to obtain and keep in full force and effect all licenses and permits required under Laws with respect to the Generator, (iii) to comply with all Laws relating to the use, operation, maintenance and repair of the Generator, and (iv) to perform periodic testing (not less frequently than two (2) times per annum) in a manner reasonably satisfactory to Landlord. Prior to such engagement, Landlord shall furnish to Tenant the maintenance contract with said third party company, which contract shall be subject to Tenant’s reasonable approval. Tenant shall reimburse Landlord, within thirty (30) days after receipt of Landlord’s demand therefor, for the actual out-of-pocket costs and expenses incurred by Landlord under the maintenance contract or otherwise payable to the third party maintenance company with respect to the Generator.

(f) (i) Simultaneously with the installation of the Generator, Landlord shall install a dry cooler on the roof of the Building, which dry cooler shall have the ability to support no more than 20 tons of air-conditioning (the “Dry Cooler”), and perform all work necessary (including, without limitation, installation of circulating pumps, an expansion tank and associated pipe risers) to connect the Dry Cooler (x) to the Generator and (y) to the 20th Floor Premises (collectively, the “Dry Cooler Installation Work”). Tenant shall reimburse Landlord, within thirty (30) days after receipt of Landlord’s demand therefor, for fifty (50%) percent of the actual reasonable costs and expenses incurred by Landlord in connection with the Dry Cooler Installation Work. In the event Tenant requires a Dry Cooler with the capability to support no more than 30 tons of air-conditioning, Tenant shall notify Landlord within thirty (30) days of the date hereof (or such earlier date if requested by Landlord) and shall reimburse Landlord, within thirty (30) days after receipt of Landlord’s demand therefor, for one hundred (100%) percent of the actual incremental costs and expenses incurred by Landlord in connection with such increased capacity (from the 20 tons mentioned in the first sentence hereof).

(ii) Landlord shall maintain and repair the Dry Cooler and all related pipe risers and equipment installed in connection with the Dry Cooler Installation Work (collectively, the “Dry Cooler Maintenance Obligation”). Tenant shall reimburse Landlord, within thirty (30) days after receipt of Landlord’s demand therefor, for any and all of the actual reasonable costs and expenses incurred by Landlord in connection with the Dry Cooler Maintenance Obligation.

(g) The rights granted pursuant to this Section 9.22 shall terminate upon the expiration or sooner termination of this Lease. Tenant shall use the Generator for its own use (and the use by Tenant’s permitted subtenants, Affiliates and Desk Space Users) as contemplated under this Section 9.22 and shall not sell any services arising out of the use of the Generator to (i) any other tenant or occupant of the Building or (ii) the general public.

9.23. Terrace. (a) During the term of this Lease, but only during such portion of the Term that the entire 20th Floor Premises is part of the Premises, and only to the extent permitted by, in compliance with, and subject to, (i) all applicable Laws and (ii) the requirements of the insurance companies insuring Landlord’s interest in the Building, and subject to the reasonable rules and regulations of Landlord (which shall include, but not be limited to, the Building Rules and Regulations and such other rules and regulations that in Landlord’s reasonable opinion, minimize risk of injury or damage to persons and property or that involve avoiding increases in the premiums charged to Landlord by such insurance companies, unless Tenant pays for such increases in the premiums charged to Landlord), Tenant may, at its sole cost and expense, on an exclusive basis (subject to Landlord’s access in accordance with this Lease including, without limitation, this Section 9.23(a) and Section 4.03 hereof) use (together with its employees and business guests) the roof set-back of the Building on the 20th floor of the Building (such portions of the Building being hereinafter referred to as the “Terrace Area”) for all purposes permitted by Laws, subject to Tenant procuring, at its sole cost and expense, any permits or approvals required by applicable Laws, prior to any such use. For the purposes of the preceding sentence, “requirements of the insurance companies insuring Landlord’s interest in the Building” shall include the suggestions of such insurance companies that involve minimizing risk of injury or damage to persons and property or that involve avoiding increases in the premiums charged to Landlord by such insurance companies (unless Tenant pays for such increases in the premiums charged to Landlord). To the extent that the premiums charged by such insurance companies are increased as a result of the use of the Terrace Area, Tenant shall pay to Landlord, as Additional Charges, the amount of such increases within thirty (30) days after Landlord’s written demand therefor from time to time. If, and to the extent, that Landlord’s insurance policies for the Building will not include, or exclude, liability and damage relating to the Terrace Area (or other portions of the Building) as a result of the use of the Terrace Area, Tenant shall not be permitted to use the Terrace Area.

(b) Tenant shall be responsible and liable for access and for all matters arising in connection with the Terrace Area. Tenant shall, subject to Section 9.23(a) above and the other applicable provisions of this Lease, install, at Tenant’s sole cost and expense, reasonable security devices and systems to insure that there is no unauthorized use of the Terrace Area. Neither Landlord, nor any of its agents or employees, shall be liable for any damage to, or theft of, any materials, supplies or other property, nor for any injury or damage to persons, in connection with, resulting from, or relating to, such access and such use of the Terrace Area, except to the extent arising from the gross negligence or willful misconduct of Landlord. In addition, the use of the Terrace Area shall in no way unreasonably interfere with or disturb the operation or maintenance of the Building or the other tenants and occupants of the Building or their use and occupancy thereof. Tenant shall take all necessary steps to minimize noise emanating from the Terrace Area and in no event shall Tenant permit music (live or recorded) or other amplified sounds to be played, performed or made on or from the Terrace Area or permit any smoking within or about the Terrace Area. Subject to Section 7.03 hereof, Tenant shall indemnify and hold Landlord, its agents and employees, harmless, from and against any and all actions, proceedings, liabilities, obligations, claims, damages, deficiencies, losses, judgments, suits, expenses and costs (including, without limitation reasonable legal fees and disbursements) in connection with, resulting from, or relating to, the use of the Terrace Area except to the extent caused by the gross negligence or willful misconduct of Landlord. Tenant shall not directly or indirectly, or by operation of law, or otherwise, assign (except pursuant to an assignment of this Lease) or otherwise transfer its rights to use the Terrace Area or allow any other person or entity use the Terrace Area or any portion thereof. Nothing contained in this Section 9.23 or elsewhere in this Lease shall be deemed to grant Tenant (or any person claiming by, through or under Tenant) a leasehold interest in the Terrace Area. Tenant’s use of the Terrace Area is a license, and shall be subject to Section 713, Paragraph 7 of the New York Real Property Actions and Proceedings Law and all other applicable Laws. On or before the Expiration Date or sooner termination or expiration of the term of this Lease or of such license, or the sooner date on which the entire 20th Floor Premises is no longer part of the Premises, Tenant shall immediately remove from the Terrace Area all of its property and repair any and all damage to the Terrace Area occurring during, or by reason of, the use thereof by Tenant or by any other person or entity claiming by, through or under Tenant, and to all other portions of the Building caused by its use of the Terrace Area or such removal. If for any reason Landlord is prohibited or prevented from permitting Tenant to use the Terrace Area, including, without limitation, a fire or other casualty to any portion of the Building, or on account of any rule, order or regulation of any federal, state, county or municipal authority or any department, subdivision or agency thereof, or any other legal or insurance requirement, including, without limitation, applicable Laws (including zoning laws), Tenant’s right to use the Terrace Area shall be terminated and revoked, and Tenant, within three (3) Business Days after Landlord’s written request, shall remove from the Terrace Area all of its property, repair any and all damage to the Terrace Area and to all other portions of the Building caused by its use of the Terrace Area or such removal, and Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or abatement of any Rent under this Lease, nor shall such revocation or termination be deemed a constructive or actual eviction from any portion of the Premises. Tenant, at Tenant’s sole cost and expense, shall maintain and promptly repair all damage to the Terrace Area and other portions of the Building caused by Tenant’s use of the Terrace Area, including, without limitation, moving and removing materials, supplies and other property to and from the Terrace Area. Tenant hereby acknowledges that Tenant has not relied upon any representation or warranty, express or implied, in connection with the Terrace Area and that Landlord has made no such representations or warranties, including, without limitation, any representation or warranty as to whether the Terrace Area is suitable for Tenant’s use or whether the Terrace Area can be legally used for the purposes described herein. Tenant shall use the Terrace Area in its then “as-is” condition, Tenant hereby agreeing that Landlord shall not be obligated to perform any alterations, repairs, improvements, remediation, compliance with Laws or other work whatsoever in connection with

Tenant’s use of the Terrace Area. Tenant has fully inspected the Terrace Area, is fully familiar with the condition thereof. Except for purely decorative planters, notwithstanding anything contained in this subsection to the contrary, Tenant shall not be permitted to make any alterations or improvements, or perform any other work whatsoever, in or to the Terrace Area, without Landlord’s prior written consent in each instance. During Tenant’s use of the Terrace Area, the insurance that Tenant is required to maintain under Article 7 above shall include the Terrace Area.

(c) All of Landlord’s rights under Section 4.03 of this Lease with respect to the Premises shall apply to the Terrace Area. If at any time during the Term, Tenant’s right to use the Terrace Area terminates, ends or is revoked, then Landlord have the right, at its sole discretion, to the extent permitted by, and subject to, (a) all applicable Laws, and (b) the requirements of the insurance companies insuring Landlord’s interest in the Building, to close off any access to the Terrace Area from the Premises.

(d) The rights granted under this Section 9.23 shall be personal to Tenant Named Herein; provided, however, Tenant may allow the Terrace Area to be used by Tenant’s Affiliates and Desk Space Users occupying the 20th Floor Premises, as well as any permitted subtenant subletting the 20th Floor Premises. In connection with such use of the Terrace Area by Tenant’s permitted subtenant, Tenant may install dividers on the Terrace Area, subject to (i) the provisions of this Lease (including, without limitation, Article 4) and (ii) the requirements of the insurance companies insuring Landlord’s interest in the Building.

ARTICLE 10.

RENEWAL RIGHT

10.01. Renewal Right. (a) Provided that on the date Tenant exercises its Renewal Option (i) this Lease shall not have been terminated, (ii) Tenant shall not be in monetary or material non-monetary default beyond any applicable notice and cure period under this Lease and (iii) Tenant (including any permitted Desk Space User and Affiliates of Tenant) shall occupy seventy-five (75%) percent or more of the Premises, Tenant shall have one (1) option to extend the Term (the “Renewal Option”), for an additional five (5) year period commencing on the day after the expiration of the initial Term and ending on the fifth (5th) anniversary of the expiration of the initial Term (the “Renewal Term”).

(b) The Renewal Option shall be exercised with respect to, at Tenant’s option, either (i) the entire Premises or (ii) the greater of (x) two (2) full contiguous floors included in the Premises or (y) seventy-five (75%) percent of the RSF included in the then Premises consisting of full contiguous floors of the Premises (including, in the case of clause (i) or (ii), any of the Offer Space that may have become part of the Premises pursuant to Article 11 hereof or any other space that may have become part of the Premises during the Term) (the space as to which Tenant exercises the Renewal Option is called the “Renewal Premises”). The Renewal Option shall be exercisable by Tenant giving notice to Landlord (the “Renewal Notice”) no later than fourteen (14) months prior to the Expiration Date. Time is of the essence with respect to the giving of the Renewal Notice. The failure of Tenant to deliver a Renewal Notice in the time and manner required shall be deemed an irrevocable waiver of the Renewal Option. Tenant shall specify in the Renewal Notice the space to be included in the Renewal Premises, failing which the Renewal Premises shall be deemed to be the entire then Premises.

10.02. Renewal Rent and Other Terms. (a) The Renewal Term shall be upon all of the terms and conditions set forth in this Lease, except that: (i) the Fixed Rent shall be as determined pursuant to the further provisions of this Section 10.02; (ii) Tenant shall accept the Renewal Premises in its “as is” condition at the commencement of the Renewal Term, and Landlord shall not be required to perform Landlord’s Work or any other work, or pay any amount or render any services to make the Renewal Premises ready for Tenant’s use and occupancy (other than any continuing obligations of Landlord expressly provided hereunder to provide any services or maintenance to the Renewal Premises) or provide any abatement of Fixed Rent or Additional Charges, in each case with respect to the Renewal Term; (iii) Tenant shall have no option to renew this Lease beyond the expiration of the Renewal Term and (iv) the Base Tax Amount shall be the Taxes for the Tax Year ending immediately before the commencement of the Renewal Term and the Base Operating Year shall be the Operating Year ending immediately before the commencement of the Renewal Term.

(b) The annual Fixed Rent for the Renewal Premises shall be equal to the greater of (i) an amount (the “Annual Rent”) equal to the sum of (A) the Fixed Rent payable by Tenant with respect to the Renewal Premises for the twelve (12) month period ending on the last day of the initial Term, (B) the Tax Payment payable with respect to the Tax Year ending immediately before the commencement of the Renewal Term with respect to the Renewal Premises, and (C) the Operating Payment payable with respect to the Operating Year ending immediately before the commencement of the Renewal Term with respect to the Renewal Premises , or (ii) one hundred (100%) percent of the Fair Market Rent for the Renewal Term (the greater of the Annual Rent or Fair Market Rent is hereinafter referred to as the “Rental Value”). “Fair Market Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Renewal Premises during the applicable Renewal Term, taking into account all relevant factors.

(c) If Tenant timely exercises the Renewal Option, Landlord shall notify Tenant (the “Rent Notice”) at least ninety (90) days before the last day of the then expiring Term of Landlord’s determination of the Fair Market Rent (“Landlord’s Determination”). If Landlord’s Determination exceeds the Annual Rent, within thirty (30) days after Tenant’s receipt of the Rent Notice, Tenant shall notify Landlord (“Tenant’s Notice”), whether Tenant accepts or disputes Landlord’s Determination, and if Tenant disputes Landlord’s Determination, Tenant’s Notice shall set forth Tenant’s determination of the Fair Market Rent (which shall not be less than the Annual Rent) (“Tenant’s Determination” ). If Tenant fails to give Tenant’s Notice within such thirty (30) day period, Tenant shall be deemed to have accepted Landlord’s Determination.

(d) If Tenant disputes Landlord’s Determination and if the final determination of Fair Market Rent shall not be made on or before the first day of the Renewal Term, then, pending such final determination, Tenant shall pay, as Fixed Rent for the Renewal Term, an amount equal to Landlord’s Determination. If, based upon the final determination of the Fair Market Rent, the Fixed Rent payments made by Tenant for such portion of the Renewal Term were greater than the Rental Value payable for the Renewal Term, Landlord shall credit the amount of such excess against the next installments of Fixed Rent and/or Additional Charges payable by Tenant.

(e) If Tenant timely disputes Landlord’s Determination and Landlord and Tenant fail to agree as to the Fair Market Rent within the thirty (30) day period (the “Dispute Period”) after the giving of Tenant’s Notice, then the Fair Market Rent shall be determined by appraisal as follows:

(i) Within twenty (20) days following the Dispute Period, each of Landlord and Tenant, by notice to the other party, shall appoint an appraiser (the two appraisers so appointed being herein collectively called the “Initial Appraisers”). If either Landlord or Tenant shall fail to timely appoint an Initial Appraiser within such 20-day period, then the party which appointed an Initial Appraiser may notify the other party of such failure (which notice shall refer specifically to this Section 10.02(e)(i)), and if, in such event, the other party does not, within a period of seven (7) days after its receipt of such notice, appoint the second Initial Appraiser, then the appointed Initial Appraiser shall independently select and appoint the second Initial Appraiser, who shall be impartial, within ten (10) days after the expiration of such 7-day period.

(ii) Within thirty (30) days after the appointment of both Initial Appraisers, (A) Landlord shall submit to each of the Initial Appraisers, in a sealed envelope, a written statement setting forth Landlord’s good-faith determination of the Fair Market Rent for the Renewal Term which shall not be more than Landlord’s Determination previously provided under Section 10.02(c) above (such sealed written determination of Landlord being herein called “Landlord’s Fair Market Determination”), and (B) Tenant shall submit to each of the Initial Appraisers, in a sealed envelope, a written statement setting forth Tenant’s good-faith determination of the Fair Market Rent for the Renewal Term which shall not be less than Tenant’s Determination previously provided under Section 10.02(c) above (such sealed written determination of Tenant being herein called “Tenant’s Fair Market Determination”) (Landlord’s Fair Market Determination and Tenant’s Fair Market Determination are herein collectively called the “Fair Market Determinations”). Neither of the Fair Market Determinations shall be opened except as and when hereinafter expressly provided. If either Landlord or Tenant shall fail to submit its Fair Market Determination in accordance with the provisions of this Section 10.02(e)(ii), then the party which made a Fair Market Determination may notify the other party of such failure (which notice shall refer specifically to this Section 10.02(e)(ii)), and if, in such event, the other party does not, within a period of seven (7) days after its receipt of such notice, submit its Fair Market Determination, then the only Fair Market Determination which was made in accordance with this Section 10.02(e)(ii) shall promptly thereafter be opened by the Initial Appraisers, and the Fair Market Rent at issue shall be such Fair Market Determination, which Fair Market Determination shall be conclusive and binding upon both Landlord and Tenant.

(iii) If both Landlord and Tenant submit their respective Fair Market Determinations in accordance with the provisions of Section 10.02(e)(ii) above, then the Initial Appraisers shall arrange a meeting (herein called the “Initial Appraiser Meeting”) to be held at the Building office (or at such other place as is mutually agreeable to the Initial Appraisers and located in the Borough of Manhattan) during Business Hours within fifteen (15) days after the receipt by both Initial Appraisers of each of the Fair Market Determinations for the purpose of opening the Fair Market Determinations. Landlord and Tenant shall have not less than fifteen (15) days notice of the date, time and location of the Initial Appraiser Meeting and shall have the right to have its representatives present thereat. At the Initial Appraiser Meeting, (A) the Fair Market Determinations shall be opened by each of the Initial Appraisers and copies thereof shall be distributed to Landlord and Tenant, and (B) thereafter, each of Landlord and Tenant may submit to the Initial Appraisers such written evidence in support of its Fair Market Determination as it deems appropriate.

(iv) Within twenty (20) days after the Initial Appraiser Meeting, each of the Initial Appraisers shall independently select the Fair Market Determination (either the Landlord’s Fair Market Determination or the Tenant’s Fair Market Determination) which, in his or her opinion, more accurately reflects the Fair Market Rent at issue, and shall notify Landlord, Tenant and the other Initial Appraiser of such selection in writing. If the two Initial Appraisers concur in such selection, then the Fair Market Rent at issue shall be as set forth in the selected Fair Market Determination, which Fair Market Determination shall be conclusive and binding upon both Landlord and Tenant.

(v) If the Initial Appraisers do not concur in such selection, then the two Initial Appraisers, within ten (10) days after the end of such 20-day period, shall jointly appoint a mutually agreeable third appraiser who shall be impartial (herein called the “Third Appraiser”). If the Initial Appraisers fail to agree upon and appoint the Third Appraiser within such 10-day period, then either Landlord or Tenant may request that the AAA appoint the Third Appraiser within twenty (20) days after such request, and both parties shall be bound by any appointment so made within such 20-day period. If the Third Appraiser shall not have been appointed within such 20-day period, then either Landlord or Tenant may apply to any court having jurisdiction to make such appointment.

(vi) The Third Appraiser shall subscribe and swear to an oath to fairly and impartially select the Fair Market Determination which, in his opinion, more accurately reflects the Fair Market Rent at issue. The Third Appraiser shall conduct such hearings as he deems appropriate. Within twenty (20) days after the Third Appraiser has been appointed, the Third Appraiser shall select the Fair Market Determination (i.e., either Landlord’s Fair Market Determination or Tenant’s Fair Market Determination) which, in his opinion, more accurately reflects the Fair Market Rent at issue, and shall notify Landlord, Tenant and each of the Initial Appraisers of such selection in writing. The Fair Market Rent shall be as set forth in the Fair Market Determination selected by the Third Appraiser, which Fair Market Determination shall be conclusive and binding upon both Landlord and Tenant.

(vii) In connection with any appraisal conducted pursuant to this Section 10.02(e), Landlord, if required pursuant to the terms of any mortgage affecting Landlord’s interest in any portion of the Building, may serve a copy of such notice on the holder of each mortgage, and allow such mortgagee the right to participate in such appraisal. Such right of participation shall include, without limitation, (A) the right to be represented by counsel, (B) submit evidence and (C) argument, but all submissions, designations, elections and other actions shall be made or taken by Landlord.

(viii) The fees and expenses of any such appraisal shall be borne by the parties equally, but each party shall bear the expense of the Initial Appraiser appointed by it and its attorneys and experts as well as any expenses of presenting its own proof.

(ix) Landlord and Tenant shall each have the right to submit such data and memoranda to each of the appraisers in support of their respective positions as they may deem necessary or appropriate.

(x) Each appraiser shall be a real estate broker having at least ten (10) years’ experience in leasing or valuation of properties which are similar in character to the Building.

(xi) It is expressly understood, and each appraiser shall acknowledge and agree, that any determination of the Fair Market Rent for the Renewal Term shall be based solely on the definition thereof as set forth in Section 10.02(b) and such data and memoranda submitted pursuant to Section 10.02(e)(ix). The appraisers shall not have the power to add to, modify or change any such definitions or any other provisions of this Lease, and the jurisdiction of the appraisers is accordingly limited. The appraisers shall not be entitled to select any Fair Market Rent other than Landlord’s Fair Market Determination or Tenant’s Fair Market Determination.

ARTICLE 11.

RIGHT OF FIRST OFFER; ADDITIONAL SPACE

11.01. Right of First Offer. (a) As used herein:

“Available” means, as to any Eligible Offer Space, that such Eligible Offer Space is vacant and free of any present or future possessory right now or hereafter existing in favor of any third party; provided that Landlord shall have the unconditional right from time-to-time to extend or renew the lease of any tenant for any Eligible Offer Space (whether or not any such extension or renewal right existed in such tenant’s lease).

“Offer Period” means the period commencing on the Commencement Date to and including the date that is five (5) years prior to the Expiration Date (taking into account any Renewal Option theretofore exercised), but excluding any period that Tenant is deemed to have waived the right to lease any Eligible Offer Space pursuant to this Section 11.01.

“Offer Space Fair Market Rent” means, with respect to the applicable Offer Space, the fixed annual rent that a willing lessee would pay and a willing lessor would accept for such Offer Space, taking into account all relevant factors.

“Eligible Offer Space” means any rentable space on the 22nd floor of the Building.

(b) Provided (i) this Lease shall not have been terminated, (ii) Tenant shall not be in monetary or material non-monetary default under this Lease beyond any applicable notice and cure period and (iii) Tenant (including any permitted Desk Space User and Affiliates of Tenant) shall occupy seventy-five (75%) percent or more of the Premises, if at any time during the Offer Period any Eligible Offer Space either becomes, or Landlord reasonably anticipates that within the next twelve (12) months (but not later than the last day of the Offer Period) any Eligible Offer Space will become (based on the lease expiration dates of any of the tenants in the Eligible Offer Space or otherwise), Available, Landlord shall give to Tenant notice (an “Offer Notice”) thereof, specifying (A) the Eligible Offer Space which is Available or which Landlord so reasonably anticipates will become Available (the “Offer Space”), (B) Landlord’s determination of the Offer Space Fair Market Rent (“Landlord’s Offer Space Determination”), (C) the date or estimated date that the Offer Space has or shall become Available (the “Offer Space Scheduled Date”), and (D) such other matters as Landlord may deem appropriate for such Offer Notice.

(c) Provided that on the date that Tenant exercises the Offer Space Option and on the Offer Space Inclusion Date (i) this Lease shall not have been terminated, (ii) Tenant shall not be in monetary or material non-monetary default under this Lease beyond any applicable notice and cure period, (iii) Tenant (including permitted any Desk Space User and Affiliates of Tenant) shall occupy seventy-five (75%) percent or more of the Premises and (iv) if the Offer Space Scheduled Date is on or after the expiration of the Offer Period, Tenant has exercised, or simultaneously with the delivery of the Offer Acceptance Notice Tenant properly exercises, the Renewal Option in accordance with the provisions of Article 10, Tenant shall have the option (the “Offer Space Option”), exercisable by notice (an “Offer Acceptance Notice”) given to Landlord on or before the date that is ten (10) days after the giving of the Offer Notice, to include all (but not less than all) of the Offer Space in the Premises. Time shall be of the essence with respect to said ten (10) day period and the failure or refusal of Tenant for any reason whatsoever to deliver to Landlord the Offer Acceptance Notice in the time and manner herein prescribed shall be deemed an irrevocable waiver of the Offer Space Option with respect to such Offer Space, whereupon the right to lease such Offer Space pursuant to this Section 11.01 shall lapse and be of no further force or effect.

(d) (i) If Tenant timely delivers the Offer Acceptance Notice, then, on the date on which Landlord delivers vacant possession of the Offer Space to Tenant (the “Offer Space Inclusion Date”), the Offer Space shall become part of the Premises, upon all of the terms and conditions set forth in this Lease, except (A) the Fixed Rent shall be increased by the amount of the Offer Space Fair Market Rent; (B) the term of this Lease with respect to the Offer Space shall be as set forth in Section 1.05(d)(ii) below; (C) Tenant’s Tax Share with respect to the Offer Space shall be the percentage set forth in the Offer Notice and the Base Tax Amount with respect to the Offer Space shall be revised to reflect the amounts (or years) set forth in the Offer Notice; (D) Tenant’s Operating Share with respect to the Offer Space shall be the percentage set forth in the Offer Notice and the Base Operating Amount with respect to the Offer Space shall be the amounts (or years) set forth in the Offer Notice; (E) unless otherwise set forth in the Offer Notice, Landlord shall not be required to perform Landlord’s Work or any other work, pay Landlord Contribution or any other amount, or render any services to make the Building or the Offer Space ready for Tenant’s use or occupancy, and Tenant shall accept the Offer Space in its “as is” condition on the Offer Space Inclusion Date; and (F) as may be otherwise set forth in the Offer Notice.

(ii) The term of this Lease with respect to the Offer Space shall be as set forth in the Offer Notice, provided that (x) in the event ten (10) years or more shall remain in the Term as of the Offer Space Inclusion Date (including any renewal options exercised by Tenant pursuant to Article 10 previously or simultaneously with the exercise of such Offer Space Option), and (y) Tenant shall have notified Landlord in Tenant’s Offer Space Notice that Tenant desires to have the term of this Lease with respect to the Offer Space be coterminous with the Term, then the term of this Lease with respect to the Offer Space shall be coterminous with the term of this Lease with respect to the Premises regardless of the term set forth in the Offer Notice.

(e) Within ten (10) days after Tenant’s receipt of the Offer Notice, if Tenant is exercising its right to include the Offer Space in the Premises pursuant to this Section 11.01, Tenant shall notify Landlord (“Tenant’s Offer Space Notice”), whether Tenant accepts or disputes Landlord’s Offer Space Determination, and if Tenant disputes Landlord’s Offer Space Determination, Tenant’s Notice shall set forth Tenant’s determination of the Offer Space Fair Market Rent. Any dispute between Landlord and Tenant as to the Offer Space Fair Market Rent, if not resolved between the parties within twenty (20) days after the giving of Tenant’s Offer Space Notice, shall be settled in accordance with the provisions of Section 10.02(e) applied mutatis mutandis to the determination of the Offer Space Fair Market Rent. If Tenant fails to give Tenant’s Offer Space Notice within such ten (10) day period, if Tenant is exercising its right to include the Offer Space in the Premises pursuant to this Section 11.01, Tenant shall be deemed to have accepted Landlord’s Offer Space Determination.

(f) If Tenant shall dispute Landlord’s Offer Space Determination and if the final determination of the Offer Space Fair Market Rent shall not be made on or before the Offer Space Inclusion Date, then, pending such final determination, Tenant shall pay, as Fixed Rent for the Offer Space, an amount equal to Landlord’s Offer Space Determination. If, based upon the final determination of Offer Space Fair Market Rent, the Fixed Rent payments made by Tenant for the Offer Space were greater than the Offer Space Fair Market Rent, Landlord shall credit the amount of such excess against future installments of Fixed Rent and/or Additional Charges payable by Tenant.

(g) If Landlord is unable to deliver possession of the Offer Space to Tenant for any reason on or before the Offer Space Scheduled Date, the Offer Space Inclusion Date shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and the validity of this Lease and the obligations of Tenant hereunder, including, without limitation, any obligation of Tenant hereunder to lease the Offer Space, shall not be impaired nor shall the Term be extended by reason thereof. Landlord shall use reasonable efforts to deliver possession of the Offer Space to Tenant on or before the Offer Space Scheduled Date, including, to the extent advisable in Landlord’s business judgment, the institution and prosecution of holdover or other appropriate proceedings against any occupant of the Offer Space. This Section 11.01(g) constitutes “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

(h) Promptly after the occurrence of the Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Offer Space in the

Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Offer Space in the Premises in accordance with this Section 11.01.

(i) If Tenant shall fail to timely give the Offer Acceptance Notice with respect to an Offer Notice, then, except as otherwise provided in this Section 11.01(i), (A) Tenant shall be deemed to have irrevocably waived the Offer Space Option with respect to such Offer Space, (B) Landlord shall have no further obligation to offer any portion of such Offer Space to Tenant, and (C) Landlord may lease such Offer Space to any third party upon such terms as Landlord shall determine. Notwithstanding the foregoing provisions of this Section 11.01(i), if Tenant shall fail to timely give the Offer Acceptance Notice with respect to an Offer Notice or Tenant waives its right to the Offer Space Option, and (x) Landlord does not lease at least fifty (50%) percent of RSF comprising the Offer Space in question to any third party within nine (9) months after the last date on which Tenant was entitled to give an Offer Acceptance Notice with respect to such Offer Space or (y) the Net Effective Rent which Landlord is willing to accept from a third party for the Offer Space is less than ninety-two and one-half (92.5%) percent of the Net Effective Rent provided for by the terms in such Offer Notice, then the Offer Space Option with respect to the Eligible Offer Space (or any portion remaining in the case of clause (x)) contained in the applicable Offer Notice shall again be in force and effect. Tenant shall, upon demand by Landlord, execute an instrument confirming Tenant’s waiver of, and extinguishing, the Offer Space Option with respect to any Eligible Offer Space for which Tenant fails timely to give an Offer Acceptance Notice, but the failure by Tenant to execute any such instrument shall not affect the provisions of this Section 11.01(i). “Net Effective Rent” means (i) the net present value of the aggregate of all the fixed rent payable under the lease described in the Offer Notice or on the lease terms (the “Comparison Terms”) being offered to such third party (solely to the extent the same is allocable to the Offer Space and the term covered by the Offer Acceptance Notice, as the case may be), discounted (using a discount rate equal to the Prime Rate and calculated on a monthly basis) from the date such payment would have been made under the lease described in the Offer Notice or the Comparison Terms, as applicable, after deducting from such fixed rent (ii) the net present value of all inducements (such as, by way of example only, the amount of all out-of-pocket work allowances, work letters, rent abatements or other incentives or concessions to be paid or granted by Landlord as an inducement to enter into the applicable lease solely to the extent the same is allocable to the Offer Space and the term covered by the Offer Acceptance Notice), discounted (using a discount rate equal to the Prime Rate and calculated on a monthly basis) from the date that such inducements were to have been given under the lease described in the Offer Notice or the Comparison Terms, as applicable.

(j) The rights granted under this Section 11.01 shall be personal to Tenant Named Herein.

11.02. Additional Space. (a) Effective as of the Additional Space Inclusion Date, the remaining 9,926 RSF on the 21st floor of the Building (not already included in the 21st Floor Premises), which is shown as “Suite B” on the hatched floor plan attached hereto as Exhibit M (the “Additional Space”), shall become part of the Premises, without any further act on the part of Landlord or Tenant and upon all of the terms and conditions of this Lease, except that, from and after the Additional Space Inclusion Date:

(i) Fixed Rent shall be increased by the then applicable Fixed Rent set forth in Section 2.02 above multiplied by the RSF contained in the Additional Space;

(ii) Tenant’s Tax Share shall be increased by 1.34%;

(iii) Tenant’s Operating Share shall be increased by 1.38%;

(iv) Tenant shall be entitled to an abatement of the Fixed Rent, Tax Payments and Operating Payments payable with respect to the Additional Space, which abatement shall commence on the Additional Space Inclusion Date for a period of time equal to the product of (A) three hundred (300) days multiplied by (B) a fraction, the numerator of which is the number of full calendar months from the Additional Space Inclusion Date to the Expiration Date, and the denominator of which is the number of full calendar months from the Commencement Date to the Expiration Date (such fraction, the “Additional Space Factor”);

(v) Landlord’s Contribution for Tenant’s Initial Alterations to the Additional Space shall be in an amount equal to the product of (A) Fifty ($50.00) Dollars per RSF of the Additional Space multiplied by (B) the Additional Space Factor; it being agreed that such reimbursement of Landlord’s Contribution for Tenant’s Initial Alterations to the Additional Space will be made in accordance with the provisions of Article 12 below, applied mutatis mutandis; and

(vi) Landlord shall not be required to perform Landlord’s Work or any other work, or pay any amounts other than Landlord’s Contribution for Tenant’s Initial Alterations to the Additional Space as described in Section 11.02(a)(iv) above, or render any services to make the Building or the Additional Space ready for Tenant’s use or occupancy, and Tenant shall accept the Additional Space in its “as is” condition on the Additional Space Inclusion Date.

(b) The “Additional Space Inclusion Date” shall be a date between the forty-eighth (48th) and sixtieth (60th) months after the Occupancy Date (the “Additional Space Anticipated Inclusion Date”), as determined by Landlord, in its sole discretion; provided, that Landlord shall provide at least Minimum Prior Notice (the “Additional Space Inclusion Notice”) of the Additional Space Anticipated Inclusion Date. If on the Additional Space Anticipated Inclusion Date there is a holdover tenancy in all or any part of the Additional Space, then the Additional Space Inclusion Date shall be the date that Landlord delivers vacant possession of the Additional Space to Tenant. Landlord shall use reasonable efforts to deliver possession of the Additional Space to Tenant on or before the Additional Space Anticipated Inclusion Date, including, to the extent advisable in Landlord’s business judgment, the institution and prosecution of holdover or other appropriate proceedings against any occupant of the Additional Space. If Landlord is unable to deliver possession of the Additional Space to Tenant for any reason on or before the Additional Space Anticipated Inclusion Date, Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired. This Section 11.02(b) constitutes “an express provision to the contrary” within the meaning of said Section 223(a) of the New York Real Property Law and any other law of like import now or hereafter in effect. “Minimum Prior Notice” means prior notice of (i) ninety (90) days, if the Additional Space Anticipated Inclusion Date is scheduled to occur between the forty-eighth (48th) and fifty-

fourth (54th) months after the Occupancy Date, or (ii) thirty (30) days, if the Additional Space Anticipated Inclusion Date is scheduled to occur between the fifty-fifth (55th) and sixtieth (60th) months after the Occupancy Date. “Occupancy Date” means the earlier to occur of (x) September 1, 2008 or (y) the date Tenant first occupies any portion of the Premises for the conduct of its business.

(c) Promptly after the occurrence of the Additional Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Additional Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Additional Space in the Premises in accordance with this Section 11.02.

(d) The rights granted under this Section 11.02 shall be personal to Tenant Named Herein.

ARTICLE 12.

LANDLORD CONTRIBUTION

12.01. Landlord Contribution. (a) Landlord shall reimburse Tenant for a portion of the cost of Tenant’s Initial Alterations in an amount (the “Landlord Contribution”) equal to the lesser of (A) Four Million Four Hundred Seventy-Seven Thousand Nine Hundred Fifty and 00/100 Dollars ($4,477,950.00) and (B) the actual hard costs and soft costs for Tenant’s Initial Alterations, upon the following terms and conditions:

(i) The cost of Tenant’s Initial Alterations (as reasonably estimated by a licensed general contractor, licensed professional engineer or registered architect, selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) shall be paid by Landlord and Tenant, pro-rata, with Landlord paying the proportion which the amount of the Landlord Contribution bears to the cost of Tenant’s Initial Alterations and Tenant paying the balance, until such time as Landlord has contributed an amount equal to the Landlord Contribution with respect to Tenant’s Initial Alterations. The Landlord Contribution shall be payable to Tenant in installments as Tenant’s Initial Alterations progress, but in no event more frequently than monthly.

(ii) Prior to the payment of any installment, Tenant shall deliver to Landlord a request for disbursement which shall be accompanied by (A) paid invoices for Tenant’s Initial Alterations performed or incurred since the last disbursement of the Landlord Contribution, (B) a certificate signed by Tenant’s architect and an officer of Tenant certifying that such portion(s) of Tenant’s Initial Alterations and services represented by the aforesaid invoices have been substantially completed substantially in accordance with the plans and specifications therefor approved by Landlord, and (C) partial lien waivers by architects, contractors, subcontractors and all materialmen for all such work and services. Landlord shall be permitted to retain from the portion of each disbursement required to be paid from the Landlord Contribution an amount equal to ten (10%) percent of such portion of the amount requested to be disbursed by Tenant. The aggregate amount of the retainages shall be paid by Landlord to

Tenant upon the completion of all of Tenant’s Initial Alterations and upon receipt from Tenant of (x) a certificate signed by Tenant’s architect and an officer of Tenant certifying that all of Tenant’s Initial Alterations have been completed substantially in accordance with the plans and specifications therefor approved by Landlord, (y) all New York City Building Department (the “Building Department”) sign-offs and inspection certificates and any permits required to be issued by the Building Department or any other governmental entities having jurisdiction thereover, and (z) a general release and final lien waivers from all contractors and subcontractors performing Tenant’s Initial Alterations, which general release shall expressly release Landlord and Tenant from all liability for any of Tenant’s Initial Alterations. Each installment of the Landlord Contribution shall be made to Tenant within thirty (30) days next following the delivery to Landlord of the documentation described above (the “Documentation”), provided that the Documentation is submitted to Landlord on or before the tenth (10th) day of a month, and in the event the Documentation is submitted at any time after the tenth (10th) day of any given month, Landlord’s payment shall be made on or before the end of the month following the month in which Tenant submits the Documentation.

(iii) Tenant is not then in default in the payment of any Rent, and no material non-monetary default under this Lease shall have occurred and be continuing beyond any applicable notice and/or cure period; provided that, so long as this Lease shall then be in full force and effect, Tenant shall be entitled to and Landlord shall reimburse Tenant for any such portion of the Landlord Contribution after such default and all other defaults are cured by Tenant.

(b) “Tenant’s Initial Alterations” means the installation of fixtures, improvements and appurtenances attached to or built into the Premises to ready the Premises for Tenant’s initial occupancy thereof, and Tenant’s relocation to the Premises, including, without limitation, furniture, moveable equipment, architectural and engineering fees and mill work.

(c) The right to receive reimbursement for the cost of Tenant’s Initial Alterations as set forth in this Section 12.01 shall be for the exclusive benefit of the Tenant Named Herein, it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity. Further, the right of Tenant Named Herein to receive reimbursement for the cost of Tenant’s Initial Alterations as set forth in this Section 12.01 shall commence on the Commencement Date and end on the third (3rd) anniversary of the Commencement Date; it being agreed that any portion of the Landlord Contribution not requisitioned in accordance with the terms hereof by such third (3rd) anniversary shall be deemed waived.

(d) If (i) Tenant notifies Landlord in writing that Tenant believes that Landlord has failed to make any payment under this Section 12.01 when due and (ii) Landlord does not within thirty (30) days of its receipt of such notice pay the same in full, then Tenant shall have the right to submit such determination to expedited arbitration in accordance with Section 9.09(b), and, provided that it is determined that Landlord failed to pay all or any portion of the Landlord’s Contribution to Tenant in accordance with the terms of this Section 12.01, Tenant shall have the right to offset the unpaid amount, together with interest at the Interest Rate, from the date initially due until the date paid or recovered by credit, against the next installment of Rent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

Landlord:	BROADWAY 340 MADISON OPERATOR LLC

	By:	/s/ Jason P. Semmel
	Name:	Jason P. Semmel
	Title:	Authorized Signatory

Tenant:	NATIONAL FINANCIAL PARTNERS CORP.

	By:	/s/ Mark Biderman
	Name:	Mark Biderman
	Title:	Executive Vice President and Chief Financial Officer

Tenant’s Federal Tax I.D. No.: 13-4029115

[Signature Page]

EXHIBIT A

DESCRIPTION OF LAND

[Omitted]

EXHIBIT B

FLOOR PLANS OF PREMISES

[Omitted]

EXHIBIT C

LANDLORD’S WORK

[Omitted]

EXHIBIT D

HVAC SPECIFICATIONS

[Omitted]

EXHIBIT E

BUILDING SERVICE CHARGE RATES

[Omitted]

EXHIBIT F

CLEANING SPECIFICATIONS

[Omitted]

EXHIBIT G

SECURITY SPECIFICATIONS

[Omitted]

EXHIBIT H

ALTERATION RULES AND REGULATIONS

[Omitted]

EXHIBIT I

BUILDING RULES AND REGULATIONS

[Omitted]

EXHIBIT J

APPROVED CONTRACTORS

[Omitted]

EXHIBIT K

EXTERIOR SIGNAGE

[Omitted]

EXHIBIT L

GENERATOR SPECIFICATIONS

[Omitted]

EXHIBIT M

FLOOR PLAN OF THE ADDITIONAL SPACE

[Omitted]